 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2001
                                                     REGISTRATION NO. 333-60754
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                    ----------------------------------------


                                 AMENDMENT NO. 2


                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                    ----------------------------------------

                            ONCURE TECHNOLOGIES CORP.
           (NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

            FLORIDA                               8011                             59-3191053
(State or other jurisdiction of       (Primary Standard Industrial       (I.R.S. Employer Identification
incorporation or organization)         Classification Code Number)                   Number)

                             700 YGNACIO VALLEY ROAD
                                    SUITE 300
                             WALNUT CREEK, CA 94596
                                 (925) 279-2273

                   (Address, including zip code, and telephone
             number, including area code, of Registrant's principal
                               executive offices)

                               JEFFREY A. GOFFMAN
                             CHIEF EXECUTIVE OFFICER
                            ONCURE TECHNOLOGIES CORP.
                             700 YGNACIO VALLEY ROAD
                                    SUITE 300
                             WALNUT CREEK, CA 94596
                                 (925) 279-2273

       (Name, address, including zip code, and telephone number, including area code, of agent for service)
                     ---------------------------------------

     Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            SCOTT M. ZIMMERMAN, ESQ.
                      SWIDLER BERLIN SHEREFF FRIEDMAN, LLP
                              THE CHRYSLER BUILDING
                              405 LEXINGTON AVENUE
                               NEW YORK, NY 10174
                                 (212) 973-0111
                    ----------------------------------------

         Approximate date of proposed sale to the public: From time to time after the effective date of this Registration Statement as the selling stockholders may decide.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


==========================================================================================================================
                         CALCULATION OF REGISTRATION FEE
==========================================================================================================================
                                                          Proposed Maximum      Proposed Maximum
Title of Each Class of               Amount to be        Offering Price Per    Aggregate Offering         Amount of
Securities to be Registered         Registered (1)             Share                  Price            Registration Fee
Common stock,
$.001 par value per share,
issuable upon conversion of
preferred stock                   10,805,549 shares         $__________            $__________            $5,111.98

==========================================================================================================================


         (1) Includes shares of common stock issuable upon conversion of the Series C Cumulative Accelerating Redeemable Preferred Stock, Series D Cumulative Accelerating Redeemable Preferred Stock, Series E Cumulative Accelerating Redeemable Preferred Stock and certain options.


         In accordance with Rule 416 under the Securities Act of 1933, as amended, there are also registered such additional shares of common stock that may become issuable as a result of dividends, stock splits or similar transactions, or pursuant to the anti-dilution provisions of the Series C Cumulative Accelerating Redeemable Preferred Stock, the Series D Cumulative Accelerating Redeemable Preferred Stock and the Series E Cumulative Accelerating Redeemable Preferred Stock.


         The price is estimated in accordance with Rule 457 under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and represents the average of the high and low prices of the common stock on May 8, 2001 (which was $1.34).


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT SPECIFICALLY STATING THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


PRELIMINARY PROSPECTUS




                 SUBJECT TO COMPLETION, DATED SEPTEMBER 13, 2001


                            ONCURE TECHNOLOGIES CORP.


                        10,805,549 SHARES OF COMMON STOCK



         We are furnishing this prospectus, as appropriately amended or supplemented, to you to allow the selling stockholders named on page 53 of this prospectus to sell 10,805,549 shares of our common stock.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "ONCU." On September 7, 2001, the closing sale price per share of our common stock was $ .33.

















YOU ARE URGED TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS


SUMMARY...........................................................................................................3

THE OFFERING......................................................................................................4

SUMMARY FINANCIAL DATA............................................................................................5

RISK FACTORS......................................................................................................6

USE OF PROCEEDS..................................................................................................13

CAPITALIZATION...................................................................................................13

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.........................................................14

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING  AND FINANCIAL DISCLOSURE............................14

SELECTED CONSOLIDATED FINANCIAL DATA.............................................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS............................16

BUSINESS.........................................................................................................24

PROPERTY.........................................................................................................38

LEGAL PROCEEDINGS................................................................................................39

MANAGEMENT.......................................................................................................40

PRINCIPAL STOCKHOLDERS...........................................................................................48

RELATED PARTY TRANSACTIONS.......................................................................................51

DESCRIPTION OF CAPITAL STOCK.....................................................................................53

SELLING STOCKHOLDERS.............................................................................................56

PLAN OF DISTRIBUTION.............................................................................................59

LEGAL MATTERS....................................................................................................60

EXPERTS..........................................................................................................60

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION.............................................................60

WHERE YOU CAN FIND MORE INFORMATION..............................................................................60

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS.......................................................................61

                           FORWARD-LOOKING STATEMENTS


Statements in this Registration Statement that are not historical facts constitute "forward-looking statements." Any statements contained herein which are not historical facts or which contain the words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "should," and similar expressions are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions, including, but not limited to, the risk that the Company may not be able to implement its growth strategy in the intended manner, including the ability to identify, finance, complete and integrate acquisitions and joint venture opportunities, the ability to successfully restructure under-performing facilities, risks regarding currently unforeseen competitive pressures and risks affecting the Company's industry, such as increased regulatory compliance and changes in regulatory requirements, changes in payor reimbursement levels and the development of additional alternative treatment modalities and technological changes. In addition, the Company's business, operations and financial condition are subject to the risks, uncertainties and assumptions which are described in the Company's reports and statements filed from time to time with the Securities and Exchange Commission. Should one or more of those risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein.


                                     SUMMARY

         The information below is only a summary of more detailed information included in other sections of this prospectus. The other information is important, so please read this entire prospectus carefully.


                            ONCURE TECHNOLOGIES CORP.
                                EXECUTIVE SUMMARY

OUR BUSINESS

         We operate and manage thirteen (13) radiation cancer treatment centers. Our centers are designed and equipped to provide diagnostic and treatment programs to cancer patients on an outpatient basis. We own and operate our facilities. We do not own physician practices nor do we maintain any control over the provision of medical services at our facilities. We do, however, service our facilities by providing billing, collection and management information services using our proprietary ROSCOE(TM), ARIS(TM) and MOSCOE(TM) software systems. We also provide administrative, accounting, non-physician personnel and purchasing services.

         Our centers provide radiation therapy on an outpatient basis. Radiation therapy is the use of radiation energy to cure cancer by destroying cancer cells. When curing the cancer is not possible, radiation therapy is used to eliminate pain, avoid hemorrhage, prevent bone fractures and other symptoms associated with cancer that has spread throughout the body. Radiation therapy treatment is performed on a linear accelerator, which uses high-energy photons and/or electrons to destroy the tumor with minimal effect on the area surrounding the tumor.

OUR MARKET


         The demand for radiation therapy services in the United States is large and growing. Cancer is the second leading cause of death in the United States and is responsible for one out of every four deaths in the United States. According to the American Cancer Society, approximately 8,900,000 Americans with a history of cancer were alive in 1997 and approximately 1,268,000 new cancer cases will be diagnosed in the year 2001.


OUR CORPORATE HISTORY

         We incorporated in Florida in June 1993. Prior to December 5, 2000, we had limited assets and no operations or revenues. Our only objective during this time was to acquire the assets or shares of an entity actively engaged in a business that generated revenues. On December 5, 2000, we entered into an agreement with U.S. Cancer Care, a private company seeking the perceived advantages of combining with a public company. Through our agreement with U.S. Cancer Care, the stockholders of U.S. Cancer Care acquired 83.08% of our common stock. U.S. Cancer Care's operations now represent our sole business.

OUR STRATEGY

         Our goal is to become a leading network provider of radiation therapy services in the United States. To achieve our goal, our strategy is to:

o form joint venture outpatient facilities by affiliating with reputable oncology groups that provide radiation cancer care and medical cancer care or by affiliating with major hospital and payor networks;

o provide quality radiation therapy services to large geographical areas through a centralized cancer are facility and smaller satellite facilities;

o        acquire outpatient radiation cancer treatment centers; and

o expand patient volume by increasing and improving marketing efforts, entering into managed care contracts, and offering new state-of-the-art technologies.


                                  THE OFFERING


Common stock offered by OnCure Technologies Corp.            None
Common stock offered by selling stockholders                 10,805,549 shares
Common stock to be outstanding after this offering           18,593,221 shares
Use of proceeds                                              We will not receive any part of the proceeds from the
                                                             sales of these shares of common stock
OTC Trading Symbol                                           ONCU

                             SUMMARY FINANCIAL DATA

         The following summary financial information is derived from and should be read together with our financial statements and the related notes included elsewhere in this prospectus. Please also read Use of Proceeds, Capitalization and Management's Discussion and Analysis of Financial Condition and Results of Operations.


----------------------------------------------------------------------------------------------------------------------------
                                                                       Pro Forma
                                                                      As Adjusted        Historical          Historical
                                        Historical                    [Unaudited]        [Unaudited]        [Unaudited]
----------------------------------------------------------------------------------------------------------------------------
                                                                                         SIX MONTHS          SIX MONTHS
                             YEAR ENDED           YEAR ENDED          YEAR ENDED            ENDED              ENDED
                          DECEMBER 31, 1999    DECEMBER 31, 2000   DECEMBER 31, 2000    JUNE 30, 2000      JUNE 30, 2001
----------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
----------------------------------------------------------------------------------------------------------------------------
Total Revenue            $      16,775,693    $      20,008,954    $      21,110,036  $       9,930,723  $      11,524,749
----------------------------------------------------------------------------------------------------------------------------
Net Income (Loss)        $       (916,727)    $     (1,276,051)    $     (1,396,713)  $          50,511  $       (347,525)
----------------------------------------------------------------------------------------------------------------------------
Preferred Stock
Dividends                $       1,562,018    $       1,133,007    $       1,433,007  $         566,504  $         437,500
----------------------------------------------------------------------------------------------------------------------------
Net (Loss) Available
to Common Stock
Shareholders             $     (2,478,745)    $     (2,409,058)    $     (2,829,720)  $       (515,993)  $       (785,025)
----------------------------------------------------------------------------------------------------------------------------
Basic and Diluted
(Loss) Per Common Stock  $          (0.31)    $          (0.30)    $           (.30)  $           (.06)  $           (.09)
----------------------------------------------------------------------------------------------------------------------------
Weighted Average
Shares Outstanding -
Basic and Diluted                8,024,816            8,024,816            9,374,816          8,024,816          8,770,694
----------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
                            JUNE 30, 2001
                             [UNAUDITED]       DECEMBER 31, 2000
----------------------------------------------------------------------------------------------------------------------------
BALANCE SHEET DATA:
----------------------------------------------------------------------------------------------------------------------------
Cash and Cash
Equivalents              $        1,223,420   $           50,696
----------------------------------------------------------------------------------------------------------------------------
Working Capital
(Deficit)                $      (1,767,506)   $      (5,975,407)
----------------------------------------------------------------------------------------------------------------------------
Total Assets             $       39,993,187   $       36,658,798
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities        $       22,460,461   $       25,533,797
----------------------------------------------------------------------------------------------------------------------------
Accumulated Deficit      $      (5,045,654)   $      (4,548,129)
----------------------------------------------------------------------------------------------------------------------------
Stockholders' Equity     $       6,494,977    $        1,292,472
----------------------------------------------------------------------------------------------------------------------------


The pro forma statement of operations data gives effect to these transactions as if they occurred beginning January 1, 2000:

o The completion of $5,500,000 of institutional funding and debt restructuring in January 2001 through the issuance of $4,000,000 of Series E Preferred Stock and $1,500,000 secured debt financing.

o The acquisition of the Florida Radiation Oncology Group--Beaches in exchange for 1,000 shares of the Company's Series D Preferred Stock valued at $2,500,000 in January 2001.

                                  RISK FACTORS

         Any investment in our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In this case, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

WE HAVE A HISTORY OF LOSSES WHICH MAY REOCCUR.


         We have had a history of losses, working capital deficiency and net capital deficiency. For the years ended December 31, 2000 and December 31, 1999, we incurred net losses of $1,276,051 and $916,727, respectively. Recently, we were able to improve our working capital position, from a deficit of approximately $6.0 million at December 31, 2000 to a deficit of approximately $1.8 million at June 30, 2001, by restructuring our debt and equity. However, we cannot guarantee that we will be able to achieve a profit for the year ending December 31, 2001 or for any year thereafter. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."


WE MAY NOT HAVE ENOUGH CASH TO SUPPORT OUR LIQUIDITY REQUIREMENTS.

         Our primary source of liquidity has historically been cash flow from our operating activities. Currently, we believe that cash to be provided by our operating activities will enable us to meet the anticipated cash requirements of our operations for the next twelve months. However, certain of our stockholders (i.e., Akiva Merchant Group, Inc., CRC Partners Ltd. and Howard Kaufman) have the right to require us to purchase an aggregate of 445,000 shares of their common shares at $2.00 per share. This right is exercisable for a six-month period, commencing on December 1, 2001 and ending on June 1, 2002. If we were required to purchase a substantial amount of these shares, we may have to secure additional financing to do so. There is no assurance that such additional financing will be available on satisfactory terms. In addition, we may be subject to unforeseen or unknown liabilities that may arise in connection with our operations which may adversely affect our ability to meet our liquidity requirements.

OUR GROWTH STRATEGY REQUIRES SUBSTANTIAL CAPITAL WHICH WE MAY NOT BE ABLE TO OBTAIN.


         Although we intend to fund a portion of the purchase price of our acquisitions and new developments through the issuance of equity securities, we must raise funds to pay the cash component of future acquisitions. We anticipate that the cash component of future acquisitions will be 50% to 75% of the purchase price. However, depending upon the fair market value of our common stock, this ratio may change.

         While we will attempt to obtain sufficient additional financing to pay for the cash component, there can be no assurance that we will be able to do so on favorable terms, if at all. Our ability to obtain additional financing will be dependent, in large part, on our management's efforts. If we are unable to secure additional financing in the future, our ability to pursue our growth strategy and our results of operations will be materially adversely effected.


THE ISSUANCE OF OUR EQUITY SECURITIES TO FUND FUTURE ACQUISITIONS OR OTHER RELATED CAPITAL EXPENDITURES MAY HAVE A MATERIAL ADVERSE EFFECT ON THE VALUE OF OUR COMMON STOCK.

         If we raise additional funds by issuing equity securities, the market price of our common stock could decline. In addition, the newly-issued equity securities may have rights superior to the rights of our common stock.


         Our authorized capital stock consists of 100,000,000 shares of common stock and 1,000,000 shares of preferred stock. We have 80,708,114 shares of common stock, and 997,000 shares of preferred stock, available for future issuances.


WE WILL NOT BE ABLE TO IMPLEMENT OUR GROWTH STRATEGY IF WE ARE UNABLE TO ACQUIRE AND DEVELOP NEW RADIATION THERAPY CENTERS.

         We plan to grow through the acquisition and development of radiation therapy centers. Identifying appropriate radiation therapy centers and radiation and medical oncology groups and proposing and negotiating acquisitions of such centers with such physician groups can be a lengthy, complex and expensive process.

Depending on the size, structure and type of acquisition, it generally takes six to twelve months to complete an acquisition and may cost us approximately $50,000 to $150,000 in legal and accounting fees.

         There can be no assurance that we will be able to identify and acquire acceptable acquisition candidates or establish relationships with additional radiation and medical oncology groups on terms favorable to us or in a time frame that will fulfill our anticipated expansion plans. If acceptable financing is unavailable, we may not be able to complete our planned acquisitions and new developments and implement our growth strategy. The failure to complete acquisitions and implement our growth strategy may have a material adverse effect on our financial performance.

WE ARE SUBJECT TO THE RISKS ASSOCIATED WITH ACQUISITIONS OF RADIATION CANCER TREATMENT CENTERS.

         The acquisition and integration of new radiation therapy centers involves risk. The integration of acquired centers may result in a decrease in revenues for the following reasons, among others:

         o we may need to divert more management resources to the integration of an acquired center than planned, which may adversely affect our ability to provide our management services efficiently or our ability to pursue other more profitable activities;

         o we may not be able to eliminate certain costs as anticipated in selecting an acquisition candidate; and

         o one or more of our acquisition candidates may have adverse operating issues that we failed to discover through our diligence prior to the acquisition.

Consequently, our growth strategy may not improve our business, financial condition or results of operation in the short-term or long-term.

OUR INABILITY TO RETAIN KEY PERSONNEL AND ATTRACT EXPERIENCED PERSONNEL COULD ADVERSELY AFFECT OUR OPERATIONS.


         We are dependent upon the ability and experience of our executive officers and other key management personnel for our current management, the successful management of our anticipated growth and the implementation of our business model. The loss of the services of one or more of our key personnel, in particular Jeffrey A. Goffman (our Chief Executive Officer), or the inability to attract and retain additional key personnel in the future, could have a material adverse effect on our business, including our plans for future development. Competition for experienced personnel in our field of operation is intense, and we compete for qualified personnel with numerous other employers, many of whom have greater resources than we do and are financially stronger than us. We cannot guarantee that we will be successful in attracting or retaining qualified personnel.

         If we were to lose the services of Jeffrey A. Goffman, our ability to expand our business may be seriously compromised. Mr. Goffman has been instrumental in the operation of our business and in formulating our business plan. We do not maintain key person insurance on Mr. Goffman.

         We recently lost the services of our Chief Informational Officer, Douglas McBride and our Chief Operating Officer, Richard W. Padelford. The loss of Mr. McBride may affect our ability to advance our proprietary software systems. The loss of Richard W. Padelford may affect our ability to adapt to changes in the healthcare industry.


IF WE FAIL TO COMPLY WITH EXTENSIVE LAWS AND REGULATIONS, WE COULD SUFFER PENALTIES OR BE REQUIRED TO MAKE SIGNIFICANT CHANGES TO OUR OPERATIONS.

         The healthcare industry is highly regulated at the federal and state levels. In the past two years, we incurred costs in excess of $180,000 on permits, licenses and administrative costs to maintain compliance with federal and state laws. We believe that our business is, and will continue to be, in material compliance with all applicable laws. However, no assurance exists that a review of our business by courts or by healthcare, tax, labor or other regulatory authorities will not result in determinations that may adversely affect our operations or that the healthcare regulatory environment will not change so as to restrict our current operations or potential expansion.

         A federal statute (the "federal anti-kickback statute") prohibits the offer or payment of remuneration, or the solicitation or receipt of remuneration, to induce either (i) the referral of an individual for the furnishing of any item or service reimbursement in whole or in part by Medicare or certain state healthcare programs (including Medicaid), or (ii) purchasing, ordering or recommending the purchasing or ordering of any such item or service. Both criminal and civil penalties can be imposed for violations of the federal anti-kickback statute, including exclusion from participation in the Medicare and Medicaid programs. The Office of Inspector General of the United States Department of Health and Human Services and law enforcement authorities are increasingly scrutinizing arrangements between healthcare providers and referring physicians to ensure that those arrangements do not violate the federal anti-kickback statute by constituting impermissible payments for referrals. In addition, a number of states have adopted legislation that expands the reach of the anti-kickback prohibition to patients not covered by Medicare or Medicaid programs. We believe that the business arrangements we contemplate entering, both with radiation therapy centers, affiliated oncologists and other potential sources of referrals, will not violate federal or state anti-kickback statutes. Nevertheless, given the breadth of these statutes, the narrow applicability of the federal "safe harbor" regulations, and recent Officer Inspector General and judicial decisions which have applied the federal anti-kickback statute broadly to reach the marketing and other business development activities of non-providers, there can be no assurance that our activities will not be challenged by regulatory authorities or that our position will prevail if challenged.

         Another federal statute (the "Stark Law") prohibits a physician who has a financial relationship with an entity from referring Medicare and Medicaid patients to that entity for the provision of certain "designated health services" including radiation therapy, outpatient prescription drugs (including chemotherapy), radiology and clinical laboratory services. In conjunction with our affiliated practices, our centers currently provide and will continue to provide designated health services within the meaning of the Stark Law. For this reason it is necessary for our operations to qualify for an exception to the Stark Law prohibitions. Likewise, various states have adopted laws prohibiting or limiting physician self-referral. Such state laws generally are not limited to services provided to patients covered under Medicare, Medicaid and other governmental health programs but rather apply to services provided to all patients. Such state laws may vary from the Stark Law and from each other. Depending on the scope of various state laws, it may be necessary for us to qualify for an exception to these self-referral laws as well. While we believe that our operations qualify for exceptions to the Stark Law and the state self-referral laws where we operate, in light of the ambiguity of these statutory provisions and implementing regulations, there can be no assurance that our activities will not be challenged by state or federal regulatory authorities or that our position will prevail if challenged.

         The laws of many states prohibit business corporations such as us from practicing medicine, exercising control over medical treatment decisions or engaging in certain financial arrangements with physicians, such as fee-splitting. These laws and their interpretations vary from state to state and are enforced by regulatory authorities with broad discretion. We will not employ physicians to practice medicine, represent to the public that we offer medical services or control the practice of medicine through ownership of our radiation therapy centers or any management services rendered. Accordingly, we believe that we will not be in violation of applicable state laws prohibiting treatment or other medical decision making. However, because the laws governing the corporate practice of medicine and fee-splitting vary from state to state, expansion of our operations to a state with strict corporate practice of medicine laws may require us to modify our operations with respect to one or more radiation therapy centers, which may have adverse consequences on us. Further, there can be no assurance that our arrangements will not be successfully challenged as constituting the unauthorized practice of medicine or that certain provisions of our agreements will be found to be unenforceable under state laws.

         Various other state and federal healthcare laws may also affect our operations and our ability to expand the number of centers that we operate. For example, some states continue to enforce certificate of need laws that may affect our ability to expand and facility licensure laws that may affect the costs of constructing and operating new centers. In addition, various state and federal authorities (including the Nuclear Regulatory Authority and comparable state authorities) regulate the use of radioactive sources, such as those used in brachytherapy. The Occupational Health and Safety Administration and other state authorities regulate the disposal of hazardous wastes. We believe that we are in compliance with all federal and state laws and regulations relating to the operation of our centers; however, there can be no assurance that our operations will not be successfully challenged under such laws and regulations or that we will prevail if our operations are so challenged.

         Recent statutory changes affecting the Medicare and Medicaid programs, including provisions enacted as part of the Balanced Budget Act of 1997 that are intended to reduce overall Medicare and Medicaid expenditures and that permit states greater flexibility in the administration of their Medicaid programs, may have a material adverse effect on our anticipated performance. Additionally, there can be no assurances that future federal or state healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have a material adverse effect on us.

REDUCTIONS IN THIRD PARTY REIMBURSEMENT MAY ADVERSELY AFFECT OUR NET REVENUES AND NET INCOME.

         Healthcare providers typically bill various third party payors, such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. These third party payors are increasingly negotiating the prices charged for medical services, pharmaceuticals and other supplies, with the goal of lowering reimbursement and utilization rates. Third party payors can also deny reimbursement for medical services, pharmaceuticals and other supplies if they determine that a treatment was not performed in accordance with treatment protocols established by such payors or for other reasons. In addition, we may also be adversely effected by changes in reimbursement policies of government private third-party payors, particularly to the extent that any such changes affect reimbursement for radiation therapy services. Insufficient revenue resulting from third party reimbursement reductions may also have a material adverse effect on us.

         Rates paid by nongovernmental insurers, including those which provide Medicare supplemental insurance, are based on established physician radiation therapy and hospital charges, and are generally higher than Medicare payment rates. Any decrease in the number of our patients covered by private insurance may adversely affect our net revenues and net income.


         Set forth below is the percentage of our revenues derived from Medicare/Medicaid, Private Insurance Plans and Managed Care Plans for the years 1999 and 2000 and for the six months ended June 30, 2001.



-------------------------------------------------------------------------------------------------
  SOURCE OF REVENUE          YEAR ENDED DECEMBER     YEAR ENDED DECEMBER     SIX MONTHS ENDED
                                   31, 1999               31, 2000             JUNE 30, 2001
-------------------------------------------------------------------------------------------------
Medicare/Medicaid                    49%                     52%                    52%
-------------------------------------------------------------------------------------------------
Private Insurance Plans              10%                     9%                     10%
-------------------------------------------------------------------------------------------------
Managed Care Plans                   34%                     31%                    31%
-------------------------------------------------------------------------------------------------
Other                                 7%                     8%                     7%
-------------------------------------------------------------------------------------------------


OUR SUCCESS WILL BE DETERMINED IN PART BY OUR ABILITY TO SUCCESSFULLY NEGOTIATE MANAGED CARE CONTRACTS.

         An estimated 165.4 million Americans are enrolled with managed care organizations. We believe that our success will, in part, be dependent upon our ability to negotiate contracts with health maintenance organizations, employer groups and other private third party payors. If we are able to negotiate an agreement with any of these parties, we will likely be required to accept a predetermined amount per patient, per month in exchange for providing all of the services covered by the agreement. This type of agreement provides us with the ability to predict our revenues but imposes risks upon us by making it difficult for us to predict our expenses. To the extent that patients or enrollees covered by these contracts require in the aggregate more frequent or extensive care than we anticipate then the revenues derived from these contracts may be insufficient to cover the cost of our services. As a result, our operating margins may be reduced, which will have a material adverse effect on the results of our operations.

IF WE BECOME SUBJECT TO PROFESSIONAL LIABILITY CLAIMS, WE COULD BE SUBJECT TO SUBSTANTIAL UNINSURED LIABILITIES.

         Because we deliver healthcare services to the public we are subject to the risk of professional liability claims. Claims of this nature, if successful, may result in damage awards to the claimants in excess of the limits of any applicable insurance coverage. Insurance against losses related to claims of this type can be expensive and vary widely from state to state. We have never been subject to such a claim, but if we do become subject to one it may have a material adverse effect on our business.

         We require our affiliated radiation oncologists to maintain liability insurance in usual and customary amounts and coverages. Currently, each of the radiation oncologists providing medical services at our facilities maintains a professional liability insurance policy which provides coverage in the amount of $1 million per occurrence and $3 million in the aggregate. We also maintain a professional liability insurance policy which provides coverage in the amount of $1 million per occurrence and $3 million in the aggregate.

LAWSUITS BROUGHT BY INDIVIDUALS UNDER THE FEDERAL FALSE CLAIM ACT MAY ADVERSELY AFFECT OUR BUSINESS.

         Under the "qui tam" or whistleblower provisions of the False Claims Act, private parties may bring actions on behalf of the federal government. Such private parties are entitled to share in any amounts recovered by the government through trial or settlement. Both direct enforcement activity by the government and whistleblower lawsuits have increased significantly in recent years and have increased the risk that a healthcare company like use will have to defend a false claims action, pay fines or be excluded from the Medicare and Medicaid programs as a result of an investigation resulting from a whistleblower case. Although we believe that our operations materially comply with both federal and state laws, we may nevertheless be the subject of a whistleblower lawsuit or may otherwise be challenged or scrutinized by governmental authorities. A determination that we have violated these laws could have a material adverse effect on us.

         Although we have never been subject to such a claim, we do maintain insurance which provides coverage for defense costs and, in the event that a judgment is entered against us, provides coverage in the amount of $1 million for claims of this nature.

WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY IN OUR CURRENT MARKET.

         Our business is highly competitive. Certain of our competitors, including US Oncology, Inc., Radiologix, Inc. and Universal Health Services, Inc., are larger, have financial resources substantially greater than ours, and have greater experience in providing radiation oncology services, which may give them advantages in negotiating acquisitions and responding quickly to new demands or new technology. We expect further competition as a result of ongoing cost-containment pressures, among other factors. We cannot guarantee that we will be able to compete effectively with our competitors. See "COMPETITION."

THE INABILITY OF OUR RADIATION ONCOLOGISTS TO ATTRACT PATIENT REFERRALS MAY HAVE A MATERIAL ADVERSE EFFECT ON US.


         Our success depends, in part, on the ability of our radiation oncologists to attract patient referrals from third party physicians that have no contractual obligation to refer patients to our radiation oncologists. The inability of our physicians to attract sufficient referrals, or the loss of a significant number of referring physicians, may have a material adverse effect on our financial condition and operating results.


PROVISIONS OF OUR ARTICLES OF INCORPORATION AND THE FLORIDA BUSINESS CORPORATION ACT COULD DISCOURAGE TAKEOVER ATTEMPTS THAT WE OPPOSE EVEN IF OUR STOCKHOLDERS MIGHT BENEFIT FROM A CHANGE OF CONTROL.

         Provisions in our articles of incorporation and in the Florida Business Corporation Act may make it difficult and expensive for a third party to pursue a takeover attempt that we oppose even if a change of control would be beneficial to the interests of our stockholders. Pursuant to our articles of incorporation, our board of directors has the authority to issue up to 1,000,000 shares of our preferred stock (of which 4,000 shares are currently outstanding) in one or more series and to fix the powers, preferences and rights of each series without approval of the holders of our common stock. The ability to issue preferred stock could discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our board of directors.


         The Florida Business Corporation Act restricts the voting rights of shares held by certain persons. If a person acquires shares which represent one-fifth (or more) of the voting power in the election of directors, the voting rights of such shares may be restricted. The ability to restrict the voting rights of shares also may discourage unsolicited acquisition proposals or make it more difficult for a third party to gain control of our board of directors.

OUR SUCCESS DEPENDS ON OUR ABILITY TO RECRUIT, TRAIN AND RETAIN RADIATION ONCOLOGISTS AND OTHER QUALIFIED HEALTHCARE PROFESSIONALS.

         Our success depends on our continuing ability to recruit, train and retain, or affiliate with, radiation oncologists, medical oncologists, physicists, therapists and other qualified healthcare professionals in new and existing markets. We face competition for such personnel from other healthcare providers, research and academic institutions, government entities and other organizations. The availability of such personnel is limited. We may not be successful in hiring or affiliating with and retaining our relationships with sufficient numbers of qualified healthcare professionals, or may experience delays from the need to train new personnel, which may have a material adverse effect on our future growth and operations.

         In particular, for the foreseeable future, our success is likely to depend upon the continued efforts of the radiation oncologists at each of our facilities. A decision by any of these individuals to terminate their services, reduce his or her involvement with us or compete with us may have a material adverse effect on our business, operating results and financial condition.

WE MAY NOT BE ABLE TO ENFORCE THE NON-COMPETITION COVENANTS OF OUR EMPLOYMENT AGREEMENTS.

         Our radiation oncologists are independent contractors. Each radiation oncologist enters into a medical service agreement with us, which provides that the radiation oncologists will not compete with us (or the professional corporations contracting with us) for a period of time after their agreement terminates. The enforcement of such non-compete covenants varies from state to state. In most states, a covenant not to compete will be enforced only to the extent that it is necessary to protect the legitimate business interest of the party seeking enforcement, that it does not unreasonably restrain the party against whom enforcement is sought, and that it is not contrary to the public interest. This determination is made based upon all the facts and circumstances of the specific case at the time enforcement is sought. For this reason, it is unclear whether a court will enforce such a covenant in a given situation. Because our success depends in substantial part on our ability to preserve the business of our radiation oncologists, a determination that these provisions will not be enforced may have an adverse effect on us.

TECHNOLOGICAL AND THERAPEUTIC CHANGES IN CANCER TREATMENT MAY MAKE OUR RADIATION THERAPY SERVICES OBSOLETE.

         The treatment of cancer patients is subject to potentially revolutionary change. Although radiation therapy equipment remains relatively free of technical obsolescence since the commercial introduction in the early 1970s of the linear accelerator (which produces radiation artificially, rather than by using the radiation emitted by natural cobalt isotopes), future technological developments may render our equipment obsolete. Significant costs may have to be incurred to replace or modify our existing equipment in which we have a substantial investment. In addition, advances in other cancer treatment methods, such as chemotherapy, surgery and immunotherapy, or in cancer prevention techniques, may reduce demand or eliminate the need for the radiation therapy services provided by us. The development and commercialization of new radiation therapy technology or advances in other cancer treatment or prevention methods may have a material adverse effect on our business, operating results and financial condition.

         Currently, we are not aware of any initiatives that will provide a revolutionary change to the treatment of cancer. Cancer is not a single disease, but is a collection of more than 350 separate diseases. We are involved with several initiatives that show great promise in revolutionizing the treatment of some forms of these diseases. Universities, pharmaceutical companies and linear accelerator manufacturers generally conduct these initiatives and we, along with our competitors, participate in clinical trials in conjunction with them.

DUE TO SEASONAL VARIATIONS IN THE POPULATION OF THE STATES OF FLORIDA AND TEXAS, THE OPERATING RESULTS OF OUR CENTERS IN THESE AREAS WILL FLUCTUATE SIGNIFICANTLY.

         Due to seasonal variations in population, each of our centers in Texas and Florida are subject to fluctuations in revenue. Population levels increase during the winter months in Florida and Texas and the demand for radiation therapy during these months also increases. As a result, we have historically experienced, and expect to continue to experience, quarterly fluctuations in net service revenues and net income, with higher amounts in the first and fourth quarters. We have fixed operating costs, which utilize approximately 65 to 70%of our net revenues, that cannot be reduced at times of lower demand. Fluctuations in seasonal demand for radiation therapy may, therefore, have a material adverse effect on our quarterly results.

"PENNY STOCK" REGULATIONS MAY IMPOSE CERTAIN RESTRICTIONS ON THE MARKETABILITY OF OUR STOCK, WHICH MAY AFFECT THE ABILITY OF THE HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.


         The SEC has adopted rules that impose disclosure requirements on transactions involving penny stocks. The term "penny stock" is generally defined to include any equity security that has a market price of less than $5.00 per share. Generally, under the penny stock rules, a broker (which is a licensed individual or firm which acts as an intermediary between a buyer and seller) selling penny stocks to anyone other than an individual with a net worth in excess of $1,000,000, or annual income exceeding $200,000 (or $300,000 together with his or her spouse), must determine if the investment in the penny stock is suitable for the purchaser. This determination must be made before the broker can recommend the penny stock to the purchaser. In addition, the broker must receive the purchaser's written consent before the penny stock can be sold. The penny stock rules also impose other requirements which may adversely affect the ability to sell shares of penny stock. Since our common stock is subject to the penny stock rules, the price and the liquidity of our common stock may be adversely affected.


THE PRICE OF OUR COMMON STOCK IS SUBJECT TO SIGNIFICANT VOLATILITY.

         Just as the stock of other healthcare providers has experienced price and volume fluctuations, the market price of our common stock may be volatile. In the past, securities class action litigation has often been instituted against a company following periods of volatility in the market price of their securities. If instituted against us, regardless of the outcome, litigation could result in substantial costs, diversion of our management's attention and resources, and a material adverse effect on our business.

         The market price of our common stock may fluctuate significantly in response to a number of factors, some of which are beyond our control, including:

             -   Quarterly variations in operating results;
             -   Changes in financial estimates by securities analysts;
             -   Changes in market valuations of comparable companies;
             - Announcements by us of significant contracts, acquisitions, strategic partnerships, joint ventures, or capital commitments;
             -   Loss of a major contract;
             -   Legislative and regulatory developments;
             -   Announcements by competitors;
             -   Trading volume;
             -   General market trends;
             -   Additions or departures of key personnel; and
             -   Sales of common stock.

ANTITRUST LAWS PROHIBITING US FROM ENTERING INTO CERTAIN MANAGEMENT AGREEMENTS COULD ADVERSELY AFFECT OUR OPERATIONS.

         We, along with the professional corporations we are affiliated with, are subject to a range of antitrust laws that prohibit anti-competitive conduct, including price fixing, concerted refusals to deal and divisions of markets. Among other things, these laws limit our ability to enter into management agreements with separate practice groups that compete with one another in the same geographic market. This restriction does not apply to professionals within the same practice group. In addition, these laws prevent acquisitions of business assets that will be integrated into existing professional associations if such acquisitions substantially lessen competition or tend to create a monopoly.

         We believe that we are in compliance with these laws, but there can be no assurance that a review of our business by regulatory authorities would not result in a determination that could adversely affect our operations.

                                 USE OF PROCEEDS

         We will not receive any part of the proceeds from the sales by the selling stockholders of the shares of common stock covered by this prospectus.


DIVIDEND POLICY


                  We have not declared or paid any cash dividends in the past and we do not anticipate paying any cash dividends for the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business. Any determination to pay dividends in the future will be dependent upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION


         The following table sets forth the capitalization of OnCure as of June 30, 2001. The table should be read in conjunction with our financial statements and the related notes, which are included elsewhere in this prospectus, as well as Management's Discussion and Analysis of Financial Conditions and Results of Operations.


                                                                    Actual
                                                                    ------
Demand Notes Payable to Stockholders                                $93,467

Lines of Credit                                                   3,383,262

Long-Term Debt                                                   15,707,647

Minority Interest                                                   273,913

Common Stock - Contingent, 970,668
Shares Issued and Outstanding                                     1,941,336

Redeemable Preferred Stock
2,000 Shares Issued and Outstanding                               8,822,500

Stockholders' Equity:
Preferred Stock, $.001 Par Value, 1,000,000
Shares Authorized, 2,000 Shares Issued and Outstanding
[Liquidation Preference of $14,000,000]                           6,500,000

Common Stock, $.001 Par Value, 100,000,000
Shares Authorized, 8,952,316 Shares Issued
and Outstanding                                                       8,953

Additional Paid-in Capital                                        5,088,028

Deferred Compensation                                               (56,350)

Accumulated Deficit                                              (5,045,654)
                                                            ---------------

Total Stockholders' Equity                                        6,494,977
                                                            ---------------

Total Capitalization                                        $    36,717,402
                                                            ===============

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         On February 15, 2001, a majority of our stockholders entitled to vote approved an amendment to our certificate of incorporation that changed our name from Worldwide Equipment, Inc. to OnCure Technologies Corp. Prior to the name change, our stock was traded on the OTC Bulletin Board under the symbol "WWEQ." Our common stock is now traded on the OTC Bulletin Board under the symbol "ONCU." The high and low closing sale prices of our common stock, as reported by the OTC, were as follows for the quarterly periods indicated below. The quotations below reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

                                               PRICE ($) PER SHARE
                                        ----------------------------------
                                            HIGH              LOW
                                        ----------------------------------
FISCAL 2000
First quarter                           0.325            0.015
Second quarter                          0.13             0.02
Third quarter                           0.03             0.009
Fourth quarter                          0.625            0.1562


FISCAL 1999
First quarter                           1.0625           0.3125
Second quarter                          0.38             0.10
Third quarter                           0.15             0.045
Fourth quarter                          0.0475           0.015


As of December 31, 2000, there were approximately 181 holders of record of our common stock.

           CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING
                            AND FINANCIAL DISCLOSURE

         On February 21, 2000, Mitchell Hymowitz, who at the time was the sole member of our board of directors, dismissed Moore Stephens, P.C. as our independent auditor and engaged Paritz & Company, P.A. The decision to dismiss Moore Stephens was based solely on a decision to reduce expenses. At the time, we had limited operations and did not want to incur the expense of a larger firm such as Moore Stephens. There were no disagreements with Moore Stephens on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. In addition, none of the audit reports provided by Moore Stephens contained an adverse opinion, or disclaimer of opinion, or was modified as to uncertainty, audit scope or accounting principles. A letter from Moore Stephens confirming the statements in this paragraph is filed as Exhibit
16.2 to this registration statement.

         On January 16, 2001, we dismissed Paritz & Company as our independent auditor and retained Moore Stephens to audit our financial statements for the year ended December 31, 2000. Our decision to dismiss Paritz & Company followed our reorganization with U.S. Cancer Care. As we had limited operations prior to the reorganization and the operations of our wholly owned subsidiary U.S. Cancer Care were significant, our board of directors felt that it was appropriate to engage U.S. Cancer Care's independent auditor, a larger accounting firm (i.e., Moore Stephens), as our new independent auditor.

         There were no disagreements with Paritz & Company. Paritz & Company's audit reports on our financial statements for the years ended August 31, 2000 and August 31, 1999 were included in our Annual Report on Form 10-KSB and in our Registration Statement on Form 10-SB which were respectively filed on December 12, 2000 and on June 13, 2000. Neither of these audit reports contained an adverse opinion or disclaimer of opinion, or were modified as to uncertainty, audit scope or accounting principles. A letter from Paritz & Company, P.A. confirming the statements in this paragraph was filed with the Commission as part of our current report on Form 8-K disclosing the change of accountants.

         Prior to our engagement of Moore Stephens, there were no consultations between us and Moore Stephens relating to disagreements with Paritz & Company, how accounting principles would be applied by Moore Stephens to a specific transaction or the type of opinion that Moore Stephens might render.

                      SELECTED CONSOLIDATED FINANCIAL DATA

         The following summary financial information is derived from and should be read together with our financial statements and the related notes included elsewhere in this prospectus. Please also read Use of Proceeds, Capitalization and Management's Discussion and Analysis of Financial Condition and Results of Operations.


     ----------------------------------------------------------------------------------------------------------------------------
                                                                            Pro Forma
                                                                           As Adjusted        Historical          Historical
                                             Historical                    [Unaudited]        [Unaudited]        [Unaudited]
     ----------------------------------------------------------------------------------------------------------------------------
                                                                                              SIX MONTHS          SIX MONTHS
                                  YEAR ENDED           YEAR ENDED          YEAR ENDED            ENDED              ENDED
                               DECEMBER 31, 1999    DECEMBER 31, 2000   DECEMBER 31, 2000    JUNE 30, 2000      JUNE 30, 2001
     ----------------------------------------------------------------------------------------------------------------------------
     STATEMENT OF OPERATIONS DATA
     ----------------------------------------------------------------------------------------------------------------------------
     Total Revenue            $      16,775,693     $     20,008,954    $      21,110,036  $       9,930,723  $      11,524,749
     ----------------------------------------------------------------------------------------------------------------------------
     Net Income (Loss)        $       (916,727)    $     (1,276,051)    $     (1,396,713)  $          50,511  $       (347,525)
     ----------------------------------------------------------------------------------------------------------------------------
     Preferred Stock
     Dividends                $       1,562,018    $       1,133,007    $       1,433,007  $         566,504  $         437,500
     ----------------------------------------------------------------------------------------------------------------------------
     Net (Loss) Available
     to Common Stock
     Shareholders             $     (2,478,745)    $     (2,409,058)    $     (2,829,720)  $       (515,993)  $       (785,025)
     ----------------------------------------------------------------------------------------------------------------------------
     Basic and Diluted
     (Loss) Per Common Stock  $          (0.31)    $          (0.30)    $           (.30)  $           (.06)  $           (.09)
     ----------------------------------------------------------------------------------------------------------------------------
     Weighted Average
     Shares Outstanding -
     Basic and Diluted                8,024,816            8,024,816            9,374,816          8,024,816          8,770,694
     ----------------------------------------------------------------------------------------------------------------------------

     ----------------------------------------------------------------------------------------------------------------------------
                                 JUNE 30, 2001
                                  [UNAUDITED]       DECEMBER 31, 2000
     ----------------------------------------------------------------------------------------------------------------------------
     BALANCE SHEET DATA:
     ----------------------------------------------------------------------------------------------------------------------------
     Cash and Cash
     Equivalents              $        1,223,420   $           50,696
     ----------------------------------------------------------------------------------------------------------------------------
     Working Capital
     (Deficit)                $      (1,767,506)   $      (5,975,407)
     ----------------------------------------------------------------------------------------------------------------------------
     Total Assets             $       39,993,187   $       36,658,798
     ----------------------------------------------------------------------------------------------------------------------------
     Total Liabilities        $       22,460,461   $       25,533,797
     ----------------------------------------------------------------------------------------------------------------------------
     Accumulated Deficit      $      (5,045,654)   $      (4,548,129)
     ----------------------------------------------------------------------------------------------------------------------------
     Stockholders' Equity     $       6,494,977    $        1,292,472
     ----------------------------------------------------------------------------------------------------------------------------


The pro forma statement of operations data gives effect to these transactions as if they occurred beginning January 1, 2000:

o The completion of $5,500,000 of institutional funding and debt restructuring in January 2001 through the issuance of $4,000,000 of Series E Preferred Stock and $1,500,000 secured debt financing.

o The acquisition of the Florida Radiation Oncology Group--Beaches in exchange for 1,000 shares of the Company's Series D Preferred Stock valued at $2,500,000 in January 2001.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


RECENT DEVELOPMENTS

         Prior to December 5, 2000, we had limited assets and no operations or revenues. Our only objective during this time was to acquire the assets or shares of an entity actively engaged in a business that generated revenues. On December 5, 2000, we entered into an agreement with U.S. Cancer Care, Inc., a private company seeking the perceived advantages of combining with a public company, whereby we acquired all of its:

o issued and outstanding common stock, in exchange for 6,666,942 shares of our common stock (representing 83.08% of our outstanding common shares);

o series A preferred stock in exchange for 1000 shares of our Series B Cumulative Accelerating Redeemable Preferred Stock ("Series B Preferred Stock"); and

o series B preferred stock in exchange for 1000 shares of our Series C Preferred Stock.

         On January 17, 2001, the final stage of our reorganization with U.S. Cancer Care was completed when we:

o acquired our fifth outpatient facility in Jacksonville, Florida in exchange for 1,000 shares of our Series D Preferred Stock; and

o received $4 million in exchange for 1,000 shares of our Series E Preferred Stock.


RESULTS OF OPERATIONS


         As we did not conduct substantive operations prior to the reorganization, the following discussion reflects the results of operations of our wholly owned subsidiary U.S. Cancer Care (which now represents our sole business).

SIX MONTHS ENDED JUNE 30, 2001 AS COMPARED TO SIX MONTHS ENDED JUNE 30, 2000


Revenues


         Our revenues for the six months ended June 30, 2001 totaled $11.5 million. As compared to the same period of the preceding year, our revenues increased by $1.6 million (or 16.1%).

         A majority of our revenues come from one source, patient services. Our net patient service revenues for the six months ended June 30, 2001 totaled approximately $11.2 million. As compared to the six months ended June 30, 2000, this was an increase of $1.5 million (or 15.5%). This increase is attributable to the realization of net patient service revenues of: (i) $483,204 at our St. Teresa Cancer Comprehensive Center, which was opened in June 2000; (ii) $676,199 by our mobile scanner, which was placed in service in November 2000; (iii) $599,708 at our Florida Cancer Center-Beaches, which was acquired in January 2001; and (iv) $328,027 at our Hayward Center. This increase in net patient service revenue was partially offset by a decrease in net revenue at the Wells Center of $878,320.

         Our revenues for the six months ended June 30, 2001 from all other sources totaled $293,515. As compared to the six months ended June 30, 2000, our revenues from all other sources increased by $91,042 (or 45.0%). This increase is attributable to our receipt of management fees pursuant to the partnership agreement that we entered into with Lucas Medical Systems, Inc. in November 2000. Through this agreement, we provide mobile services to two hospitals and our centers in Jacksonville, Florida. We have an 80% ownership interest in the partnership.

Operating Expenses


         Our operating expenses totaled $10.4 million for the six months ended June 30, 2001. As compared to the same period of the preceding year, our operating expenses increased by $1.7 million (or 19.8%).

         Our operating expenses consist primarily of: (i) salary and benefits;
(ii) medical supplies and services; (iii) general and administrative expenses; and (iv) depreciation and amortization. Set forth on the chart below is the percentage of our revenues consumed by each of our operating expenses.

                                          PERCENTAGE OF OUR    PERCENTAGE OF OUR
EXPENSES                                  2001 REVENUES        2000 REVENUES
--------                                  -------------        -------------

1.  Salary and benefits                   28%                  28%
2.  Medical supplies and services         22%                  22%
3.  General and administrative expense    29%                  27%
4.  Depreciation and amortization         12%                  11%


         Our expenses for salaries and benefits totaled $3.3 million for the six months ended June 30, 2001. As compared to the six months ended June 30, 2000, our expenses for salaries and benefits increased by $462,155 (or 16.6%). This increase is attributable to an increase in expenses for salaries and benefits in the amount of: (i) $164,436 at our St. Teresa Cancer Comprehensive Center (which was opened in June 2000); (ii) $77,252 from our mobile scanner (which was put in service in November 2000); (iii) $58,390 at our Florida Cancer Center-Beaches (which was acquired in January 2001); and (iv) $158,633 at our cancer center in Modesto. The increase in expenses also reflects an overall increase in the cost of labor associated with the shortage of therapists and physicists.

         Our expenses for medical supplies and services totaled $2.5 million for the six months ended June 30, 2001. As compared to the six months ended June 30, 2000, our expenses for medical supplies and services increased by $395,339 (or 18.5%). This increase is attributable to an increase in expenses for medical supplies and services in the amount of: (i) $170,577 at our St. Teresa Cancer Comprehensive Center; (ii) $173,233 from our mobile scanner; and (iii) $156,367 at our Florida Cancer Center-Beaches. The cost of medical supplies and services decreased by $187,944 at the Wells Center due to the decrease in net patient service revenue.

         Our general and administrative expenses totaled $3.4 million for the six months ended June 30, 2001. As compared to the six months ended June 30, 2000, our general and administrative expenses increased by $697,770 (or 26.2%). This increase is attributable to an increase in expenses of: (i) $165,479 for rent; (ii) $99,308 for repairs and maintenance; and (iii) $78,341 for utilities at our newly acquired facilities. The costs for temporary professional staff and professional fees also increased by $234,900 and $203,165, respectively, over the same period as a year ago.

         We recorded a net benefit of $121,434, for the six months ended June 30, 2001, relating to stock options granted to two directors. A benefit of $380,134 was recorded to recognize the variable compensation expense for options re-priced at exercise prices below fair market value. The benefit occurred due to the decrease in the fair market value of the Company's common stock from December 31, 2000 to the time of exercising the options. An expense of $258,700 was recorded to recognize the compensation expense for options granted in January 2001 at exercise prices below fair market value.

         Our operating expenses for depreciation and amortization totaled $1.4 million for the six months ended June 30, 2001. As compared to the six months ended June 30, 2000, this was an increase of $289,144 (or 26.6 %). This increase is attributable to an increase in depreciation and amortization expenses in the amount of: (i) $68,759 at our St. Teresa Cancer Comprehensive Center; (ii) $109,440 from our mobile scanner; and (iii) $88,712 at our Florida Cancer Center-Beaches.


Income from Operations


         Income from operations totaled $1,118,597 for the six months ended June 30, 2001. As compared to the same period of the preceding year, income from operations decreased by $128,949 (or 10.3%). This decrease is primarily attributable to an increase in our expenses, losses in revenues due to our inability to treat patients caused by a labor shortage of therapists and physicists, and the loss of $251,373 experienced by our Calallen Regional Cancer Center. These factors were partially offset by the benefit of $121,434 from recognizing variable compensation expenses.

         As noted above, our Calallen Regional Cancer Center experienced a loss for the quarter ended June 30, 2001. We are negotiating the sale and/or financial restructuring of this center due its history of losses. Our restructuring plan for this center seeks to increase net patient service revenue by offering additional modalities of cancer treatment and to reduce operating expenditures and the cost of servicing the center's debt. When implemented, the restructuring plan should improve the financial performance of this center. At June 30, 2001, the assets of the Corpus Christi center totaled $ 5.0 million (principally consisting of property and equipment valued at $2.4 million and goodwill valued at $2.3 million).


Other Expenses


         Our net other expenses totaled $1,300,129 for the six months ended June 30, 2001. As compared to the same period of the preceding year, our net other expenses increased by $77,128 (or 6.3%).

         The largest portion of our net other expenses is interest expense. Our interest expense for the six months ended June 30, 2001 totaled $1,165,196. As compared to the six months ended June 30, 2000, this represents an increase of $42,318 (or 3.8%). This increase is attributable to an increase in the cost of newly borrowed funds.

         In addition, we recorded a finance cost of $178,000 for the six months ended June 30, 2001. This charge recognizes the cost of re-pricing common stock warrants issued to convertible debt holders at exercise prices below fair market value.


Net Loss


         We reported a loss of $347,525 for the six months ended June 30, 2001, compared to net profit of $50,511 for the six months ended June 30, 2000. The loss is attributable to: (i) the decrease in net patient service revenue at the Wells center; (ii) the labor shortage that has caused substantial under-utilization of treatment and a decrease in the number of patients receiving such treatment; (iii) increased compensation costs for permanent and temporary professional staff; and (iv) the loss experienced at the Calallen Regional Cancer Center.

Net Loss Attributable to Holders of Our Common Stock

         The net loss attributable to the holders of our common stock amounted to $785,025 or $ (.09) per common share for the six months ended June 30, 2001. The net loss attributable to our common stock reflects an additional $437,500 charge resulting from accrued cumulative preferred stock dividends of $287,500 and cash dividends paid for the six months ended June 30, 2001 of $150,000.


YEAR ENDED DECEMBER 31, 2000 AS COMPARED TO YEAR ENDED DECEMBER 31, 1999


Revenues


         Our revenues for the year ended December 31, 2000 totaled $20.0 million. As compared to the year before, our revenues increased by $3.2 million (or 19.3%).

         A majority of our revenues come from one source, patient services. Our net patient service revenues for the year ended December 31, 2000 totaled $19.8 million. As compared to 1999, this was an increase of $3.0 million (or 18.2%). The increase is attributable to the inclusion in the year 2000 of: (i) $350,374 of net patient service revenues earned by our Sonora Cancer Center; (ii) $1.8 million of net patient service revenues earned by our East Bay Regional Cancer Center; and (iii) $1.0 million of net patient service revenues earned by our St. Teresa Cancer Comprehensive Center, which was acquired by us in June 2000.


         Our revenues for the year ended December 31, 2000 from all other sources totaled $239,115. As compared to 1999, our revenues from all other sources increased by $195,055. This increase is attributable to our inclusion of management fees that we receive in accordance with our partnership agreement with Lucas Medical Systems, Inc. Through this agreement, we provide the services of our mobile scanner to two hospitals and our centers in Jacksonville. We entered into this partnership agreement in November 2000 and, in accordance with the terms of the agreement, we have an 80% ownership interest in the partnership.

Operating Expenses


         Our operating expenses for the year ended December 31, 2000 totaled $18.9 million. As compared to the year ended December 31, 1999, our operating expenses increased by $3.6 million (or 23.7%).


         Our operating expenses consist of: (i) salary and benefits; (ii) medical supplies and services; (iii) general and administrative expenses; and
(iv) depreciation and amortization. Set forth on the chart below is the percentage of our revenues consumed by certain of our operating expenses.

                                          PERCENTAGE OF OUR    PERCENTAGE OF OUR
EXPENSES                                  2000 REVENUES        1999 REVENUES
--------                                  -------------        -------------

1.  Salary and benefits                   27%                  31%
2.  Medical supplies and services         23%                  20%
3.  General and administrative expense    24%                  28%
4.  Depreciation and amortization         11%                  12%

         The salaries and benefits portion of our operating expenses totaled $5.6 million for the year ended December 31, 2000. As compared to 1999, our expenses for salaries and benefits increased by $0.4 million (or 7.7%). This increase is attributable to a $424,240 increase in expenses for salaries and benefits at our East Bay Regional Cancer Center and $198,135 increase at our St. Teresa Cancer Comprehensive Center.

         Our expenses for medical supplies and services totaled $4.8 million for the year ended December 31, 2000. As compared to 1999, our expenses for medical supplies and services increased by $1.4 million (or 41.1%). The increase is primarily due to the opening of centers in Hayward and Stockton, which incurred expenses for medical supplies and services of $530,429 and $227,586 respectively.

         Our general and administrative expenses totaled $4.9 million for the year ended December 31, 2000. As compared to 1999, our general and administrative expenses increased by $0.2 million (or 4.3%). This increase is attributable to cost reductions effectuated by us in 2000, including: (i) relocating our accounting office, (ii) closing one of our executive offices, and
(iii) combining administrative functions as a result of the reorganization.


         We recorded an expense of $1.4 million for the year ended December 31, 2000 to recognize the non-cash compensation expense relating to stock options granted to two directors at exercise prices below fair market value.


         Depreciation and amortization totaled $2.2 million for the year ended December 31, 2000. As compared to 1999, this was an increase of $0.2 million (or 10%) attributable to the acquisition of new equipment at our FL Cancer Center -Orange Park, FL Cancer Center -Palatka, St. Teresa Comprehensive Cancer Center and East Bay Regional Cancer Center.

Income from Operations


         The amount of income generated by our operations totaled $1.2 million. As compared to 1999, our income from operations decreased by $379,906 (or 24.8%). This decrease is attributable to the expense for non-cash compensation expenses, reduced by an increase in our revenues and a reduction in our general and administrative costs.


Other Expenses

         Our net other expenses totaled $2.5 million for the fiscal year ended December 31, 2000. As compared to 1999, our net other expenses increased by $0.3 million (or 13.6%).


         The largest portion of our net other expenses is interest expense. Our interest expense for the fiscal year ended December 31, 2000 totaled $2.2 million. As compared to 1999, this represents an increase of $0.2 million (or 10%) which is attributable to an increase in our average debt outstanding.


Income Tax Benefit


         We realized an income tax benefit of $0.4 million for the fiscal year ended December 31, 2000. We did this through an increase in our deferred tax asset arising from our ability to use certain net operating losses to offset deferred tax liabilities, as well as, future taxable income.

Net Loss Generally and Net Loss Attributable to Holders of Our Common Stock

         For the year ended December 31, 1999, we reported a net loss of $0.9 million. For the year ended December 31, 2000, we reported net loss of $1.3 million. This change in the results of our business operations is attributable to the expense for non-cash compensation expenses, reduced by an increase in our revenues and a reduction in our general and administrative costs.

         Net loss attributable to holders of our common stock amounted to $2.4 million or $.30 per common share for the year ended December 31, 2000. The net loss attributable to our common stock reflects an additional $1.1 million charge resulting from accrued cumulative preferred stock dividends of $575,000 and imputed non-cash preferred stock dividends of $558,007 arising from the amortization of discounts on preferred stock.

YEAR ENDED DECEMBER 31, 1999 AS COMPARED TO YEAR ENDED DECEMBER 31,1998


Revenues

         Our revenues for the year ended December 31, 1999 totaled $16.8 million. As compared to the year ended December 31, 1998, our revenues increased by $7.8 million (or 86.7%).

         Our net patient service revenues for the year ended December 31, 1999 totaled $16.7 million and our revenues from all other sources totaled $0.04 million. As compared to 1998, our net patient service revenues increased by $7.1 million (or 79.8%) and our revenues from all other sources increased by 0.7 million (or 700%). The increase is attributable to the inclusion of a full year of operations at each of our Florida centers, which collectively had revenues of $6.5 million; and nine (9) months of operations at our oncology center in Texas, which had revenues of $1.0 million. In 1998, due to acquisitions consummated during the year, we were only able to report revenues for seven (7) months of operations in Northern California and two (2) months of operations in Florida.

Operating Expenses

         Our operating expenses for the year ended December 31, 1999 totaled $15.2 million. As compared to the year before, our operating expenses increased by $6.1 million (or 67%).

         As noted above, our operating expenses consist of: (i) salary and benefits; (ii) medical supplies and services; (iii) general and administrative expenses; and (iv) depreciation and amortization. Set forth on the chart below is the percentage of our revenues consumed by certain of our operating expenses.


                                         PERCENTAGE OF OUR     PERCENTAGE OF OUR
EXPENSES                                 1999 REVENUES         1998 REVENUES
--------                                 -------------         -------------

1.  Salary and benefits                  31%                   34%
2.  Medical supplies and services        20%                   21%
3.  General and administrative expense   28%                   35%
4.  Depreciation and amortization        12%                   6%

         The salaries and benefits portion of our operating expenses totaled $5.2 million for the year ended December 31, 1999. As compared to 1998, our expenses for salaries and benefits increased by $2.1 million (or 67.7%). This increase is attributable to the inclusion of a full year of operations at each of our Florida centers, which collectively incurred expenses of $461,722 for salaries and benefits; and nine (9) months of operations at our oncology center in Texas, which incurred expenses of $237,791 for salaries and benefits. In addition, administrative expenses associated with salaries and benefits increased by an aggregate of $1,022,186.

         Our expenses for medical supplies and services totaled $3.4 million for the year ended December 31, 1999. As compared to 1998, our expenses for medical supplies and services increased by $1.5 million (or 78.9%). This increase is attributable to the inclusion of a full year of operations at each of our Florida centers, which collectively incurred expenses of $1.4 million for medical supplies and services; and nine (9) months of operations at our oncology center in Texas, which incurred expenses of $248,335 for this purpose.

         Our general and administrative expenses totaled $4.7 million in 1999, an increase of $1.5 million (or 46.9%) as compared to 1998. The increase in general and administrative expenses is attributable to the inclusion of a full year of operations at our centers in Florida and nine (9) months of operations at our oncology center in Texas.


         Depreciation and amortization totaled $2.0 million for the year ended December 31, 1999, an increase of $1.1 million (or 122.2%) from the year ended December 31, 1998. This increase is attributable to the acquisition of new equipment as well as a full year of operations in 1999.

Income from Operations

         The amount of income generated by our operations totaled $1.5 million. Our income from operations increased by $1.6 million as compared to our loss from operations of $0.1 million the year before. This increase is attributable to the inclusion of a full year of operations at our centers in Florida (which generated income of $1.1 million) and nine (9) months of operations at our oncology center in Texas (which generated income of $168,556).

Other Expenses

         Our net other expenses totaled $2.2 million for the fiscal year ended December 31, 1999. As compared to 1998, our net other expenses increased by $1.2 million (or 120%).

         The largest portion of our net other expenses is interest expense. Our interest expense for the fiscal year ended December 31, 1999 totaled $2.0 million. As compared to 1998, this represents an increase of $1.0 million (or 100%). This increase is attributable to an increase in our average debt outstanding, as well as, the inclusion of a full year of operations.

Net Income Generally and Net Income Attributable to Holders of Our Common Stock

         For the year ended December 31, 1998, we reported a net loss of $1.2 million. For the year ended December 31, 1999, we reported a net loss of $0.9 million. The decrease in net loss relates to the increase in our total revenues and our ability to manage operating expenses.

         Net loss attributable to holders of our common stock amounted to $(2.5 million) or $(.31) per common share for the year ended December 31, 1999. The net loss attributable to our common stock reflects an additional $1.6 million charge resulting from accrued cumulative preferred stock dividends of $460,000 and imputed non-cash preferred stock dividends of $1.1 million arising from the amortization of discounts on preferred stock.

LIQUIDITY AND CAPITAL RESOURCES

         In the past year, we have instituted a plan to reduce our outstanding debt and to improve our financial condition. As a result, we have undertaken various initiatives to raise cash, improve our cash flow and reduce our debt obligations.

         As part of our plan, on December 2000, we:


o converted $3,050,000 of promissory notes to 1,525,000 shares of our common stock (which the holders of an aggregate of 612,500 of these shares of our common stock have the right to require us to purchase their shares at $2.00 per share--as of August 1, 2001 we purchased 167,500 of the 612,500 shares of our common stock subject to this right); and


o converted redeemable common stock of U.S. Cancer Care with a value of $2.37 million to 790,000 shares of our common stock.

         In January 2001, we:

o received $4.0 million in exchange for 1,000 shares of our Series E Preferred Stock, which is convertible into our common stock at $1.30 per share;

o    received $1.5 million of secured debt from DVI Financial Services, Inc; and

o acquired our fifth outpatient facility in Jacksonville, Florida, valued at $2.5 million, in exchange for 1,000 shares of our Series D Preferred Stock, convertible into our common stock at $1.30 per share.

Indebtedness


     In the first six months of 2001, we reduced our term debt by $1.6 million. Our long-term debt at June 30, 2001 consisted of the following:

Notes payable, bearing interest at 8.8% to 12.35%, maturing between 2001 and 2019       $ 19,090,909
Notes payable to related parties, bearing interest at 9%, maturing 2006                       93,467
                                                                                        ------------
Total                                                                                     19,184,376

Less: Current Maturities                                                                   6,744,086
                                                                                        ------------

                                                                                        $ 12,440,290
                                                                                        ============

         We have entered into an agreement with DVI Financial Services, Inc. to provide us with a revolving line of credit, which expires each December 31st but is renewable each December 31st for a one-year term. The maximum amount available under this credit facility is $3,200,000, with advances limited to eighty-five percent (85%) of eligible accounts receivable. Borrowings under the line of credit bear interest at a rate that ranges between 2% to 2.25% over the prime lending rate. Our obligations under the credit facility are collateralized through a grant of a first security interest in the accounts receivable of several of our treatment centers. Our agreement with DVI Financial Services, Inc. contains customary affirmative and negative covenants. Borrowings under this credit facility are used to fund working capital needs and to fund the development of new centers. At June 30, 2001, we had approximately $2.4 million of borrowings under this credit facility.

         In addition, we entered into a secured loan agreement with Merrill Lynch Bank USA, which expires on March 20, 2006. The maximum amount available under this credit facility is $1,035,000. Borrowings under this line of credit bear interest at a rate which is 1.39% over the LIBOR Rate. Our obligations under this credit facility are collateralized by certain cash equivalent securities. Our agreement with Merrill Lynch does not contain any financial or other restrictive covenants. Borrowings under this credit facility will also be used to fund working capital needs and to fund the development of new centers. At June 30, 2001, we had approximately $1,025,000 of borrowings under this credit facility.

         During the quarter ended June 30, 2001 and the year ended December 31, 2000, we were in compliance with all covenant provisions of our credit agreements with DVI Financial Services and Merrill Lynch Bank USA.


Cash and Cash Equivalents


         As of June 30, 2001, we had: (i) cash and cash equivalents of approximately $1,223,420 (an increase of $ 1,289,692 from June 30, 2000); and
(ii) a working capital deficit of approximately $1.8 million (a decrease of approximately $3.0 million from June 30, 2000). For the years ended December 31, 1999 and 2000 we had: (i) cash and cash equivalents of approximately $25,000 and $51,000, respectively; and (ii) working capital deficits of $8.3 million and $6.0 million, respectively.

         For the six months ended June 30, 2001, net cash utilized by our operations totaled $33,808. Our net cash utilized consists of: (i) net loss of $347,525, and (ii) non-cash and operating asset and liability adjustments of $313,717. For the year ended December 31, 2000, net cash generated by our operations totaled $2.1 million. Our net cash consists of: (i) net loss of $1.3 million, and (ii) non-cash and operating asset and liability adjustments of $3.4 million.

         For the six months ended June 30, 2001, our investing activities utilized $284,770 of cash for the purchase of property and equipment. In addition, we invested $393,343 in our partnership with U.S. Cancer Management Corp. to build cancer treatment centers in a venture with Kaiser Permanente. Net cash generated from our financing activities amounted to $1,884,165. Net proceeds from short-term borrowing amounted to $781,704. Cash generated from our financing activities include: (i) $4,000,000 from the issuance of our Series E Preferred Stock; and (ii) $1,500,000 of secured debt from DVI Financial Services, Inc. We utilized approximately $4,256,000 of the cash generated from our financing activities for the payment of long-term debt, private placement costs and the payment of dividends on our Series D Preferred Stock. For the year ended December 31, 2000, our investing activities utilized $5.2 million of our cash, $4.9 million of which was used for the purchases of property and equipment. Net cash generated from our financing activities amounted to $3.1 million. This amount consists of $5.0 million in proceeds received from long-term debt compared to repayments of long-term debt of $2.4 million. Net proceeds from short-term borrowing amounted to $0.8 million.

         For the twelve months ending December 31, 2001, we expect that we will need approximately $2,000,000 to acquire or upgrade certain of our assets. Historically, we have financed these discretionary capital expenditures through the sale of equity securities and loans from third party lenders. For the period ended December 31, 2001, we plan to secure financing from third-party lenders to fund these discretionary capital expenditures. We do not intend on using our cash to fund these expenditures. While we will attempt to obtain sufficient financing, there can be no assurance that we will be able to do so on favorable terms, if at all. If such financing is not available, we will defer making these expenditures--which principally comprise of equipment upgrades or replacements.


         The continued growth of our business, including the acquisition or development of new facilities, will require substantial cash resources and will have an impact on our liquidity. We believe that cash to be provided by our operating activities will enable us to meet the anticipated cash requirements of our operations for the next twelve months. However, certain of our stockholders (i.e., Akiva Merchant Group, Inc., CRC Partners Ltd. and Howard Kaufman) have the right to require us to purchase an aggregate of 445,000 shares of their common shares at $2.00 per share. This right is exercisable for a six-month period, commencing on December 1, 2001 and ending on June 1, 2002. If we were required to purchase a substantial amount of these shares, we may have to secure additional financing to do so. There is no assurance that such additional financing will be available on satisfactory terms, if at all.

                                    BUSINESS
                                GENERAL OVERVIEW

         The Company was incorporated in June 1993 under the laws of the State of Florida. Prior to December 5, 2000, we did not conduct substantive business operations. On December 5, 2000, we entered into a Plan and Agreement of Reorganization whereby we acquired:

     o all of the issued and outstanding stock of U.S. Cancer Care, a Delaware corporation, in exchange for 6,666,942 shares of our common stock (representing 83.08% of our outstanding common shares);

     o all of the series A preferred stock of U.S. Cancer Care, in exchange for 1,000 shares of our Series B Preferred Stock; and

     o all of the series B preferred stock of U.S. Cancer Care, in exchange for 1,000 shares of our Series C Preferred Stock.

         The final stage of our reorganization with U.S. Cancer Care was completed on January 17, 2001, when we: (i) acquired our fifth outpatient facility in Jacksonville, Florida in exchange for 1,000 shares of our Series D Preferred Stock; and (ii) received $4 million in exchange for 1,000 shares of our Series E Preferred Stock.

         In connection with the reorganization, we changed our:

     o    name from Worldwide Equipment Corp. to OnCure Technologies Corp.;

     o principal offices from 599 Hartsdale Avenue, Suite 201, White Plains, NY 10607 to 700 Ygnacio Valley Road, Suite 300, Walnut Creek, CA 94596;

     o independent auditors from Paritz & Company, P.A. to Moore Stephens, P.C.; and

     o    fiscal year end from August 31 to December 31.

         U.S. Cancer Care was incorporated in May 1998 in the State of Delaware for the purpose of managing and operating outpatient radiation therapy cancer treatment centers. Through the reorganization, U.S. Cancer Care became our wholly owned subsidiary and its business became our sole business. Our management services include billing, collection and management information services using our proprietary ROSCOE(TM), ARIS(TM) and MOSCOE(TM) software systems. We also provide administrative, accounting, non-physician personnel and purchasing services. We are a facility owner/operator and do not own physician practices.

         Our goal is to become a leading network provider of radiation therapy services in the United States through strategic relationships, new center developments, prudent acquisitions and internal growth. The services we provide are predicated upon state-of-the-art proprietary information systems and the delivery of superior university level care in a cost efficient manner.

         Currently, we operate and manage thirteen (13) treatment facilities. Set forth on the charts below are the names and locations of each of our facilities and the approximate number of patients which could be treated at the facility on a daily basis.

         CALIFORNIA

--------------------------------------------------------------------------------
                    FACILITY               CAPACITY TO TREAT ON A DAILY BASIS
--------------------------------------------------------------------------------
EAST BAY REGIONAL CANCER CENTER                       400 patients
1034 A Street
Hayward, CA 94541
--------------------------------------------------------------------------------
ST. TERESA COMPREHENSIVE CANCER CENTER                400 patients
4722 Quail Lake Drive
Stockton, CA 95207
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
SONORA CANCER CENTER                                  400 patients
1 South Forest Road
Sonora, CA 95370
--------------------------------------------------------------------------------
TURLOCK REGIONAL CANCER CENTER                        400 patients
1051 East Tuolumne Road, Suite 103
Turlock, CA 95682
--------------------------------------------------------------------------------
VALLEY REGIONAL CANCER CENTER 1                       400 patients
1316 Nelson Avenue
Modesto, CA 95350
--------------------------------------------------------------------------------
VALLEY REGIONAL CANCER CENTER 2                       400 patients
1524 McHenry Ave.
Modesto, CA 95350
--------------------------------------------------------------------------------


         FLORIDA

--------------------------------------------------------------------------------
                    FACILITY               CAPACITY TO TREAT ON A DAILY BASIS
--------------------------------------------------------------------------------
FL CANCER CENTER -BEACHES                             250 patients
1375 Roberts Drive
Jacksonville Beach, FL 32250
--------------------------------------------------------------------------------
FL CANCER CENTER -ORANGE PARK                         250 patients
2161 Kingsley Ave.
Orange Park, FL 32073
--------------------------------------------------------------------------------
FL CANCER CENTER -PALATKA                             250 patients
600 Zeagler Drive
Palatka, FL 32178
--------------------------------------------------------------------------------
FL CANCER CENTER -ST. JOHNS                           250 patients
300 Healthpark Blvd., Suite 1008
St. Augustine, FL 32086
--------------------------------------------------------------------------------
FLORIDA CANCER CENTER -                               250 patients
      WELLS COMPLEX CLINIC
3599 University Blvd. S., Suite 1500
Jacksonville, FL 32216
--------------------------------------------------------------------------------
RADIATION ONCOLOGY CENTER OF BRADENTON                100 patients
6215 21st Ave. W., Suite B
Bradenton, FL 34209
--------------------------------------------------------------------------------

         TEXAS

--------------------------------------------------------------------------------
                    FACILITY                CAPACITY TO TREAT ON A DAILY BASIS
--------------------------------------------------------------------------------
CALALLEN REGIONAL CANCER CENTER                       50 patients
14120 F.M. 624
Corpus Christi, TX 78410
--------------------------------------------------------------------------------

         In addition to the thirteen (13) treatment facilities we operate and manage, we own a mobile scanner which performs Positron Emission Tomography. Positron Emission Tomography is a highly advanced nuclear medicine diagnostic study that involves the injection of radioactive isotopes into a patient to obtain images of the metabolic physiologic processes. The application of Positron Emission Tomography in the detection of cancer has become significant in the last year, as it is the first diagnostic procedure that can detect and monitor a patient's malignancies. Although Positron Emission Tomography has been in existence for over 25 years, only recently has the U.S. Department of Health and Human Services' Health Care Financing Administration approved the reimbursement of Positron Emission Tomography procedures performed for oncology patients. Our mobile Positron Emission Tomography scanner services all five of our facilities in the Jacksonville area and two large hospitals in Jacksonville and is the first of its kind to be licensed in the State of Florida. Currently, we are evaluating the feasibility of a Positron Emission Tomography network in Northern California.

         We also own two High Dose Rate Brachytherapy units. High Dose Rate Brachytherapy is a time tested and safe method to treat cancer by providing high doses of radiation directly to a tumor while sparing healthy tissue and surrounding organs. Our mobile High Dose Rate Brachytherapy unit services four of our centers in Northern California: East Bay Regional Cancer Center (Hayward), St. Teresa Comprehensive Cancer Center (Stockton), Valley Regional Cancer Center (Modesto) and Sonora Cancer Center (Sonora). Our other High Dose Rate Brachytherapy unit is located in our Radiation Oncology Center of Bradenton which is located in Bradenton, Florida.

         We also provide radiation oncology services to Kaiser Permanente members in Hayward and Stockton, California through a three-year agreement with The Permanente Medical Group, Inc. Kaiser Permanente is a not-for-profit group-practice health maintenance organization that has over three (3) million members in its enrollment in Northern California. Kaiser Permanente also operates forty-five (45) hospitals and clinics in Northern California.

CANCER AND ITS TREATMENT


         We believe that the market for radiation therapy services in the United States is large and growing. Cancer is the second leading cause of death in the United States and is responsible for one out of every four deaths in the United States. According to the American Cancer Society, nearly 15 million new cancer cases have been diagnosed since 1990 and approximately 1,268,000 new cancer cases will be diagnosed in the year 2001. In addition, the American Cancer Society states that the National Institutes of Health estimates that approximately $60 billion was spent for direct medical costs (the total of all health expenditures) related to cancer in the year 2000.


         Cancer consists of a group of more than 100 complex diseases characterized by the uncontrolled growth and spread of abnormal cells. Oncologists provide cancer care by utilizing the treatment modalities of chemotherapy, radiation therapy, surgery and immune-therapy. Radiation therapy involves the use of radiation energy to destroy cancer cells. We use radiation therapy to cure cancer by destroying cancer cells and, where curing the cancer is not possible, as a palliative treatment to eliminate pain, avoid hemorrhage, prevent pathological bone fractures and other symptoms associated with metastasized cancer. Radiation therapy is often curative with patients in whom a cancer is localized and has not metastasized. Most patients that receive radiation therapy will experience short-term side effects. Some patients will experience chronic or long-term side effects. The severity of both short-term and long-term side effects varies among patients and depends on the part of the body treated.

         Cancer can also be treated through chemotherapy. Chemotherapy is the use of "anticancer" drugs to destroy cancer cells by stopping them from growing or multiplying. Chemotherapy does cause adverse side effects to some patients. For this reason, the administration of chemotherapy requires the management of not only the chemotherapy itself but of the potential adverse side effects as well. Chemotherapy often cures certain leukemia, lymphomas and testicular tumors. However, it is used mostly to palliate incurable metastasized disease. Surgery is used in both the diagnosis and the treatment of cancer. Immune-therapy is the treatment of cancer by enhancing the patient's own disease fighting mechanisms, which involves advanced therapies, such as interferon (a naturally occurring human protein capable of stopping the growth of cancer), immunizing patients to their own cancer cells and often immune modifiers. Immune-therapy is currently effective in some cases of malignant melanoma. Increasingly, the effective treatment of cancer has involved the combination of chemotherapy, radiation therapy and surgery.

         As a result of the complexity of cancer and the variety of cancer therapies, physicians who treat cancer typically have had extensive, highly specialized training. Radiation therapy is performed under the supervision of a radiation oncologist who is thoroughly trained in clinical oncology, physics and all of the modalities of therapeutic radiation in the treatment of cancer.

         The radiation therapy centers we own or manage focus on providing radiation oncology treatment to cancer patients on an outpatient basis. Radiation therapy treatment is performed with a linear accelerator, which uses high-energy photons and/or electrons to destroy the tumor with minimal effect on the area surrounding the tumor site. Treatment courses will usually last from two to six weeks, during which time the patient is examined and monitored by a radiation oncologist, a radiation therapist (a professional trained in the planning and delivery, of radiation therapy) and an oncology nurse (a professional nurse trained in the care and treatment of patients undergoing cancer therapy).

COMPANY STRATEGY

FOCUS ON RADIATION THERAPY

         We believe that an opportunity exists to build a national outpatient radiation therapy center network and radiation oncologist practice management company focusing primarily on outpatient therapy. We base our belief on several characteristics of the oncology market. First, cancer patients are a large, well-defined and growing population that require regular costly medical intervention over a period of months or years. Of this population, approximately one-half of the individuals diagnosed with cancer receive at least one radiation therapy treatment course, and sometimes several courses. Second, a relatively small number of highly trained specialized oncologists are responsible for treating this large portion of the cancer patient population. Third, managed care and other payors are increasingly aware of the need for more coordinated cost-effective cancer care. Fourth, the outpatient radiation therapy market is highly fragmented with no dominant providers.

OPERATING STRATEGY

         Our operating strategy consists of two key components. The first strategy is to affiliate with reputable radiation oncology and medical oncology groups, or major hospital and payor networks on joint venture outpatient facilities. The second strategy is a geographically concentrated outpatient network model.

JOINT VENTURE STRATEGY

         Our joint venture strategy is comprised of two models. Under the first model, we begin by developing a facility and funding all of its development costs. We then provide radiation therapy services for the hospital and payor networks in that area.

         We are currently implementing our first model in Northern California through a three-year agreement (which automatically renews for terms of five-years unless the agreement is terminated) with Kaiser Permanente. Pursuant to the terms of this agreement, we: (i) provide our facilities in Hayward and Stockton to Kaiser Permanente's members in this region; (ii) provide all of the administrative services for the provision of radiation oncology services to these facilities; and (iii) participate in, and abide by, Kaiser Permanente's quality assessment and improvement plans.

          The cost of developing this type of joint venture facility is typically less expensive than buying an already existing facility, as it avoids the need, and attendant financing, to acquire the goodwill of an existing facility. However, fixed costs associated with building a new facility are typically very high. Our arrangement with Kaiser Permanente was successful because it provided us with an immediate flow of patients as soon as our Hayward and Stockton facilities were opened. This patient base provided us with a steady flow of revenue that covered our fixed costs until we were able to develop "non-Kaiser Permanente" business at these facilities. Our objective at these facilities will continue to be to capture non-Kaiser Permanente business, which will allow us to decrease our reliance on Kaiser Permanente's patient base.

         Under our second joint venture model, we also begin by developing a facility. However, unlike our first model, the cost of developing the facility, and all profits generated by the facility, will be shared equally with the hospital with which we contract to develop the facility. In this model, in addition to our share of any profits, we would also receive management fees and ROSCOE(TM) billing and collection fees.

         This model allows the hospital to utilize our management expertise, including: (i) managing the outpatient facility at an appropriate cost; (ii) addressing physician management issues; (iii) driving internal growth through marketing, managed care contracting and new modalities; and (iv) benefiting from the proprietary ROSCOE(TM) information system. This model is similar to the existing joint venture we have with a hospital in Florida.

CONCENTRATED OUTPATIENT NETWORK STRATEGY

         Our second operating strategy is a geographically concentrated outpatient network model. Under this model, we provide quality radiation therapy services to a large population of cancer patients. We accomplish this through a centralized cancer facility that will treat a majority of the cancer patients in the area by providing the most sophisticated cancer therapy services. Within a certain radius of the central cancer facility, we will have smaller satellite facilities that provide basic, less technologically advanced services. This "hub and spoke" network model provides us with the means of facilitating managed care contracts by providing the wide spread geographic coverage that managed care providers seek for their members.

         We are currently implementing this network model in Northern California through our outpatient radiation therapy centers located in Hayward, Modesto, Sonora, Stockton and Turlock. Our Modesto facility serves as our comprehensive center in Northern California. The physician groups at our other facilities use the Modesto facility to provide certain treatment modalities that are not available at their facilities. For example, our Modesto facility is able to perform "stereotactic radiosurgery" on patients with brain cancer. Stereotactic radiosurgery is a form of radiotherapy that allows precisely focused high dose beams to be delivered to a small--less than 1.25 inch in diameter--cancer site. Stereotactic radiosurgery is expensive and requires a large demographic base to be provided economically. Our centers in Hayward, Sonora, Stockton and Turlock do not have the equipment to perform stereotactic radiosurgery. For this reason, the physicians at these facilities use the Modesto facility to provide this form of care to their patients. We are also implementing this network model in Florida, where our Orange Park center serves as our comprehensive center and our outpatient radiation therapy centers located in St. Augustine, Palatka, Jacksonville and Jacksonville Beach serve as our "satellite facilities."

         Our satellite facilities located in Turlock, Sonora, Palatka and St. Augustine are in rural areas. It would not be cost effective for us to develop full service facilities in these areas. However, our network model enables us to operate facilities in these less populated, more remote areas where few of our competitors have facilities. As a result, we have been able to develop a patient base in these areas.

INTERNAL GROWTH

         After we develop or acquire an outpatient radiation therapy center and establish an affiliation with a radiation oncology group in a particular market, we seek to expand patient volume by:

          o    increasing and improving marketing efforts;

          o    entering into managed care contracts; and

          o offering new state-of-the-art technologies (such as 3D Treatment Planning, Intensity Modulated Radiation Therapy, Positron Emission Tomography and Brachytherapy) not available in that area.

         In addition, the newly acquired or developed radiation therapy center will utilize our ROSCOE(TM) management information system. The use of ROSCOE(TM) will eliminate a significant portion of the administrative duties associated with a radiation oncologist's practice. This will provide the radiation oncology group affiliated with the new center to serve patients and payors more effectively and increase local market presence.

MANAGEMENT INFORMATION SYSTEM - ROSCOE


         We use a proprietary, comprehensive radiation oncology management information system called ROSCOE(TM) (Radiation Oncology System Computer Operating Environment) and ROSCOE(TM) ARIS(TM) (ROSCOE(TM) Accounts Receivable Information System) (collectively, "ROSCOE(TM)"). ROSCOE(TM) is an internet, web based and local area network practice management tool. The ROSCOE(TM) information system provides our outpatient radiation therapy centers with three distinct functions: (i) clinical management; (ii) billing and collection; and
(iii) data warehousing.


         The clinical management function of ROSCOE(TM) consists of the following major functional areas:

          o    patient registration and demographic capture;

          o managing and tracking health maintenance organization treatment authorizations;

          o scheduling for physicians, simulations, treatments and lab visitation;

          o    drug and delivery service inventory management;

          o    billing capture and extraction;

          o    technical, professional and global billing capabilities;

          o    management reporting to monitor billing and utilization;

          o    tracking of rudimentary clinical outcomes.

         The billing and collection function of ROSCOE(TM) has a consistent internal control function over billing charges and enables us to capture missed billable charges. The billing and collection function of ROSCOE(TM) consists of the following major functional areas:

          o automated bill creation and generation (electronic or paper form);

          o automated carrier tracking including payments, write-offs, adjustments and appeals; and

          o    collection management.

         The data warehouse function of ROSCOE(TM) is designed to report at all levels including patient level, physician level, center level, regional level and corporate level. The data warehouse function delivers the following reporting and analysis capabilities:

          o    market analysis;

          o    managed care contracting;

          o    strategic planning;

          o    treatment outcomes;

          o    accounts receivables;

          o    profitability; and

          o    trending.

         We believe that ROSCOE(TM) is more sophisticated and less costly than other computerized information systems used in the radiation oncology industry. Accordingly, we believe that the utilization of ROSCOE(TM) will better enable us to effectively manage growth. In addition, we believe that by allowing nonaffiliated centers to use ROSCOE(TM), we will be able to establish a relationship with such centers, thereby increasing the potential for an acquisition or management agreement with such centers.

MANAGEMENT SERVICES

         We provide management services to outpatient radiation therapy centers. Our management services relate to the operation of such centers. We anticipate that the management information systems component of these services initially will be provided using our proprietary ROSCOE(TM) management information system. We believe our management services eliminate a significant portion of the administrative duties associated with a radiation oncologist's provision of radiation therapy service, thereby enabling the radiation oncologist to devote a greater percentage of his or her time to providing high-quality medical care. We are in the process of negotiating contracts with several hospitals and managed care organizations to provide management services for radiation therapy facilities.

AFFILIATION WITH LEADING RADIATION ONCOLOGY GROUPS, HOSPITALS AND MEDICAL ONCOLOGY GROUPS


         Currently, we are not in the process of establishing any additional affiliations. However, we hope to establish additional affiliations with leading radiation oncology groups, medical oncology groups and hospitals in the near future. We will seek the following characteristics in potential candidates.

          o The candidate must be affiliated with a leading radiation or medical oncology practice in its market, both in terms of market share and recognition as a provider of high quality oncology care.

          o The candidate must incorporate comprehensive radiation therapy as an integral part of its care to its patients.

          o The candidate must recognize the need for outside managerial, financial and business expertise to manage the increasingly complex aspects of an outpatient radiation therapy practice.


         We believe our affiliation structure, which emphasizes the continuation of local hospitals and physicians' authority and control over medical practice decisions, will enhance the appeal of affiliation with us and our ability to enter new markets.

NEGOTIATE/EXPAND MANAGED CARE RELATIONSHIPS

         We believe that managed care will continue to become an increasingly important factor in the healthcare industry. We also believe that managed care companies and other third-party payors increasingly will prefer to contract for services with fewer vendors on a national or regional basis, and that the development of a national network of established radiation oncology facilities will provide our affiliated facilities with a competitive advantage in securing such contracts on more favorable terms. We anticipate identifying desirable managed care contracts and network affiliations, evaluating existing third-party relationships and assisting the groups in establishing and expanding managed care relationships.

FINANCIAL SERVICES; ADMINISTRATIVE SERVICES; PERSONNEL MANAGEMENT

         We attempt to improve the operating and financial performance of each radiation therapy center we acquire. We develop a budget that involves the adoption of financial controls and cost containment measures. We evaluate the addition of advanced technologies to a center from a cost benefit side. We provide comprehensive financial analysis to the affiliated radiation oncologist group and each radiation therapy center in connection with managed care contracting. We provide billing, collection, reimbursement, tax and accounting services and implement a cash management system.

         We also provide an array of administrative services to improve the operations of the group. We utilize our ROSCOE(TM) management information system to support our provision of practice management services (including billing and collection, practice analyses, patient and physician scheduling, maintenance of insurance authorizations and the evaluation of referral patterns and managed care proposals). We also purchase supplies, equipment, drugs and insurance, frequently at volume discounts.

         We employ and manage all non-physician personnel of the radiation oncologist group, including dosimetrists, medical physicists, radiation therapists and oncology nurses, as well as management information services, human resources, secretarial and other administrative personnel. We evaluate these employees, make staffing decisions, provide and manage employee benefits and implement personnel policies and procedures. We also provide administrative services to the physician group's employees.

COST CONTAINMENT AND OPERATING EFFICIENCIES

         The operation of an outpatient radiation therapy center includes a high percentage of fixed costs and a low percentage of variable costs. As a result, the operating leverage of a center may be very high with revenues in excess of fixed costs.

         We implement, with respect to each of our acquired outpatient radiation therapy centers, an internal financial and accounting control system to consolidate administrative, accounting and purchasing functions. We accomplish cost reduction by:

          o capitalizing on economies of scale arising from our ability to negotiate discounts with both service and supplies vendors as a result of consolidated purchasing power;

          o restructuring management services contracts with affiliated radiation oncologists to reflect reduced fees payable by us as a result of market trends; and

          o centralizing human resources, accounting, billing and collection activities on a national basis, resulting in a reduction of labor costs.

MEDICAL ADVISORY BOARD

         Our Medical Advisory Board is comprised of seven members, all of whom are physicians affiliated with our oncology medical groups. Three of the seven members also serve on our Board (i.e., Drs. Fuery, Paryani and Wells) and the Chairman of the Medical Advisory Board is the Chairman of our Board (i.e., Dr. Paryani). The primary function of the Medical Advisory Board is to:

          o develop and adopt policies, procedures and protocols to be implemented in the independent radiation therapy centers or to be used by the affiliated hospitals or the affiliated radiation oncologists groups;

          o develop and administer quality assurance programs, ensure all physician and other professional licensing and implement continuing education programs; and

          o formulate a strategic plan for each affiliated radiation oncology group designed to improve the performance of the related radiation therapy facility.

         The Medical Advisory Board has been established to outline physician recruiting goals, identify services and equipment to be added, identify desirable payor relationships, identify other radiation oncology groups that are possible affiliation candidates and to facilitate communication with other affiliated physician groups in our network.

RADIATION THERAPY TREATMENTS FOR CANCER

         Through the use of our facilities and equipment, the radiation oncologist medical groups with which we contract are able to offer a wide array of radiation therapy services for outpatient cancer treatment. The radiation oncologists (and not us) maintain full control over the provision of medical services at our facilities.

         We seek to operate and manage additional outpatient radiation therapy centers through various acquisitions. We anticipate that each of our centers will be designed and equipped to provide substantially all of the outpatient diagnostic and treatment programs necessary to treat a cancer patient with radiation therapy. We intend for our centers to provide many oncology services, all of which are typically found only at university medical centers, including some or all of the following:

     o STEREOTACTIC RADIOSURGERY, which targets brain tissues with multiple arcs of radiation and is used to treat deep-seated brain tumors.

     o FRACTIONATED STEREOTACTIC RADIOSURGERY, which is a non-invasive technique similar to stereotactic radiosurgery permitting treatment of larger brain lesions.

     o HIGH DOSE RATE BRACHYTHERAPY, which involves the use of radioactive materials (isotopes) placed directly in contact with cancer tissues, which are then removed when a lethal dose has been delivered to the cancer.

     o 3-DIMENSIONAL CONFORMAL TREATMENT PLANNING, which involves the use of a computer scan which allows tumors to be visualized in a 3-dimensional format. This makes it possible to treat the cancer volume with very narrow margins. By greatly decreasing the amount of normal tissue irradiated, treatment side effects are greatly reduced and often largely eliminated. This also permits a larger lethal dose to the cancer.

     o COMPUTERIZED CUSTOM TISSUE COMPENSATION, which involves a treatment planning mechanism to deliver a homogeneous dose to the entire tumor volume. This technique permits increasing the dose of radiation to the tumor, more successfully killing the cancer, while sparing the surrounding normal tissues, which reduces side effects.

     o PROSTATE IMPLANTATION, which involves the use of Palladium "seeds" and other radioactive implants (radioactive isotopes).

     o STRONTIUM 89 INJECTION, which is a radioactive injection therapy for widespread bone disease.

     o POSITRON EMISSION TOMOGRAPHY, which involves the injection of radioactive isotopes into a patient to obtain images of metabolic physiologic processes. Positron Emission Tomography provides information that is not available from other imaging technologies.

     o INTENSITY MODULATED RADIATION THERAPY, which involves the process of cross firing radiation beams to a tumor. This process of conformal radiation therapy allows the delivery of a high dose of radiation to the tumor while limiting the dose of radiation to adjacent healthy tissue.

         Through our existing cancer center network we currently provide all of these services. Furthermore, most of our centers have community rooms, facilities for patient meetings, patient self-help and support programs, counseling and education areas, and training facilities.

         At some of our locations, we also lease space to medical oncologists who provide chemotherapy to patients in conjunction with their ongoing radiation treatment.

OTHER APPLICATIONS OF RADIATION THERAPY TREATMENTS FOR CANCER

         Endovascular Brachytherapy uses radioactive sources to apply internal radiation to the wall of a blood vessel. This type of radiation therapy prevents restenosis (inflammation and scarring that causes narrowing of the arteries after angioplasty) of coronary arteries or peripheral arteries. The standard therapy currently used for restenosis, or narrowing of the arteries, is angioplasty with or without the use of stents. However, the restenosis rate after angioplasty is over 75% in complex cases. Preliminary trials using radiation therapy report restenosis rates of less than 10%.

         Currently, there are two techniques being utilized to deliver this radiation treatment. The first involves the use of a high intensity Iridium-192 radioactive source that is a gamma emitter and the other uses a beta emitter such as Phosporous-32.

         The radiation oncologists affiliated with our facilities in Jacksonville, Florida, are currently participating in clinical trials evaluating the efficacy of the use of endovascular radiation therapy. It is estimated that there are over 400,000 vascular interventions annually in the United States. If clinical trials continue to indicate that endovascular brachytherapy enhances the results of angioplasty (and the Food and Drug Administration approves the procedure), we believe we will be well positioned to implement the use of endovascular brachytherapy in Florida and Northern California.

         The radiation oncologist medical group with which we contract to provide services in Jacksonville, Florida has recently entered into an agreement with Nucletron, Inc. to participate in a clinical study of the efficacy of endovascular radiation therapy for peripheral arteries.

ACQUISITIONS AND NEW DEVELOPMENTS

         We believe there are, and will continue to be, many attractive radiation therapy facility acquisition opportunities. We expect to acquire outpatient radiation therapy centers from: (i) doctors who own and operate their own centers and are seeking management expertise, access to managed care contracts and other resources offered by multi-site providers, and (ii) independent owners who are finding it increasingly difficult to remain competitive in the face of managed care. We also plan to enter in strategic joint ventures with hospitals (similar to the existing arrangement we have with the HCA Hospital Joint Venture in Bradenton, Florida), large managed care organizations (similar to Kaiser Permanente) and leading radiation oncology groups that desire access to advanced radiation therapy technologies, but lack, or choose to conserve their financial or managerial resources. In evaluating acquisition and joint venture candidates, we analyze several strategic characteristics, including:

          o    the geographic synergy of the location to existing facilities;

          o    the nature of the market;

          o    the presence and strength of local competition;

          o    financial data, including net revenues and operating income;

          o    history of payor reimbursement;

          o    referral patterns; and

          o    volume levels.

         We seek to develop preeminence in certain geographic regions within the United States, thus developing a network of radiation therapy centers which permit us to benefit from economies of scale and obtain managed care contracts on favorable terms.

         We have created an extensive database of existing outpatient radiation therapy facilities and hospitals for potential acquisitions, joint ventures and new developments. We have prioritized this database, based upon an analysis of:
(i) payor reimbursement patterns; (ii) patient demographics; (iii) state health department regulations regarding certificates of need; (iv) the geographic synergy of the location to existing facilities; and (v) the physician group with which we would be affiliated. We will need to obtain additional financing in order to implement such acquisition opportunities.

         We believe that internal growth is critical to our overall acquisition and development strategy. Our management fosters such internal growth through:
(i) marketing; (ii) entering into managed care contracts; (iii) offering state-of-the-art technologies; and (iv) implementing ROSCOE(TM), which historically has added to the financial management capabilities of each facility, in some cases allowing the capture of approximately 15-30% of missed billings.


         Currently, we are in the preliminary stages of negotiations with respect to the acquisition of an outpatient radiation therapy facility. We do not anticipate consummating this acquisition in the next 6 months. In addition, if and when we are able to negotiate an agreement with respect to this facility, we will need to obtain additional financing.

         We have a 49% interest in the USCMC-USCC Partnership, which has an agreement with Kaiser Permanente to develop radiation therapy cancer treatment centers in Northern California to service Kaiser's members. The USCMC-USCC Partnership, together with Kaiser Permanente, has selected Rhonert Park and Fresno, California to develop new facilities. With respect to the Rhonert Park center, land has been purchased, the building is under construction and medical equipment has been ordered. This site is expected to become operational in December of 2001. The USCMC-USCC Partnership recently purchased land for the Fresno facility. We have agreed to fund the development of these two facilities, which we expect to cost approximately $2,000,000, per facility.


         Our Calallen Regional Cancer Center located in Corpus Christi, Texas has performed below expectations. The net loss incurred at the Calallen Center was $444,412 in 2000 and $221,248 in 1999. These losses are primarily attributed to lower then expected revenue and escalating costs for non-physician employees. We are in the process of considering our alternatives concerning the sale, disposition or financial restructuring of this facility.

         Due to changes in policies by the management at Columbia HCA Hospital regarding certain healthcare joint ventures, our joint venture with Columbia HCA Hospital in Bradenton, Florida will likely be restructured such that we will have a different joint-venture partner.

COMPETITION

         The business of providing healthcare services generally, and of providing oncology services specifically, is highly competitive. We are aware of several competitors specializing in medical oncology practice management. As a result of several market factors and of the increasing regulation of the healthcare industry, we believe that others in the healthcare industry may adopt strategies similar to those that we intend to adopt. These potential competitors may have significantly greater resources than us.

         The principal competitive factors in our industry include, among others: patient service and satisfaction; pricing; quality of care; radiation oncologists' reputation, experience and expertise; strength of operational and management information systems; technologically advanced equipment; managed care expertise; patient referrals and access; management strength; regional network area coverage; and quality assurance programs. Our centers face competition from sole practitioners, single and multiple specialty physician groups, physician practice management companies, hospitals and operators of other radiation therapy centers. We may have to compete against these entities for patient referrals, contracts with payors and/or acquisitions.

         We believe that while there are many medical oncology practice management companies, there is no single dominant company in the outpatient radiation therapy sector. We also believe, based on available industry data, that approximately 10% of the existing outpatient radiation therapy centers are owned by a few public companies (excluding hospital inpatient facilities) and that the ownership of the remaining centers is widely dispersed. However, most of these companies do not focus primarily on the provision of radiation therapy. The following table sets forth information about certain companies that currently own outpatient radiation therapy facilities:

                                                                                                            ESTIMATED #
                                                   TICKER                                                   OF CENTERS
         COMPANY                                   SYMBOL             PRINCIPAL BUSINESS                    OWNED
         -------                                   ------             ------------------                    -----
1.       US Oncology, Inc.                         USON               Medical Oncology                      72
                                                                      Physician Practice Management
2.       Radiologix, Inc.                          RGX                Radiology                             5
                                                                      Physician Practice Management
3.       Universal Health Services, Inc.           UHS                Hospitals                             11

REGULATION

GENERALLY

         The healthcare industry is highly regulated. There can be no assurance that the regulatory environment in which we will operate will not change significantly and adversely in the future. In general, regulation of healthcare providers and companies is increasing.

         There are currently several federal and state initiatives designed to amend regulations relating to the provision of healthcare services, the access to healthcare, the cost of healthcare and the manner in which healthcare providers are reimbursed for their services. However, it is not possible to predict whether any such initiatives will be enacted as legislation or, if enacted, what their form, effective dates or impact on us will be.

         Every state imposes licensing requirements on individual physicians and on facilities and services operated by physicians. Many states require regulatory approval, including certificates of need, before establishing certain types of healthcare equipment, facilities or programs. Although subject to regulation and regulatory oversight by various state licensing bodies, the management services agreements that we execute with physicians currently do not require any healthcare regulatory approval. However, in connection with the expansion of existing operations and the entry into new markets, we (or our affiliated physician groups) may become subject to additional regulation.

FEE-SPLITTING; CORPORATE PRACTICE OF MEDICINE

         The laws of many states prohibit physicians from splitting professional fees with non-physicians and prohibit non-physician entities, such as us, from practicing medicine and from employing physicians to practice medicine. These laws and their interpretations vary from state to state and are enforced by regulatory authorities with broad discretion. We will not employ physicians to practice medicine, represent to the public that we offer medical services or control the practice of medicine through ownership of our radiation therapy centers or any management services rendered. Accordingly, we believe that we will not be in violation of applicable state laws prohibiting treatment or other medical decision making. However, because the laws governing the corporate practice of medicine and fee-splitting vary from state to state, expansion of our operations to a state with strict corporate practice of medicine laws may require us to modify our operations with respect to one or more radiation therapy centers, which may have adverse consequences on us. Further, there can be no assurance that our arrangements will not be successfully challenged as constituting the unauthorized practice of medicine or that certain provisions of our agreements will be found to be unenforceable.

VALIDITY OF CERTAIN PHYSICIAN MANAGEMENT CONTRACTS

         Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare, Medicaid or state health program patients or patient care opportunities, or in return for the purchase, lease or order of any item or service that is covered by Medicare, Medicaid or a state health program. Pursuant to this law, the federal government has recently announced a policy of increased scrutiny of joint ventures and other transactions among healthcare providers in an effort to reduce potential illegal remuneration schemes and other fraud and abuse relating to Medicare and Medicaid programs. The applicability of federal fraud and abuse provisions to many business practices in the healthcare industry, including specifically the management services agreements that we expect to execute with physician groups, has not been subject to authoritative, judicial or regulatory interpretation.

         The federal anti-kickback statute provides criminal penalties for individuals or entities that knowingly and willfully offer, pay, solicit or receive remuneration in return for or to induce referrals for items or services reimbursed under the Medicare or Medicaid programs. A number of states have also adopted similar legislation that applies to patients not covered by Medicare or Medicaid programs. In addition to criminal prosecution, the Social Security Act also provides for civil monetary penalties and exclusion of violators from participation in the Medicare or Medicaid programs.

         A violation of the federal anti-kickback statute requires several elements: (i) the offer, payment, solicitation or receipt of remuneration; (ii) that the remuneration be for the purpose of inducing, or in return for, referring individuals; and (iii) the provision of items or services are subject to payment, in whole or in part, by Medicare, Medicaid or state health programs. The statute can also be violated if remuneration is offered, paid, solicited or received in return for arranging or recommending the order, lease or purchase of covered items or services. We believe that the management fees payable to us by affiliated oncology groups will be consistent with the fair market value of our services and will not be viewed as remuneration for referring or influencing referrals of patients or services covered by such programs. However, given the breadth and ambiguity of the anti-kickback statute, there can be no assurance that federal regulators and enforcement agencies will agree with our interpretation. In addition, there can be no assurance that we will not be compelled to modify our business practices in material respects.

         In 1991, the Inspector General of the United States Department of Health and Human Resources published "Safe Harbor Regulations" to establish guidance as to which arrangements would not violate the federal anti-kickback statute. One of the safe harbors established by the Inspector General provides that the "remuneration" prohibited by the anti-kickback statute does not include payments made by a principal to an agent as compensation for services, as long as certain standards are met. The standards require: (i) a management agreement set forth in writing and signed by the parties; (ii) the agreement to describe the services to be provided; (iii) the term of the agreement to be a minimum of one year; and (iv) the aggregate compensation payable over the term of the management agreement to be set in advance and not to vary based on the volume or value of any referral between the parties. To our knowledge, there have been no agency interpretations or case law decisions concerning management agreements with characteristics similar to ours that would indicate that our agreements would not fall within this safe harbor.

PROHIBITIONS ON CERTAIN REFERRALS

         In accordance with the Stark Law, physicians are prohibited from referring Medicare and Medicaid patients to entities that they have a financial relationship with for the provision of designated health services. Our centers currently provide and will continue to provide designated health services within the meaning of the Stark Law. For this reason, it is necessary for our operations to qualify for an exception to the Stark Law prohibitions. In addition, many states have adopted laws prohibiting or limiting physician self-referral. These state laws are not limited to services provided to patients covered under Medicare, Medicaid or other governmental health programs but do apply to services provided to all patients. Such state laws may vary from the Stark Law and from state to state. Depending on the scope of the applicable state law, it may be necessary for us to qualify for an exception to these self-referral laws as well. While we believe that our operations qualify for exceptions to the Stark Law and the state self-referral laws where we operate, in light of the ambiguity of these statutory provisions and implementing regulations, there can be no assurance that our activities will not be challenged by state or federal regulatory authorities or that our position will prevail if challenged.

PROHIBITIONS ON CERTAIN COMPENSATION ARRANGEMENTS

         Federal law also prohibits physician group practices from developing compensation or bonus arrangements that are directly related to the volume or value of referrals by a physician in the group for designated health services. While there are no final regulatory guidelines or case law interpretations concerning this provision, we believe that the compensation arrangements of our affiliated physician groups will be in compliance with these requirements.

REGULATORY COMPLIANCE

         We believe that healthcare regulations will continue to change and we intend to regularly monitor developments in healthcare law. We expect to modify our agreements and operations from time to time as the business and regulatory environment changes. While we believe we will be able to structure all our agreements and operations within applicable law, there can be no assurance that our arrangements will not be successfully challenged.

TECHNOLOGICAL AND THERAPEUTIC CHANGES IN CANCER TREATMENT

         The treatment of cancer patients is subject to potentially revolutionary change. Although radiation therapy equipment remains relatively free of technical obsolescence since the commercial introduction in the early 1970s of the linear accelerator (which produces radiation artificially, rather than by using the radiation emitted by natural cobalt isotopes), future technological developments may render our equipment obsolete. Significant costs may have to be incurred to replace or modify our existing equipment in which we have a substantial investment. In addition, advances in other cancer treatment methods, such as chemotherapy, surgery and immunotherapy, or in cancer prevention techniques, may reduce demand or eliminate the need for the radiation therapy services provided by us.

EMPLOYEES

         As of June 30, 2001, we employ approximately 124 persons. We consider our employee relations to be satisfactory.

INSURANCE

         We (and each of our outpatient radiation therapy centers) maintain insurance in an amount we believe will be sufficient. In addition, we require each affiliated radiation oncologist to obtain and maintain minimum professional liability insurance. We have obtained insurance to protect our directors and officers against certain expenses, liabilities and losses.

PROPRIETARY RIGHTS

         Our ROSCOE(TM), ARIS(TM) and MOSCOE(TM) information systems are protected by copyrights and trademarks. THERe can, however, be no assurance these copyrights or trademarks will adequately protect us or that we will have the financial resources to enforce any of our rights under such copyrights or trademarks. Our inability to protect against infringement may result in injury to any goodwill developed by our copyrights or trademarks. Moreover, our inability to use any of our copyrights or trademarks because of successful third-party claims could have a material adverse effect on our business, financial condition or results of operations.

TERMINATION DATES OF OUR MEDICAL SERVICES AGREEMENTS

         The radiation oncologists practicing at our centers are affiliated with a professional corporation or partnership that has contracted with us to provide medical services at our facilities. Set forth on the chart below is the termination date of each agreement.

---------------------------------------------------------------------------------------------
                   FACILITY                     TERMINATION DATE OF THE FACILITY'S MEDICAL
                                                            SERVICES AGREEMENT
---------------------------------------------------------------------------------------------
Calallen Regional Cancer Center                               March 12, 2009
---------------------------------------------------------------------------------------------
East Bay Regional Cancer                                      August 1, 2002
Center
                                                       OnCure is in the process of
                                                       negotiating a new medical
                                                       services agreement with the
                                                       physician group practicing at
                                                       this facility.
---------------------------------------------------------------------------------------------
Florida Cancer Center- Beaches                               October 12, 2008
---------------------------------------------------------------------------------------------
Florida Cancer Center- Orange Park                           October 12, 2008

---------------------------------------------------------------------------------------------
Florida Cancer Center -Palatka                               October 12, 2008

---------------------------------------------------------------------------------------------
Florida Cancer Center - St. Johns                            October 12, 2008

---------------------------------------------------------------------------------------------
Florida Cancer Center -Wells Complex Clinic                  October 12, 2008
---------------------------------------------------------------------------------------------
Radiation Oncology Center of Bradenton                       February 1, 2002
---------------------------------------------------------------------------------------------
St. Teresa Cancer Comprehensive                                May 15, 2010
Center
---------------------------------------------------------------------------------------------
Sonora Cancer Center                                           July 1, 2002
---------------------------------------------------------------------------------------------
Turlock Regional Cancer                         This agreement was recently terminated.
Center                                          OnCure is in the process of negotiating with
                                                a different physician group concerning the
                                                provision of medical services at this
                                                facility.
---------------------------------------------------------------------------------------------
Valley Regional Cancer                                          July 1, 2002
Patient Care Center 1
---------------------------------------------------------------------------------------------
Valley Regional Cancer                                          July 1, 2002
Patient Care Center 2
---------------------------------------------------------------------------------------------

                                    PROPERTY

         We operate and manage thirteen (13) treatment facilities consisting of approximately 86,868 square feet. We also utilize approximately 25,626 square feet consisting of our: (i) corporate headquarters in Walnut Creek California;
(ii) billing office in Oakdale, California; (iii) warehouse in Ceres, California; and (iv) southeast regional office. We also sublease approximately 5,000 square feet in St. Augustine, Florida. We consider these properties to be modern, well maintained and suitable for their intended purposes.

         Set forth on the chart below is certain information concerning each of our properties.

-------------------------------------------------------------------------------------------------------------------------
                                                                  APPROXIMATE
NAME                                 LOCATION                     SQUARE FEET           OTHER
-------------------------------------------------------------------------------------------------------------------------
Calallen Regional Cancer Center      14120 F.M. 624               7,229                 This facility is subject to a
                                     Corpus Christi, TX 78410                           $500,000 mortgage issued by one
                                                                                        of our stockholders, DVI
                                                                                        Financial Services.
-------------------------------------------------------------------------------------------------------------------------
Ceres Storage Warehouse              1310 Rockefeller Road        10,000                We lease this warehouse from a
                                     Ceres, CA 95307                                    former member of our Board of
                                                                                        Directors, W. Brian Fuery.

-------------------------------------------------------------------------------------------------------------------------
East Bay Regional Cancer             1034 A Street                8,317                 We lease this facility from a
Center                               Hayward, CA 94541                                  corporation owned by a member
                                                                                        of our Board of Directors, John
                                                                                        J. Fuery.

-------------------------------------------------------------------------------------------------------------------------
Florida Cancer Center- Beaches       1375 Roberts Drive           5,000                 We lease this facility from a
                                     Jacksonville Beach, FL                             corporation that is partially
                                     32250                                              owned by two members of our
                                                                                        Board of Directors, Shyam B.
                                                                                        Paryani and John W. Wells.
-------------------------------------------------------------------------------------------------------------------------
Florida Cancer Center- Orange Park   2161 Kingsley Ave.           10,000                We lease this facility from a
                                     Orange Park, FL 32073                              corporation that is partially
                                                                                        owned by two members of our
                                                                                        Board of Directors, Shyam B.
                                                                                        Paryani and John W. Wells.
-------------------------------------------------------------------------------------------------------------------------
Florida Cancer Center -Palatka       600 Zeagler Drive            3,500                 We lease this facility from a
                                     Palatka, FL 32178                                  corporation that is partially
                                                                                        owned by two members of our
                                                                                        Board of Directors, Shyam B.
                                                                                        Paryani and John W. Wells.
-------------------------------------------------------------------------------------------------------------------------
Florida Cancer Center - St. Johns    300 Healthpark Blvd.         7,000                 We lease this facility from a
                                     Suite 1008                                         corporation that is partially
                                     St. Augustine, FL 32086                            owned by two members of our
                                                                                        Board of Directors, Shyam B.
                                                                                        Paryani and John W. Wells.
-------------------------------------------------------------------------------------------------------------------------
Florida Cancer Center -Wells         3599 University Blvd.        3,000                 We lease this facility from a
Complex Clinic                       Suite 1000                                         corporation that is partially
                                     Jacksonville, FL. 32245                            owned by two members of our
                                                                                        Board of Directors, Shyam B.
                                                                                        Paryani and John W. Wells.
-------------------------------------------------------------------------------------------------------------------------
Oakdale Corporate Office             7450 E. River Road           10,000
                                     Suite 3
                                     Oakdale, CA 94361
-------------------------------------------------------------------------------------------------------------------------
Radiation Oncology Center of         6215 21st Ave. W.            13,000
Bradenton                            Suite B
                                     Bradenton, FL 34209
-------------------------------------------------------------------------------------------------------------------------
St. Augustine Center                 1375 Arapaho Ave.            5,000                 We sublease this facility for
                                     St. Augustine, FL, 32086                           $1,800 per month.
-------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------------------
St. Teresa Cancer Comprehensive      4722 Quail Lake Drive        6, 857                We sublease approximately half
Center                               Stockton, CA 95207                                 the space at this facility to a
                                                                                        medical oncology group for
                                                                                        approximately $4,167 per month.
-------------------------------------------------------------------------------------------------------------------------
Sonora Cancer Center                 1 South Forest Road          3,500                 We lease this facility from a
                                     Sonora, CA 95370                                   corporation owned by a member
                                                                                        of our Board of Directors, John
                                                                                        J. Fuery.
-------------------------------------------------------------------------------------------------------------------------
Southeast Regional Office            3599 University Blvd. S.     3,000
                                     Suite 1000
                                     Jacksonville, FL 32245
-------------------------------------------------------------------------------------------------------------------------
Turlock Regional Cancer              105 East Tuolumne Road       2,911 of finished     We lease this facility from a
Center                               Suite 103                    space and 3,846 of    corporation owned by a member
                                     Turlock, CA 95682            unfinished space.     of our Board of Directors, John
                                                                                        J. Fuery.

-------------------------------------------------------------------------------------------------------------------------
Valley Regional Cancer               1316 Nelson Avenue           8,600                 This facility is subject to a
Patient Care Center 1                Modesto, CA 95350                                  $1,300,000 mortgage issued by
                                                                                        one of our stockholders, DVI
                                                                                        Financial Services.
-------------------------------------------------------------------------------------------------------------------------
Valley Regional Cancer               1524 McHenry Ave.            3,608
Patient Care Center 2                Modesto, CA 95350
-------------------------------------------------------------------------------------------------------------------------
Walnut Creek Corporate Office        700 Ygnacio Valley Road      2,626
                                     Suite 300
                                     Walnut Creek, CA 94596
-------------------------------------------------------------------------------------------------------------------------

         All of the above related party transactions were the result of arms length negotiations. We believe that each transaction was on terms fair to us and at least as favorable to us as those available from unaffiliated third parties.


                                LEGAL PROCEEDINGS

         We are not involved in any pending legal proceedings, which in the opinion of our management may have a material adverse effect on our operations or financial condition.

                                   MANAGEMENT

         The following table sets forth certain information regarding the Company's executive officers and directors:


NAME                         AGE        POSITION
----                         ---        --------
Shyam B. Paryani, MD          45        Chairman of the Board of Directors
Jeffrey A. Goffman            42        Chief Executive Officer, Secretary and Director
Richard Baker                 50        Senior Vice President and Chief  Financial Officer
Charles J. Jacobson           61        Director of Managed Care Contracting and Director
John J. Fuery, MD             76        Director
Stanley S. Trotman, Jr.       54        Director
Gordon C. Rausser, Ph.D.      55        Director
John H. Zeeman                72        Director
John W. Wells, Jr., M.D.      46        Director


SHYAM B. PARYANI, MD. Dr. Paryani is the Chairman of our Board of Directors and our Medical Advisory Board. Dr. Paryani is Board-Certified in radiation oncology and is currently the Director of Radiation Oncology at Memorial Hospital in Jacksonville, Williams Cancer Center, and Co-Director of Radiation Oncology at Baptist Medical Center, FCC-Wells, FCC-Northside, FCC-St. Johns, FCC-Orange Park, and FCC-Palatka. Dr. Paryani received his undergraduate and medical degrees from the University of Florida, Gainesville. He received his radiation oncology training at Stanford University. Dr. Paryani also serves on the Board of Directors of the Baptist Health Foundation, the American Cancer Society, the Memorial Hospital Medical Board and the Northeast Hospice Acquanimatas Board.

JEFFREY A. GOFFMAN. Mr. Goffman is our Chief Executive Officer and Secretary. Mr. Goffman was the founder of U.S. Diagnostic, Inc. ("USD"), a leading provider and consolidator of outpatient diagnostic imaging facilities. From its inception in June 1993 until 1997, Mr. Goffman served as USD's Chairman and Chief Executive Officer. Mr. Goffman was also one of the founding partners of Goffman and Associates, Certified Public Accountants, PC, an accounting firm in New York; and from 1988 to 1992, served as managing partner of that firm and remained a partner until 1994. Mr. Goffman is an inactive Certified Public Accountant licensed in New York and Florida and holds a degree in Accounting from the University of Hartford. Mr. Goffman is a member of the American Institute of Certified Public Accountants. Mr. Goffman also serves on the Board of Directors of Affiliated PET Systems, LLC, a private company that provides Positron Emission Tomography services in the Washington D.C. area.


         According to the SEC, during Mr. Goffman's tenure as Chief Executive Officer of USD, the company, relying upon advice of counsel, allegedly failed to disclose the background of a consultant to the company. In December 2000, USD and Mr. Goffman, without admitting or denying the allegations, settled this matter with the SEC by agreeing to a consent order pursuant to Section 8 A of the Securities Act and 21 C of the Exchange Act in which each agreed to cease and desist from committing or causing any violation and any future violation of
Section 17(a)(2) and (a)(3) of the Securities Act and from causing any violation and any future violation of Sections 13(a) and 14(a) of the Exchange Act.

RICHARD BAKER. Mr. Baker is our Senior Vice President and Chief Financial Officer. Mr. Baker has over 20 years of experience with public and private companies, SEC reporting and investor relations, merger and acquisition transactions, strategic planning, and financial management. Prior to joining us in May 2001, Mr. Baker served as the Chief Financial Officer of Strategy Associates, Inc. from May 2000 to May 2001 and the Chief Operating Officer of International EZ-UP, Inc. from March 1999 to January 2000. From July 1995 to August 1998, Mr. Baker held positions as the Executive Vice President-Administration and Executive Vice President-Operations of Tri-Valley Growers, Inc., where he led strategic initiatives that improved operating and financial performance. Tri-Valley Growers, Inc. was forced into bankruptcy by its creditors in July 2000. Mr. Baker holds a Bachelor of Science degree in Accounting and Business Management from Tri-State University. He earned his CPA license in Indiana in 1978 and is a member of the National Investor Relations Institute.


CHARLES J. JACOBSON. Mr. Jacobson is a member of our Board of Directors and our Director of Managed Care Contracting. Mr. Jacobson was the Director of New Business Development for Hospital Affiliates, Inc., from 1972 to 1980. From 1980 to 1983, he served on the development team of CIGNA Healthcare in the state of Florida. Since 1983, Mr. Jacobson has been the Chairman and Chief Executive Officer of Jacobson Consulting, Inc., a diversified healthcare consulting firm and third party administrator. He also served on the Board of Directors of St. John's

River Rural Health Network and Provider Network Management Corporation, both of which are management service organizations serving physician groups in the southeastern United States, and U.S. Diagnostic Equity Partners, a joint venture between Phycor, Inc. and USD. Mr. Jacobson currently serves as a director of Diversified Therapy Corporation, a national network of clinical wound care centers, Pricare Management Services Corporation, a physician management company, and Chiro Alliance Corp., a Florida based chiropractic IPA. Mr. Jacobson holds a Bachelor of Science degree from Christian Brothers University and an MBA from De Paul University, Graduate School of Business.

STANLEY S. TROTMAN, JR. Mr. Trotman is a member of our Board of Directors. From March 1995 to January 2001, Mr. Trotman served as the Managing Director of the healthcare group at Paine Webber Inc., an investment banking firm. From April 1990 to March 1995, Mr. Trotman was a co-director of Kidder Peabody & Company's healthcare group. Formerly, he was head of the healthcare group at Drexel Burnham Lambert, Inc., where he was employed for approximately 22 years. Mr. Trotman is a director of American Shared Hospital Services, Inc. He received his undergraduate degree from Yale University in 1965; and in 1967 received his MBA from Columbia Business School.

GORDON C. RAUSSER, PH.D. Dr. Rausser is a member of our Board of Directors. For more than eight years, Dr. Rausser has been a principal and director at the Law and Economics Consulting Group, Inc., an economics consulting group that provides consulting and litigation support services to primarily Fortune 500 companies. He is Chairman of the Board of TriColor Line, Inc., a commercial real estate and export/import company, with offices in San Francisco, London and Prague. Since 1993, Dr. Rausser has served as Dean of the College of Natural Resources at the University of California, Berkeley and since 1986 as a Robert Gordon Sproul Distinguished Professor. He has won fifteen national awards for his innovative economic research and strategy analysis. He has also served as Chairman of the Department of Agriculture Resource Economics, University of California, Berkeley, from 1979 to 1985 and, again, from 1992 to 1994. Dr. Rausser is also a director of LECG, Inc. Dr. Rausser, while on leave from the University of California, Berkeley, served as Senior Economist on the Council of Economic Advisors (1986-1987), and as Chief Economist of the Agency for International Development. Dr. Rausser has a Bachelor of Science degree from California State University, Fresno, and a Master of Science degree and Ph.D. from the University of California, Davis.

JOHN H. ZEEMAN. Mr. Zeeman is a member of our Board of Directors. Since 1973, Mr. Zeeman has served as Chairman of Mariner Financial Corporation, a financial consulting firm which provides strategic planning and financing. Mr. Zeeman currently serves as a member of the Board of Directors of New Horizon Diagnostics, Inc., a company engaged in the manufacturing and sale of proprietary biomedical products. From 1989 to 1997, Mr. Zeeman served as Chairman of the Executive Committee of Teklicon, Inc., a high technology firm specializing in litigation support. From 1995 to 1997 he was Chief Executive Officer of Condyne Electronics, Inc., a company specializing in electronic energy conservation equipment. In addition, from 1991 to 1997, he served as a member of the Board of Directors of HDA International SA, a leading European remanufacturer of computer parts for IBM, Sony and others. From 1968 to 1973, Mr. Zeeman served as President and Chief Executive Officer of Appolo Industries. He resigned after the company was sold, and he and Mr. William McGowan organized MCI Communications, Inc. Mr. Zeeman provided the initial funding and served as a Director of MCI until its initial public offering. Mr. Zeeman served as a financial analyst at L.F. Rothchild, Inc. and as a corporate finance partner at Andresen and Company, Inc. Mr. Zeeman served as an officer in the Royal Dutch Navy and he was a graduate of its academy.

JOHN W. WELLS, JR., MD. Dr. Wells is a member of our Board of Directors and Medical Advisory Board. Dr. Wells is a Board Certified radiation oncologist and is currently the Chief of Radiation Oncology at Orange Park Medical Center in Jacksonville, Florida. Dr. Wells was a naval aviator in the United States Marine Corps. Dr. Wells earned both a Bachelor and Master of Science degree in Mathematics at Auburn University, his medical degree at the Medical College of Georgia, and took his residency at Stanford University. Dr. Wells is a member of the Duval County Medical Society of Clinical Oncology, and the American Endocrine-therapy Society.

JOHN J. FUERY, MD. Dr. Fuery is a member of our Board of Directors. He is also a member of our Medical Advisory Board. Dr. Fuery was U.S. Cancer Care's first president and Medical Director. Dr. Fuery is Board Certified in radiation oncology and has 23 years of clinical experience. He received his medical degree from the University of California, San Francisco, and his Bachelor of Arts degree from the University of California, Berkeley. Dr. Fuery received his radiation oncology training at the University of California, San Francisco. He is currently on the faculty as an Assistant Clinical Professor.

BOARD COMPOSITION

         We currently have eight (8) members on our Board of Directors. Our bylaws currently require that we have at least one (1) member on our Board and prohibit us from having more than fifteen (15) members on our Board. All members of our Board hold office until our next annual meeting of stockholders and until their successors have been duly elected and qualified.

         The holders of our Series C Preferred Stock are entitled to appoint one member to our Board of Directors. As of the date of this prospectus, the holders of our Series C Preferred Stock have not exercised this right.

          The holders of our Series D Preferred Stock are entitled to elect two members to our Board of Directors. However, in accordance with the terms of our Series D Preferred Stock, when Dr. Shyam B. Paryani is serving as a member of our Board of Directors the holders of our Series D Preferred Stock are entitled to elect only one member to our Board of Directors. Since Dr. Paryani currently serves as the Chairman of our Board of Directors, the holders of our Series D Preferred Stock are entitled to elect one other member to our Board of Directors and have elected Dr. John W. Wells.

         The holders of each of our Series E Preferred Stock are entitled to elect two members to our Board of Directors and have elected John H. Zeeman to our Board of Directors. As of the date of this prospectus, the holders of our Series E Preferred Stock have not exercised their right to elect a second member to our Board of Directors.

BOARD COMPENSATIOn

         Each non-employee member of our Board of Directors is granted options to purchase 1,000 shares of our common stock. The purchase price will be equal to the fair market value of our common stock on the date of grant.

         In connection with his service as the Chairman of the Board of Directors of U.S. Cancer Care, Charles J. Jacobson received $50,000 in 1999.

         In connection with their service as members of our Board of Directors for the year 2000, John J. Fuery, Charles J. Jacobson, Gordon C. Rausser and Stanley S. Trotman earned $10,000 which will be payable in 2001.

         In connection with his service as a non-employee member of our Board of Directors for the year 2000, W. Brian Fuery earned $5,000 which will be payable in 2001. Mr. Fuery resigned from his position as a member of our Board of Directors on July 13, 2001.

         In connection with the reorganization, each of Dr. Shyam B. Paryani and John H. Zeeman was granted options to purchase 50,000 shares of our common stock, at an exercise price of $2.00 per share.

EMPLOYMENT CONTRACTS

         Mr. Goffman serves as our Chief Executive Officer pursuant to the terms of a five-year employment agreement, as amended on September 13, 2000. Mr. Goffman's employment agreement will terminate in four years on May 22, 2005. Under the terms of his employment agreement, Mr. Goffman receives a base salary of $250,000 per year which increases by at least 5% each year. In addition, Mr. Goffman receives a bonus ranging from a minimum of $50,000 to a maximum of $100,000. His bonus increases on a pro rata basis based upon the amount of an investment in our common stock. Thus, to obtain the minimum bonus there must be a $3 million investment and to obtain the maximum bonus there must be a $5 million investment. If Mr. Goffman's employment agreement is terminated by us for any reason other than "cause," as defined in Mr. Goffman's employment agreement, he is entitled to the following severance:

         (1) One-sixth (1/6) of his then annual salary, plus one-sixth (1/6) of any bonus paid to him or accrued for his benefit within the previous twelve (12) months.
         (2) All of his employee stock options will immediately vest and he will become entitled to a cashless exercise of his employee stock options. In accordance with his cashless exercise, we will issue shares of our common stock with a value equal to the difference between the fair market value of our shares and the exercise price of the options.
         (3) Any and all accrued vacation pay, back wages and accrued sick pay; and

         (4) Medical benefits until Mr. Goffman becomes eligible for another employer's health insurance or six months, whichever occurs first.

         If Mr. Goffman's employment agreement is terminated by reason of death or long-term disability, then he is entitled to one-sixth of his then annual base salary, plus one-sixth of any bonuses paid or accrued to the employee within the previous 12 months.


         Under the terms of his employment agreement, Mr. Goffman received options to purchase 200,000 shares of common stock, at an exercise price of $2.00 per share.


EXECUTIVE COMPENSATION

          The following table sets forth all compensation awarded to, earned by, or paid to our Chief Executive Officer and our four other highest-paid executive officers whose total salary and bonus for such fiscal year exceeded $100,000, collectively referred to below as the Named Executive Officers:


                                                                         LONG-TERM
                                                                     COMPENSATIONAWARD
                                                                   NUMBER OF SECURITIES
                                                ANNUAL                 OF UNDERLYING        OTHER ANNUAL            ALL OTHER
                                             COMPENSATION               OPTIONS (2)         COMPENSATION          COMPENSATION
------------------------------------------------------------------------------------------------------------------------------------

NAME AND PRINCIPAL
POSITION                 FISCAL YEAR   SALARY (1)        BONUS
------------------------------------------------------------------------------------------------------------------------------------
W. Brian Fuery (3)       2000             $200,000                          436,000                                    $12,000
                         1999             $200,000                                                                     $12,000
                         1998             $175,000                                                                     $12,000 (4)
Richard W.   Padelford   2000             $163,000                          290,000                                    $12,000
(5)                      1999             $125,000                                                                     $12,000
                         1998             $115,000                                                                     $12,000 (6)
Douglas A.    McBride    2000             $195,000                          180,000                                    $12,000
(7)                      1999             $175,000                                                                     $12,000
                         1998             $129,000                                                                     $12,000 (8)
Jeffrey A. Goffman,      2000             $250,000   $100,000(9)            210,000              $75,000(10)           $12,000
Chief Executive          1999             $200,000                                                                     $12,000
 Officer, Secretary and  1998             $175,000                                                                     $12,000 (11)
Director
John J. Fuery, MD,       2000             $ 45,000                          254,000                                    $ 5,000
Director                 1999             $150,000                                                                     $12,000
                         1998             $125,000                                                                     $12,000 (12)

Randy C. Sklar (13)      2000             $131,250                                                                     $12,000
                         1999             $137,812                                                                     $12,000
                         1998             $125,000   $50,000(14)            300,000                                    $12,000 (15)
Mitchell Hymowitz (16)   2000 (17)        $ 98,750
                         1999             $ 61,875
                         1998             $143,077


(1) The amount provided in the salary column includes amounts deferred by the named person pursuant to Section 401(k) of the Internal Revenue Code.

(2) Unless noted, the value of perquisites and other personal benefits, securities and other property paid to or accrued for the named executive officers did not exceed $50,000 for each such officer, or 10% of such officer's total reported salary and bonus, and thus are not included in the table.

(3) W. Brian Fuery resigned from his position as a member of our Board of Directors on July 13, 2001.

(4) The amount provided in the "All Other Compensation" column for W. Brian Fuery consists of: $6,000 received in 1998, 1999 and 2000 for auto-expenses; and $6000 received in 1998, 1999 and 2000 for premiums on life insurance for his benefit.


(5) Richard W. Padelford resigned from his position as our Chief Operating Officer on August 30, 2001.


(6) The amount provided in the "All Other Compensation" column for Mr. Padelford consists of: $6,000 received in 1998, 1999 and 2000 for auto-expenses; and $6000 received in 1998, 1999 and 2000 for premiums on life insurance for his benefit.


(7) Douglas A. McBride ceased to be our Vice President and Chief Informational Officer as of August 27, 2001.


(8) The amount provided in the "All Other Compensation" column for Mr. McBride consists of: $6,000 received in 1998, 1999 and 2000 for auto-expenses; and $6000 received in 1998, 1999 and 2000 for premiums on life insurance for his benefit.

(9) Mr. Goffman received a $100,000 bonus in January 2001 in connection with the reorganization.

(10) Mr. Goffman received $75,000 for relocation expenses in conjunction with the board's request for him to move to California

(11) The amount provided in the "All Other Compensation" column for Mr. Goffman consists of: $6,000 received in 1998, 1999 and 2000 for auto-expenses; and $6000 received in 1998, 1999 and 2000 for premiums on life insurance for his benefit.

(12) The amount provided in the "All Other Compensation" column for John J. Fuery consists of: $6,000 received in 1998 and 1999 for auto-expenses; and $6000 received in 1998 and 1999 for premiums on life insurance for his benefit. For the year 2000, John J. Fuery received $2,500 for auto-expenses and $2,500 for premiums on life insurance for his benefit.

(13) Effective June 22, 2001, Randy Sklar resigned from his positions as our Executive Vice President and Chief Development Officer.

(14) Pursuant to the terms of his employment agreement, Mr. Sklar received a $50,000 bonus upon execution of the agreement.

(15) The amount provided in the "All Other Compensation" column for Mr. Sklar consists of: $6,000 received in 1998, 1999 and 2000 for auto-expenses; and $6000 received in 1998, 1999 and 2000 for premiums on life insurance for his benefit.

(16) Prior to our reorganization with U.S. Cancer Care, Mitchell Hymowitz was our President, sole Director and only salaried employee. Following the completion of the reorganization, Mitchell Hymowitz resigned from his positions as President and Director, effecting an immediate transition to the current management team. Current management consists of those individuals who served as officers and directors of U.S. Cancer Care prior to the reorganization.

(17) Mitchell Hymowitz was issued 39,500 shares (as adjusted for the Reverse Stock Split) of our common stock as compensation for services performed. The fair market value of these shares at the time they were issued to Mr. Hymowitz was $98,750.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth each grant of stock options during the fiscal year ended December 31, 2000 to each of the Named Executive Officers. No stock appreciation rights were granted during such fiscal year.


                               NUMBER OF          PERCENT OF TOTAL
                               SECURITIES         OPTIONS GRANTED TO
                               UNDERLYING         EMPLOYEES IN FISCAL    EXERCISE PRICE
                               OPTIONS GRANTED    2000                   ($/SHARE)              EXPIRATION DATE
                               ---------------    --------------------   ---------------        ----------------
W. Brian Fuery(1)              37,700             5.09%                  $0.01                  January 22, 2011
Richard W. Padelford (2)       150,000            20.27%                 $2.00                  September 1, 2010
Randy C. Sklar (3)             0
Douglas A. McBride (4)         100,000            13.51%                 $2.00                  September 1, 2010
Jeffrey A. Goffman             100,000            13.51%                 $2.00                  September 1, 2010
John J. Fuery (5)              92,300             12.47%                 $0.01
Charles J. Jacobson            0
Mitchell Hymowitz (6)          200,000            27.02%                 $0.01                  December 5, 2005

(1) In December 2000, our Board of Directors agreed to issue W. Brain Fuery options to purchase 37,700 shares of our common stock upon the issuance of our Series E Preferred Stock. In January 2001 we issued our Series E Preferred Stock. In addition, Mr. Fuery resigned from his position as a member of our Board of Directors on July 13, 2001.

(2) Richard W. Padelford resigned from his position as our Chief Operating Officer on August 30, 2001.

(3) Randy Sklar resigned from his positions as our Executive Vice President and Chief Development Officer on June 22, 2001.

(4) Douglas A. McBride ceased to be our Vice President and Chief Informational Officer as of August 27, 2001.


(5) In December 2000, our Board of Directors agreed to issue John J. Fuery options to purchase 92,300 shares of our common stock upon the issuance of our Series E Preferred Stock. In January 2001 we issued our Series E Preferred Stock.


(6) Mr. Hymowitz was granted stock options to purchase 200,000 shares of our common stock in connection with the reorganization. In addition, Mitchell Hymowitz resigned from his positions as a member of our Board of Directors and as our President in December 2000 in connection with the reorganization.


         Options issued in accordance with the 1998 Stock Option Plan of U.S. Cancer Care were exchanged on a one-for-one basis for options in the Company.

OPTION VALUES

         The following table summarizes for each of the Named Executive Officers the total number of unexercised stock options held at December 31, 2000 and the aggregate dollar value of in-the-money, unexercised options held at December 31, 2000. No options were exercised by such persons during fiscal 2000. The value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise or base price and the fair market value (i.e., the closing sale price on such date) of the underlying common stock on December 29, 2000 (the last trading day in fiscal 2000), which was $ 0.2812 per share. These values, unlike the amounts set forth in the column headed "Value Realized," have not been, and may never be, realized. The stock options have not been, and may never be, exercised; and actual gains, if any, on exercise will depend on the value of the common stock on the date of exercise. There can be no assurance that these values will be realized.

                                                             NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT YEAR
                           SHARES ACQUIRED                   OPTIONS AT YEAR END            END ($) EXERCISABLE/
                           ON EXERCISE       VALUE REALIZED  EXERCISABLE/ UNEXERCISABLE     UNEXERCISABLE
                           ---------------   --------------  --------------------------     ----------------------------
W. Brian Fuery(1)                 0                0         473,700/0                      $128,467.44/$0
Richard W. Padelford (2)          0                0         58,333/231,667
Randy C. Sklar (3)                0                0         300,000/0                      $81,360/$0
Douglas A. McBride(4)             0                0         39,500/140,500
Jeffrey A. Goffman                0                0         80,833/29,167
John J. Fuery                     0                0         346,300/0                      $93,916.56/$0
Charles J. Jacobson               0                0         51,000/0
Mitchell Hymowitz (5)             0                0         200,000/0                      $54,240/$0

(1) W. Brian Fuery resigned from his position as a member of our Board of Directors.

(2) Richard W. Padelford resigned from his position as our Chief Operating Officer.

(3) Randy Sklar resigned from his positions as our Executive Vice President and Chief Development Officer.

(4) Douglas A. McBride ceased to be our Vice President and Chief Informational Officer as of August 27, 2001.

(5) Mitchell Hymowitz resigned from his positions as a member of our Board of Directors and as our President in December 2000 in connection with the reorganization.

                             PRINCIPAL STOCKHOLDERS


         The following table shows certain information relating to the beneficial ownership of the Company as of August 31, 2001 of (i) each person known to us to be the beneficial owner of more than 5% of our voting shares,
(ii) each of our directors and executive officers, and (iii) all directors and executive officers as a group.

                                                                              Amount and Nature         Percent of
Name and Address                                            Title of          of Beneficial             Voting
of Beneficial Owner (1)                                     Class             Ownership (2)             Stock Owned
-----------------------                                     -----             -------------             -----------
Shyam B. Paryani                                            Common            422,098(3)                4.61%
                                                            Series D          320,513
                                                            Preferred

Jeffrey A. Goffman                                          Common            1,105,833 (4)             6.84%

Stanley S. Trotman, Jr.                                     Common            130,400 (5)               0.81%

Gordon C. Rausser                                           Common            162,500 (6)               1.01%

Charles J. Jacobson                                         Common            186,000 (7)               1.15%

John J. Fuery                                               Common            2,278,303                 14.16%

John H. Zeeman                                              Common            0

John W. Wells, Jr.                                          Common            129,634                   2.80%
                                                            Series D          320,513
                                                            Preferred
Richard W. Padelford                                        Common            183,333 (8)               1.14%
11218 Scarlet Oak Drive
Oakdale, CA  95361


Douglas A. McBride                                          Common            39,500 (9)                0.24%
181 Oak Road
Alamo, CA 94507

Randy C. Sklar                                              Common            300,000 (10)              1.83%
905 Forest Glen Lane
Wellington, FL 33414

W. Brian Fuery                                              Common            1,116,533 (11)            6.94%
358 Cordell Drive
Danville, CA 94526

DVI Financial Services, Inc.                                Common            1,786,313                 11.10%
5355 Town Center Road
Boca Raton, FL 33486

Mercurius Beleggingsmaatschappij BV                         Series E          1,538,462 (12)            9.56%
Akerstraat 126                                              Preferred
6417 BR Heerlen
Netherlands

Participatie Maatschappij Avanti Limburg BV
Akerstraat 126
6417 AG Heerlen
Netherlands

Stichting Administratiekantoor Aandelen Stienstra
Akerstraat 126
PO Box 299
6400 AG Heerlen
Netherlands

Alpine Venture Capital Partners, LP                         Series E          1,538,462                 9.56%
One North Clematis Street, Suite 510                        Preferred
West Palm Beach, FL 33401

Officers and Directors as a Group                           Common            4,189,935                 30.98%
                                                            Preferred         641,026



         We believe, based on information provided by these persons, that the persons listed have sole voting and investment power with respect to all shares shown as beneficially owned by them. Furthermore, information presented in this table and related notes have been obtained from the beneficial owner or from reports filed by the beneficial owner with the SEC under Section 13 of the Exchange Act.

(1) Unless otherwise indicated, the address of all persons listed is c/o U.S. Cancer Care, 700 Ygnacio Valley Road, Suite 300, Walnut Creek, CA 94596.

(2) Common stock includes shares (i) underlying options and warrants currently exercisable or exercisable within 60 days of April 15, 2001, and/or (ii) issuable upon conversion of non-voting Preferred Stock currently convertible or convertible within 60 days of April 15, 2001, which are deemed outstanding for the purpose of computing the amount of shares owned by, and percentage ownership of, the person holding the options or warrants, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

         The number of shares of Preferred Stock listed above reflects the number of votes to which the person holding such shares is entitled, not the actual number of shares owned.

(3) Includes the beneficial ownership of an aggregate of 21,000 shares of our common stock issuable upon the exercise of certain stock options.

(4) Includes the beneficial ownership of an aggregate of 70,833 shares of our common stock issuable upon the exercise of certain stock options and 10,000 shares of our common stock issuable upon the exercise of certain warrants.


(5) Includes the beneficial ownership of an aggregate of 27,000 shares of our common stock issuable upon the exercise of certain stock options.

(6) Includes the beneficial ownership of an aggregate of 25,000 shares of our common stock issuable upon the exercise of certain stock options and 10,000 shares of our common stock issuable upon the exercise of certain warrants.


(7) Includes the beneficial ownership of an aggregate of 51,000 shares of our common stock issuable upon the exercise of certain stock options and 10,000 shares of our common stock issuable upon the exercise of certain warrants.

(8) Includes the beneficial ownership of an aggregate of 58,333 shares of our common stock issuable upon the exercise of certain stock options.

(9) Includes the beneficial ownership of an aggregate of 39,500 shares of our common stock issuable upon the exercise of certain currently exercisable stock options. Douglas A. McBride ceased to be our Vice President and Chief Informational Officer as of August 27, 2001.

(10) Includes the beneficial ownership of an aggregate of 300,000 shares of our common stock issuable upon the exercise of certain stock options. Randy Sklar resigned from his positions as our Executive Vice President and Chief Development Officer on June 22, 2001.


(11) W. Brian Fuery resigned from his position as a member of our Board of Directors on July 13, 2001.



(12) Mercurius Beleggingsmaatschappij BV and Participatie Maatschappij Avanti Limburg BV each own directly 250 shares of our Series E Preferred Stock which are convertible into 769,231 shares of our common stock. Based on a Schedule 13G filed with the SEC on May 30, 2001, Mercurius and Avanti are a group and are deemed to own each other's shares (an aggregate of 1,538,462 shares of our common stock). The
         Schedule 13G also states that Mercurius is wholly owned by Stichting Administratiekantoor Aandelen Stienstra, which is deemed to own the shares beneficially owned by Mercurius.

                           RELATED PARTY TRANSACTIONS


         In May 1998, Richard W. Padelford, our former Chief Operating Officer, sold the royalty rights to the ROSCOE(TM) software system to U.S. Cancer Care in exchange for 100,000 shares of U.S. Cancer Care common stock, having an estimated fair value at the time of $.50 per share, or $50,000. In July 1998, U.S. Cancer Care purchased the royalty rights to sell ROSCOE(TM) software to non-affiliated entities in exchange for 25,000 shares of U.S. Cancer Care common stock, having an estimated fair value at the time of $.50 per share, or $12,500. These shares converted into our common stock on a one-for-one basis in accordance with the reorganization.


         In April 2000, we retained Continuum Capital Partners, Inc. to serve as a general advisor and investment banking consultant. As partial compensation for services performed in connection with the reorganization, Continuum Capital Partners, Inc. was granted 330,000 shares of our common stock. In addition, Continuum Capital Partners, Inc. was granted warrants to purchase 307,692 shares of our common stock at an exercise price equal to $1.30 per share. These warrants were also granted as partial compensation for services performed in connection with the reorganization. Continuum Capital Partners, Inc. is a shareholder in our company.

         In April 2000, U.S. Cancer Care entered into a partnership agreement with US Cancer Management Corporation, a corporation wholly owned by W. Brian Fuery, a former member of our Board of Directors. The name of the partnership is USCMC-USCC Partnership and it was formed for the purpose of developing and building outpatient radiation therapy centers in Northern California to service Kaiser Permanente's members. Pursuant to the terms of this partnership agreement, all profits realized by the partnership are distributed 51% to U.S. Cancer Management Corporation and 49% to U.S. Cancer Care. In addition, the partnership agreement requires U.S. Cancer Care to provide the partnership with a $300,000 loan (which was provided in May 2001) and to provide or obtain financing for the development of new centers in Rhonert Park and Fresno. If U.S. Cancer Care fails to provide the partnership with the loan or fails to provide or obtain the required financing for the centers, its interest in these centers will automatically be reduced from 49% to 5%.

         In August 2000, we assigned our right to provide radiation oncology services to Kaiser Permanente's members in San Rafael, Santa Rosa and other areas of Northern California to USCMC-USCC Partnership. We own 49% of USCMC-USCC Partnership through our wholly owned subsidiary U.S. Cancer Care.

         In December 2000, we issued a $123,511 promissory note to the Chairman of our Board of Directors, Shyam B. Paryani. This note is for a term of 6 years, bears interest at 9% per annum and is secured by certain property.

         Currently, our Calallen Regional Cancer Center is subject to a $500,000 mortgage and our Valley Regional Cancer Center 1 is subject to a $1,300,000 mortgage. Each mortgage was issued by DVI Financial Services, one of our stockholders.

         Currently, we lease the Florida Cancer Center -Beaches, the Florida Cancer Center -Orange Park, the Florida Cancer Center -St. Johns, the Florida Cancer Center -Palatka and the Florida Cancer Center -Wells Complex Clinic from entities affiliated with Shyam B. Paryani and John W. Wells. Mr. Paryani is the Chairman of our Board of Directors and Mr. Wells is a member of our Board of Directors. Our annual rental payments, in accordance with the terms of these leases, are $95,000 (Beaches), $136,500 (St. Johns), $151,000 (Orange Park),
$102,000 (Palatka) and $152,700 (Wells).

         We lease the Ceres Storage Warehouse from W. Brian Fuery, a former member of our Board of Directors. We pay $28,500 annually to rent this facility.

TRANSACTIONS WITH JOHN J. FUERY, A MEMBER OF OUR BOARD OF DIRECTORS AND A BENEFICIAL OWNER OF MORE THAN 5% OF OUR VOTING SHARES

         We lease the East Bay Regional Cancer Center, the Turlock Regional Cancer Center and the Sonora Cancer Center from a corporation owned by John J. Fuery, MD. Dr. Fuery is a member of our Board of Directors. Our rental payments, in accordance with the terms of these leases, are $200,000 (East Bay), $109,600 (Turlock) and $67,000 (Sonora).

         In December 1998, we purchased $735,000 of medical equipment and spare parts from a company owned by a member of our Board of Directors, John J. Fuery, MD. We funded the transaction by issuing a $735,000 promissory note, having a term of 7 years and bearing interest at 6% per annum. At December 31, 2000, there was $586,187 in principal outstanding under this promissory note.

         In June 1999, we received a $300,000 unsecured demand loan bearing interest at 9% per annum. This loan was provided by a member of our Board of Directors, John J. Fuery, MD. Interest expense on this loan amounted to approximately $24,750 and $21,000 for the years ended December 31, 2000 and 1999, respectively. At December 31, 2000, there was $300,000 in principal outstanding under this loan.

         In September 2000, we issued a $189,000 promissory note to a member of our Board of Directors, John J. Fuery, MD, in exchange for his forfeiture of certain shares. This note does not bear interest and is payable in thirty-six monthly installments of $5,250. At December 31, 2000, there was $168,000 in principal outstanding under this promissory note.


         In May 2001, we entered into an agreement with Dr. John J. Fuery and Continuum Capital Partners, Inc. in connection with the settlement of Dr. Fuery's claim that certain indebtedness owed to him was due and payable. Pursuant to the terms of this agreement: (i) Dr. Fuery was paid a lump sum of cash in the amount of $428,000; (ii) $766,551.69 (representing principal, interest, expenses, rents and other amounts due to Dr. Fuery) converted into 358,168 shares of our common stock, at a conversion price of $2.00 per share;
(iii) Continuum Capital Partners, Inc. was given the right to purchase, on or before November 10, 2002, 358,168 shares of our common stock held by Dr. Fuery, at an exercise price of $2.25 per share; and (iv) Dr. Fuery was given the right to require us to purchase any portion of his 358,168 shares of our common stock that was not purchased by Continuum Capital Partners, Inc. at $2.00 per share.

EXCHANGE AGREEMENT WITH DVI

                  In September 2001, we entered into an exchange agreement with DVI Financial Services (one of our stockholders) whereby:

          o DVI exchanged 1,000 shares of our Series B Preferred Stock (together with all accrued and unpaid dividends on the Series B Preferred Stock) for an aggregate of 1,337,738 shares of our common stock (147,262 shares of our common stock were issued to DVI as payment for accrued and unpaid dividends).

          o DVI was given the right, which commences on September 7, 2002, to require us to purchase an aggregate of 177,035 shares of our common stock held by it at a price equal to the greater of: (i) $2.10 per share, or (ii) the fair market value of the Common Stock for the twenty (20) consecutive trading days immediately preceding the date that OnCure receives notice of DVI's intention to sell its shares.

          o DVI agreed not to exercise its right to convert its shares of our Series C Preferred Stock into shares of our common stock until September 7, 2002.

                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share.

COMMON STOCK


         As of the date of this prospectus, there are 11,093,222 shares of common stock outstanding. These shares are held of record by 182 stockholders


         The holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders. The holders of our common stock are entitled to receive dividends, if, as, and when declared by our Board of Directors out of funds legally available for such purposes, subject to any dividend preferences of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in our assets available for distribution, subject to the preferential rights of any outstanding preferred stock. Holders of the common stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK


         As of the date of this prospectus, there are: (i) 1,000 shares of our Series C Preferred Stock outstanding, (ii) 1,000 shares of our Series D Preferred Stock outstanding and (iii) 1,000 shares of our Series E Preferred Stock outstanding. Currently, these shares are held of record by 11 stockholders.


         The Board of Directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. We may be obligated to repurchase or redeem any preferred stock that we issue.


         The designations and rights of our Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are set forth below.


         Series C Preferred Stock

         We issued 1,000 shares of our Series C Preferred Stock to DVI Financial Services, Inc. in exchange for $5 million. Our Series C Preferred Stock has an aggregate liquidation preference of $5.0 million (i.e., $ 5,000 per share).
         Our Series C Preferred Stock accrues dividends at an annual rate of 9% of the liquidation preference and increases to an annual rate of 20% of the liquidation preference in March 2002 if the Series C Preferred Stock is outstanding at such time. The holders of our Series C Preferred Stock are entitled to receive such dividends, if, as, and when declared by our Board of Directors out of funds legally available for such purposes. If, for any dividend accrual period, cash dividends are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate and shall be added to the dividends payable for subsequent dividend accrual periods.

         The holders of our Series C Preferred Stock are entitled, at any time, to convert their shares into our common stock. If they choose to do so, the conversion rate will be determined by dividing $5,000 by the "conversion price," which shall be an amount equal to 90% of the average fair market value of our common stock 20 days prior to the date of conversion.

         We may redeem the Series C Preferred Stock at any time at a conversion price equal to $5,000 per share, plus all accrued but unpaid dividends. The holders of our Series C Preferred Stock may also demand the redemption of their stock at the applicable redemption price upon the occurrence of certain defaults. The Series C Preferred Stock shall also be redeemable in full at the applicable redemption price, upon the closing of an underwritten public offering of our common stock which yields proceeds of not less than $15.0 million.

         In the event of any liquidation, dissolution or winding up of us, the holders of our Series C Preferred Stock will be entitled to receive, in preference to the holders of our common stock but in parity with the holders of our Series B, D and E Preferred Stock, an amount equal to $5,000 per share, plus all accrued and unpaid dividends.

         The holders of our Series C Preferred Stock do not have any voting rights, except as required by law and except that the affirmative vote of the holders of at least a majority of our Series C Preferred Stock, voting as a separate class, is required for (i) amendments to our organizational documents that would amend the terms of the Series C Preferred Stock, and (ii) certain mergers and sales of all, or substantially all, of our assets.

         The holders of our Series C Preferred Stock are entitled to appoint one member to our Board of Directors. As of the date of this prospectus, they have not exercised this right.


         The holders of our Series C Preferred Stock have entered into an agreement with us, pursuant to which they agreed not to exercise their right to convert their shares into common stock until September 7, 2002.


         Series D Preferred Stock

         We issued 1,000 shares of our Series D Preferred Stock to Florida Cancer Center - Beaches, P.A., in connection with the acquisition of our fifth outpatient facility in Jacksonville, Florida. Our Series D Preferred Stock has an aggregate liquidation preference of $2.5 million (i.e., $ 2,500 per share).

         Our Series D Preferred Stock accrues dividends at an annual rate of 12% of the liquidation preference and increases to an annual rate of 20% of the liquidation preference in January 2004 if the Series D Preferred Stock is outstanding at such time. We are in the process of amending the terms of our Series D Preferred Stock to delete the accelerating dividend provision (i.e., the provision that increases the annual rate to 20%). The holders of our Series D Preferred Stock are entitled to receive such dividends, if, as, and when declared by our Board of Directors out of funds legally available for such purposes. If, for any dividend accrual period, cash dividends are not declared and paid or set aside for payment, the amount of accrued but unpaid dividends shall accumulate and shall be added to the dividends payable for subsequent dividend accrual periods


         The holders of our Series D Preferred Stock are entitled, at any time, to convert their Series D Preferred Stock into common stock at a conversion price of $1.30 per share, subject to adjustment. In the event that we issue additional shares of our capital stock, the Series D holders are entitled to preemptive rights to purchase additional shares on the same terms.


         We may redeem the Series D Preferred Stock, at any time, at a conversion price equal to $2,500 per share, plus all accrued but unpaid dividends. The Series D Preferred Stock shall also be redeemable in full at the applicable redemption price, upon the closing of an underwritten public offering of our common stock which yields proceeds of not less than $15 million.

         In the event of any liquidation, dissolution or winding up of us, the holders of our Series D Preferred Stock will be entitled to receive, in preference to the holders of our common stock, but in parity with the holders of our Series B, C and E Preferred Stock, an amount equal to $2,500 per share plus all accrued and unpaid dividends.

         The holders of our Series D Preferred Stock are entitled to full voting rights as if their Series D Preferred Stock had been converted into our common stock at $1.30 per share. The holders of our Series D Preferred Stock shall also vote as a separate class on all matters adversely affecting the Series D Preferred Stock.

         The holders of our Series D Preferred Stock are entitled to elect two members to our Board of Directors. However, in accordance with the terms of our Series D Preferred Stock, when Dr. Shyam B. Paryani is serving as a member of our Board of Directors the holders of our Series D Preferred Stock are entitled to elect only one member to our Board of Directors. Since Dr. Paryani currently serves as the Chairman of our Board of Directors, the holders of our Series D Preferred Stock are entitled to elect one other member to our Board of Directors and have elected Dr. John W. Wells.

         Series E Preferred Stock

         We issued 1,000 shares of our Series E Preferred Stock ( 250 shares to each of Mercurius Beleggingsmaatschappij BV and Participatie Maatschappij Avanti Limburg BV and 500 shares to Alpine Venture Capital Partners, LP.) in exchange for $4 million. Our Series E Preferred Stock has an aggregate liquidation preference of $4.0 million (i.e., $ 4,000 per share).


The right of the holders of our Series E Preferred Stock to receive dividends is junior to the rights of the holders of our Series B, C and D Preferred Stock. The holders of our Series E Preferred Stock are entitled at any time to convert their Series E Preferred Stock into common stock at a price of $1.30 per share, subject to adjustment. In the event that we issue additional shares of our capital stock, the Series E holders are entitled to preemptive rights to purchase additional shares on the same terms.


         We may redeem the Series E Preferred Stock at any time at a conversion price equal to $4,000 per share, plus all accrued but unpaid dividends. The Series E Preferred Stock shall also be redeemable in full at the applicable redemption price, upon the closing of an underwritten public offering of our common stock which yields proceeds of not less than $15.0 million.

         The holders of our Series E Preferred Stock are entitled to full voting rights as if their Series E Preferred Stock had converted into our common stock at $1.30 per share. The holders of our Series E Preferred Stock shall also vote as a separate class on all matters adversely affecting the Series E Preferred Stock.

         The holders of each of our Series E Preferred Stock are entitled to elect two members to our Board of Directors and have elected John H. Zeeman to our Board of Directors. As of the date of this prospectus, the holders of our Series E Preferred Stock have not exercised their right to elect a second member to our Board of Directors.


PUT RIGHTS


         Akiva Merchant Group, Inc., CRC Partners Ltd. and Howard Kaufman have the right to require us to purchase an aggregate of 445,000 shares of their common stock at $2.00 per share. This right is exercisable for a six-month period, commencing on December 1, 2001 and ending on June 1, 2002.


         Commencing on November 10, 2002, Dr. John J. Fuery has the right to require us to purchase an aggregate of 358,168 shares of our common stock held by him at $2.00 per share.

         Commencing on September 7, 2002, DVI has the right to require us to purchase an aggregate of 177,035 shares of our common stock held by it at a price equal to the greater of: (i) $2.10 per share, or (ii) the fair market value of the Common Stock for the twenty (20) consecutive trading days immediately preceding the date that OnCure receives notice of DVI's intention to sell its shares.


TRANSFER AGENT AND REGISTRAR

         The Transfer Agent and Registrar for our common stock is American Stock Transfer & Trust Company.

                              SELLING STOCKHOLDERS

         The common stock being offered by the selling stockholders consists of
(i) shares of our common stock currently held by certain selling stockholders and (ii) common stock that may be issued upon conversion of: (1) options, (2) our Series C Preferred Stock, (3) our Series D Preferred Stock and (4) our Series E Preferred Stock. In addition, the common stock being offered hereby consists of such additional shares of common stock that may become issuable as a result of dividends, stock splits or pursuant to the anti-dilution provisions of the Series D Preferred Stock and the Series E Preferred Stock.

         The following table contains certain information about the selling stockholders and the shares of common stock that they are offering pursuant to this prospectus.


                                                                                  NUMBER OF SHARES
                                NUMBER OF SHARES OF                               OF COMMON STOCK
                                   COMMON STOCK             NUMBER OF SHARES        BENEFICIALLY
  SELLING                       BENEFICIALLY OWNED          OF COMMON STOCK       OWNED AFTER THE
STOCKHOLDERS                    BEFORE THE OFFERING        REGISTERED HEREIN          OFFERING
------------                    -------------------        -----------------      ----------------
Wayne Adams                             35,000                   35,000                   0

Akiva Merchant Group,                  250,000                   250,000                  0
Inc. (1)

Alpine Venture Capital                1,538,462                 1,538,462                 0
Partners, LP
Participatie                           769,231                   769,231                  0

Maatschappij Avanti
Limburg BV

Robert H. Babst                         70,000                   70,000                   0

Ernest Bates, MD                       103,900                   103,900                  0

Steve Benak, MD                         50,000                   50,000                   0

Blue Lake Capital Corp.                 17,500                   17,500                   0

Bridges to Riches                       17,500                   17,500                   0

Elliott Brody                           70,000                   70,000                   0
Revocable Trust

Ronald Bronson                          17,500                   17,500                   0

Theresa Chayes                          35,000                   35,000                   0

CRC Partners Ltd. (2)                  210,000                   210,000                  0

Continuum Capital                      637,692                   637,692                  0
Partners, Inc. (3)

James Deal                              17,500                   17,500                   0

Abhijit Deshmukh, MD                   320,513                   320,513                  0

DVI Financial                         3,036,313                 3,036,313                 0
Services, Inc. (4)

Fishhead Records, Inc.                  5,000                     5,000                   0

Jai P. Gaur                             5,000                     5,000                   0

Davidi Gilo                             50,000                   50,000                   0

Mitchell Hymowitz                      200,000                   200,000                  0

Robert Jacobs                           35,000                   35,000                   0

Douglas W. Johnson, MD                 450,147                   450,147                  0

Herschel Johnson                        70,000                   70,000                   0

W.K. Jones                              17,500                   17,500                   0

Howard Kaufman                         175,000                   175,000                  0

John Kinder                            210,000                   210,000                  0

Hariett Klotz                          140,000                   140,000                  0

Anthony G. Lembo                        17,500                   17,500                   0

Michael A. Littman                      25,000                   25,000                   0

Harry Massey, Sr.                       35,000                   35,000                   0

Trust U/W Edward Miller                 17,500                   17,500                   0

Mercurius                              769,231                   769,231                  0
Beleggingsmaatschappij BV

Paul & Mary Nierman                     35,000                   35,000                   0

Ocean Crest Merchant                   175,000                   175,000                  0
Group, Inc.

Omega Capital Mgt.                     157,500                   157,500                  0

Frank Pappano                           35,000                   35,000                   0

Robert M. Patton, M.D.                  20,000                   20,000                   0

Steve Pezzola                           71,900                   71,900                   0

Charles & Theresa Ross                  17,500                   17,500                   0

Sonja Schoppel, MD                     320,513                   320,513                  0

W. Scott, MD                           450,147                   450,147                  0

Dale Sommerfield                        35,000                   35,000                   0

F. Bradford Wilson, Jr.                 17,500                   17,500                   0

Hani M. Zaki, MD                        17,500                   17,500                   0

Dennis Zepp                             35,000                   35,000                   0


     (1) In connection with the conversion to common stock of certain indebtedness owed by U.S. Cancer Care to Akiva Merchant Group, Inc., we granted Akiva the right to require us to purchase up to 170,000 of its shares of our common stock, at purchase price of $2.00 per share. This right is exercisable for a six-month period, commencing on December 1, 2001 and ending on June 1, 2002.

     (2) In connection with the conversion to common stock of certain indebtedness owed by U.S. Cancer Care to CRC Partners, Ltd., we granted CRC the right to require us to purchase up to 150,000 of its shares of our common stock, at purchase price of $2.00 per share. This right is exercisable for a six-month period, commencing on December 1, 2001 and ending on June 1, 2002.


     (3) In connection with the settlement reached with Dr. John J. Fuery, Continuum Capital Partners, Inc. has the right to purchase 358,168 shares of our common stock at an exercise price of $2.25 per share. If Continuum Capital Partners, Inc. exercises its right to purchase these shares it will be the beneficial owner of 995,855 shares of our common stock.

     (4) DVI Financial Services, Inc. owns 1,000 shares of our Series C Preferred Stock, which are currently convertible into 1,250,000 shares of our common stock. DVI Financial Services, Inc. has entered into an agreement with Makefield Securities Corporation, an affiliate of Continuum Capital Partners, Inc., pursuant to which Makefield has the right to acquire DVI Financial Service Inc.'s converted shares. If this event occurs, Makefield and its affiliate Continuum Capital will beneficially own such 1,887,692 shares.


     (5) In connection with the conversion to common stock of certain indebtedness owed by U.S. Cancer Care to Howard Kaufman, we granted Mr. Kaufman the right to require us to purchase up to 125,000 of its shares of our common stock at purchase price of $2.00 per share. This right is exercisable for a six-month period, commencing on December 1, 2001 and ending on June 1, 2002.

                              PLAN OF DISTRIBUTION

         The selling stockholders, or their respective pledgees, donees, transferees or other successors in interest, may sell some or all of the shares in one or more transactions (which may involve block transactions) on the OTC Bulletin Board or on such other market on which the common stock may from time to time be trading, in privately negotiated transactions, through the writing of options on the shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the selling stockholders determine from time to time. The shares may also be sold pursuant to Rule 144.

         The selling stockholders, or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker/dealers, who may act as agent or acquire the shares as principal. Any broker/dealer participating in such transactions as agent may receive a commission from the selling stockholders (and, if they act as agent for the purchaser of such, from such purchaser). Usual and customary brokerage fees will be paid by the selling stockholders. Broker/dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker/dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the respective broker/dealer's commitment to the selling stockholders. Broker/dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions (which may involve cross and block transactions and which may involve sales to and through other broker/dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection which such resales may pay to or receive commissions from the purchasers of such shares. If applicable, the selling stockholders also may have distributed or may distribute shares to one or more of their owners or limited partners which are unaffiliated with us; such owners or limited partners may, in turn, distribute such shares as described above. There can be no assurance that all or any of the shares offered hereby will be sold by the selling stockholders.

         We are bearing all costs relating to the registration of the shares, provided that any commissions or other fees payable to broker/dealers in connection with any sale of the shares will be borne by the selling stockholders or other party selling such shares.

         The selling stockholders must comply with the requirements of the Securities Act and the Securities Exchange Act and the rules and regulations thereunder in the offer and sale of the shares. In particular, during such times as the selling stockholders may be deemed to be engaged in a distribution of the common stock, and therefore be deemed to be an underwriter under the Securities Act, it must comply with the Securities Exchange Act and will, among other things:

         (a) not engage in any stabilization activities in connection with our securities;

         (b) furnish each broker/dealer through which shares may be offered such copies of this prospectus, as amended from time to time, as may be required by such broker/dealer; and

         (c) not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of common stock offered by this prospectus will be passed upon for us by Swidler Berlin Shereff Friedman, LLP, New York, New York.


                                     EXPERTS

         The consolidated financial statements included in this prospectus and the related financial statement schedule included elsewhere in the Registration Statement have been audited by Moore Stephens, P.C., independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Our articles of incorporation provide that we will indemnify our directors, officers and authorized agents to the fullest extent permitted by law. In addition, our By-laws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding (other than an action by or in the right of that corporation) due to the fact that such person is or was a director, officer, employee or agent of us, or is or was serving at the request of us as a director, officer, employee or agent of another corporation or entity.

         Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons under these provisions of our certificate of incorporation and By-laws, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


                       WHERE YOU CAN FIND MORE INFORMATION


         We have filed with the SEC a registration statement on Form SB-2, which includes amendments, exhibits, schedules and supplements, under the Securities Act and the rules and regulations under the Securities Act, for the registration of the common stock offered by this prospectus. Although this prospectus, which forms a part of the Registration Statement, contains all material information included in the Registration Statement, parts of the Registration Statement have been omitted from this prospectus as permitted by the rules and regulations of the SEC. For further information with respect to us and the common stock offered by this prospectus, please refer to the Registration Statement. Statements contained in this prospectus as to the contents of any contracts or other document referred to in this prospectus are not necessarily complete and, where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is now made. The Registration Statement can be inspected and copied at prescribed rates at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the Registration Statement is publicly available through the SEC's site on the Internet's World Wide Web, located at: http://www.sec.gov.


         We are subject to the informational requirements of the Securities Exchange Act. To comply with these requirements, we file periodic reports, proxy statements and other information with the SEC. These reports and other information are available as provided above.

                        --------------------------------

         You should rely only on the information contained in this prospectus. We have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different information you should not rely on it. The information contained in this prospectus is accurate only as of the date of this prospectus regardless of the time of delivery of this prospectus or of any sale of common stock. Our business, financial condition, results of operations, and prospects may have changed since that date.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



PRO FORMA COMBINED FINANCIAL STATEMENTS [UNAUDITED]:

   Introductory Note.......................................................................................P-1

   Pro Forma Combined Statement of Operations for the year ended
   December 31, 2000 [Unaudited]...........................................................................P-2

   Notes to Pro Forma Combined Financial Statements [Unaudited]............................................P-3

FINANCIAL STATEMENTS:

   Report of Independent Auditors..........................................................................F-1

   Consolidated Balance Sheet as of December 31, 2000......................................................F-2 - F-3

   Consolidated Statements of Operations for the years ended
   December 31, 2000 and 1999..............................................................................F-4

   Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 2000 and 1999..............................................................................F-5 - F-6

   Consolidated Statements of Cash Flows for the years ended
   December 31, 2000 and 1999..............................................................................F-7 - F-8

   Notes to Consolidated Financial Statements..............................................................F-9 - F-27

HISTORICAL FINANCIAL STATEMENTS OF FLORIDA CANCER CENTER - BEACHES, P.A.:

   Report of Independent Certified Public Accountants......................................................F-28

   Balance Sheet as of December 31, 2000...................................................................F-29

   Statements of Operations for the years ended December 31, 2000 and 1999.................................F-30

   Statements of Stockholder's Equity for the years ended December 31, 2000 and 1999.......................F-31

   Statements of Cash Flows for the years ended December 31, 2000 and 1999.................................F-32

   Notes to Financial Statements...........................................................................F-33 - F-35



                               . . . . . . . . . .

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES

PRO FORMA COMBINED FINANCIAL STATEMENTS
[UNAUDITED]



The following pro forma combined statement of operations for the year ended December 31, 2000 give effect to the following transactions by the Company ["Oncure Technologies Corp. and Subsidiaries"]:


[A] The effect of $1,500,000 of debt financing related to the Company's acquisition of Florida Radiation Oncology Group ["FROG"].

[B] The acquisition of FROG - Beaches in exchange for 1,000 shares of the Company's Series D Preferred stock valued at $2,500,000 in January 2001.

The pro forma combined information is based on the historical financial statements of the Company and FROG-Beaches giving effect to the combination under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma financial statements.

The pro forma combined statement of operations gives effect to these transactions as if they had occurred beginning January 1, 2000. The historical financial statements of the Company will reflect the effects of these transactions from the date of acquisition onward.

The pro forma combined financial statements have been prepared by the combining Company's management based upon historical financial information. These pro forma statement of operations may not be indicative of the results that actually would have occurred if the combination had been in effect on the dates indicated or which may be obtained in the future. The pro forma combined statement of operations should be read in conjunction with the historical statements and notes contained elsewhere herein.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES

PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2000.



                                                 HISTORICAL FINANCIAL STATEMENTS
                                                 -------------------------------
                                                    ONCURE
                                                 TECHNOLOGIES           FROG-           PRO FORMA             PRO FORMA
                                                     CORP.             BEACHES         ADJUSTMENTS            COMBINED
                                                 ------------          -------         -----------            ----------
REVENUES                                         $ 20,008,954       $  1,101,082        $       --           $  21,110,036
                                                 ------------       ------------        ----------           -------------

OPERATING EXPENSES:
   Salaries and Benefits                            5,627,820            157,326                --               5,785,146
   Medical Supplies and Services                    4,771,000             13,530                --               4,784,530
   General and Administrative                       4,912,749            490,908                --               5,403,657
   Non-Cash Stock Option Compensation               1,373,000                 --                --               1,373,000
   Depreciation and Amortization                    2,170,921             89,699           195,273  [3]          2,455,893
                                                 ------------       ------------        ----------           -------------

   TOTAL OPERATING EXPENSES                        18,855,490            751,463           195,273              19,802,226
                                                 ------------       ------------        ----------           -------------

   INCOME FROM OPERATIONS                           1,153,464            349,619          (195,273)              1,307,810
                                                 ------------       ------------        ----------           -------------

OTHER INCOME [EXPENSE]:
   Interest Income                                     26,609              2,062                --                  28,671
   Interest Expense                                (2,242,717)                --          (157,500) [1]         (2,400,217)
   Amortization of Deferred Loan Costs               (256,664)                --                --                (256,664)
   Other Income [Expense] - Net                        (1,379)                --                --                  (1,379)
                                                 ------------       ------------        ----------           -------------

   TOTAL OTHER [EXPENSE] INCOME - NET              (2,474,151)             2,062          (157,500)             (2,629,589)
                                                 ------------       ------------        ----------           -------------

   [LOSS] INCOME BEFORE MINORITY
     INTEREST AND INCOME TAX
     PROVISION/[BENEFIT]                           (1,320,687)           351,681          (352,773)             (1,321,779)

MINORITY INTEREST                                    (372,366)                --                --                (372,366)

INCOME TAX [PROVISION]/BENEFIT                        417,002                 --          (119,570) [4]            297,432
                                                 ------------       ------------        ----------           -------------

   NET [LOSS] INCOME                             $ (1,276,051)      $    351,681        $ (472,343)          $  (1,396,713)
                                                 ============       ============        ==========           =============

PREFERRED DIVIDENDS                              $  1,133,007       $         --        $  300,000  [2]      $   1,433,007
                                                 ============       ============        ==========           =============

   NET INCOME [LOSS] AVAILABLE TO
     COMMON SHAREHOLDERS                         $ (2,409,058)      $    351,681        $ (772,343)          $  (2,829,720)
                                                 ============       ============        ==========           =============

PRO FORMA NET [LOSS] PER SHARE -
   BASIC                                         $       (.30)                                               $        (.30)
                                                 ============                                                ==============

WEIGHTED AVERAGE NUMBER OF
   SHARES OUTSTANDING - BASIC                       8,024,816                                                     9,374,816
                                                 ============                                                ==============



See Notes to Pro Forma Combined Financial Statements.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES


NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
[UNAUDITED]


PRO FORMA AND COMBINING ADJUSTMENTS:

Transaction:     Adjustment:

    [A]              [1]         To record 12 months  interest  expense of
                                 $157,500 from the $1,500,000 debt financing at an interest rate of 10.50% per annum.

    [B]              [2]         To give effect to $300,000 of accumulated
                                 Preferred dividends of the Company's Series D
                                 Preferred Stock.

    [B]              [3]         To record 12 months  amortization of $38,273 on
                                 goodwill resulting from the FROG-Beaches acquisition and $157,000 of depreciation expense related to the fair value increase of equipment. Goodwill is amortized over 20 years under the straight-line method. Equipment is being amortized over a 7 year life using the straight-line method.

    [B]              [4]         To record pro forma income taxes on
                                 FROG-Beaches income, previously not taxed as a pass-through entity.





                              . . . . . . . . . . .

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of OnCure Technologies Corp. and Subsidiaries
   Walnut Creek, California


                  We have audited the accompanying consolidated balance sheet of OnCure Technologies Corp. and subsidiaries as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for the each of the two years in the period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

                  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OnCure Technologies Corp. and subsidiaries as of December 31, 2000, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.


                  As discussed in Notes 1 and 17 to the consolidated financial statements, the Company restated its December 31, 2000 consolidated financial statements.






                                              MOORE STEPHENS, P. C.
                                              Certified Public Accountants.


Cranford, New Jersey
February 23, 2001
[Except for Note 15 as to which the date is May 10, 2001 and except for Note 17 as to which the date is July 24, 2001]

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


                                                                   JUNE 30,          DECEMBER 31,
                                                                   --------          ------------
                                                                    2 0 0 1             2 0 0 0
                                                                    -------             -------
                                                                  [UNAUDITED]       [AS RESTATED]
                                                                  -----------       -------------
ASSETS:
CURRENT ASSETS:
   Cash                                                       $     1,223,420     $        50,696
   Accounts Receivable - Net                                        5,588,225           5,100,048
   Prepaid Expenses and Other                                         344,309             335,086
   Deferred Income Taxes                                              470,765             289,505
                                                              ---------------     ---------------

   TOTAL CURRENT ASSETS                                             7,626,719           5,775,335

PROPERTY AND EQUIPMENT - NET                                       15,478,358          14,845,477

DEFERRED LOAN COSTS [NET OF ACCUMULATED AMORTIZATION]                 146,316             409,716

EXCESS OF COST OVER FAIR VALUE OF NET ASSETS ACQUIRED
   [NET OF ACCUMULATED AMORTIZATION]                               15,975,559          15,415,295

OTHER ASSETS - NET                                                    766,235             212,975
                                                              ---------------     ---------------

   TOTAL ASSETS                                               $    39,993,187     $    36,658,798
                                                              ===============     ===============



See Notes to Consolidated Financial Statements.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS


                                                                                           JUNE 30,          DECEMBER 31,
                                                                                           --------          ------------
                                                                                            2 0 0 1             2 0 0 0
                                                                                            -------             -------
                                                                                          [UNAUDITED]       [AS RESTATED]
                                                                                          -----------       -------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
   Accounts Payable                                                                   $     1,407,668     $     2,540,706
   Accrued Liabilities                                                                      1,242,471           1,260,532
   Notes Payable to Stockholders                                                               93,467             360,000
   Lines of Credit                                                                          3,383,262           2,602,188
   Current Portion of Long-Term Debt                                                        3,267,357           4,987,316
                                                                                      ---------------     ---------------

   TOTAL CURRENT LIABILITIES                                                                9,394,225          11,750,742

LONG-TERM DEBT                                                                             12,440,290          13,202,677

DEFERRED INCOME TAXES                                                                         625,946             580,378
                                                                                      ---------------     ---------------

   TOTAL LIABILITIES                                                                       22,460,461          25,533,797
                                                                                      ---------------     ---------------

MINORITY INTEREST                                                                             273,913              72,529
                                                                                      ---------------     ---------------

COMMITMENTS [14]                                                                                   --                  --
                                                                                      ---------------     ---------------

COMMON STOCK - CONTINGENT, 612,500 AND 970,668 SHARES
   ISSUED AND OUTSTANDING AT DECEMBER 31, 2000 AND JUNE 30,
   2001, RESPECTIVELY                                                                       1,941,336           1,225,000
                                                                                      ---------------     ---------------

REDEEMABLE PREFERRED STOCK, $.001 PAR VALUE,
   2,000 SHARES ISSUED AND OUTSTANDING [LIQUIDATION
   PREFERENCE $7,500,000]                                                                   8,822,500           8,535,000
                                                                                      ---------------     ---------------

STOCKHOLDERS' EQUITY:
   Preferred Stock, $.001 Par Value, 1,000,000 Shares
     Authorized, 2,000 Shares Issued and Outstanding                                        6,500,000                  --

   Common Stock, $.001 Par Value, 100,000,000 Shares Authorized,
     7,412,316 and 8,952,316 Shares Issued and Outstanding at
     December 31, 2000 and June 30, 2001, Respectively                                          8,953               7,413

   Additional Paid-in Capital                                                               5,088,028           5,904,238

   Deferred Compensation                                                                      (56,350)            (71,050)

   Accumulated Deficit                                                                     (5,045,654)         (4,548,129)
                                                                                      ---------------     ---------------

   TOTAL STOCKHOLDERS' EQUITY                                                               6,494,977           1,292,472
                                                                                      ---------------     ---------------

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                         $    39,993,187     $    36,658,798
                                                                                      ===============     ===============


See Notes to Consolidated Financial Statements.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS


                                                              SIX MONTHS ENDED                      YEARS ENDED
                                                                  JUNE 30,                         DECEMBER 31,
                                                                  --------                         ------------
                                                          2 0 0 1          2 0 0 0          2 0 0 0             1 9 9 9
                                                          -------          -------          -------             -------
                                                        [UNAUDITED]      [UNAUDITED]     [AS RESTATED]
                                                         ---------        ---------       -----------

REVENUES:
   Net Patient Service Revenues                      $     11,231,234  $     9,728,250  $     19,769,839  $    16,731,633
   Other Revenues                                             293,515          202,473           239,115           44,060
                                                     ----------------  ---------------  ----------------  ---------------

   TOTAL REVENUES                                          11,524,749        9,930,723        20,008,954       16,775,693
                                                     ----------------  ---------------  ----------------  ---------------

OPERATING EXPENSES:
   Salaries and Benefits                                    3,250,025        2,787,870         5,627,820        5,205,148
   Medical Supplies and Services                            2,537,274        2,141,935         4,771,000        3,415,567
   General and Administrative                               3,365,004        2,667,233         4,912,749        4,671,262
   Non-Cash Stock Option Compensation                        (121,434)              --         1,373,000               --
   Depreciation and Amortization                            1,375,283        1,086,139         2,170,921        1,950,346
                                                     ----------------  ---------------  ----------------  ---------------

   TOTAL OPERATING EXPENSES                                10,406,152        8,683,177        18,855,490       15,242,323
                                                     ----------------  ---------------  ----------------  ---------------

   INCOME FROM OPERATIONS                                   1,118,597        1,247,546         1,153,464        1,533,370
                                                     ----------------  ---------------  ----------------  ---------------

OTHER INCOME [EXPENSE]:
   Financing Costs                                           (178,000)              --                --               --
   Interest Income                                             56,029           13,905            26,609           23,671
   Interest Expense                                        (1,165,196)      (1,122,878)       (2,242,717)      (2,046,084)
   Amortization of Deferred Loan Costs                        (12,962)        (115,486)         (256,664)        (228,458)
   Other Income [Expense] - Net                                    --            1,458            (1,379)          12,463
                                                     ----------------  ---------------  ----------------  ---------------

   TOTAL OTHER [EXPENSE] - NET                             (1,300,129)      (1,223,001)       (2,474,151)      (2,238,408)
                                                     ----------------  ---------------  ----------------  ---------------

   [LOSS] INCOME BEFORE MINORITY INTEREST
     AND INCOME TAX BENEFIT                                  (181,532)          24,545        (1,320,687)        (705,038)

MINORITY INTEREST                                            (301,185)        (190,874)         (372,366)        (220,564)

INCOME TAX BENEFIT                                            135,192          216,840           417,002            8,875
                                                     ----------------  ---------------  ----------------  ---------------

   NET [LOSS] INCOME                                 $       (347,525) $        50,511  $     (1,276,051) $      (916,727)
                                                     ================  ===============  ================  ===============

   NET [LOSS] INCOME                                 $       (347,525) $        50,511  $     (1,276,051) $      (916,727)

DEDUCT:      Preferred Stock Dividends                        437,500          287,500           575,000          460,000
             Imputed Non-Cash Preferred
              Stock Dividends                                      --          279,004           558,007        1,102,018
                                                     ----------------  ---------------  ----------------  ---------------
   NET [LOSS] USED IN PER
     COMMON SHARE CALCULATION                        $       (785,025) $      (515,993) $     (2,409,058) $    (2,478,745)
                                                     ================  ===============  ================  ===============

BASIC AND DILUTED [LOSS] PER
   COMMON SHARE                                      $           (.09) $          (.06) $           (.30) $          (.31)
                                                     ================  ===============  ================  ===============

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING - BASIC AND DILUTED                          8,770,694        8,024,816         8,024,816        8,024,816
                                                     ================  ===============  ================  ===============


See Notes to Consolidated Financial Statements.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                              PREFERRED STOCK             COMMON STOCKADDITIONAL
                                                              ---------------             ----------------------
                                                          SERIES D      SERIES E       NUMBER                    PAID-IN
                                                          --------      --------       ------                    -------
                                                           [1,000        [1,000       OF SHARES     AMOUNT       CAPITAL
                                                            -----         -----       ---------     ------       -------
                                                           SHARES]       SHARES]
                                                           ------        ------
  BALANCE - DECEMBER 31, 1998                          $         --  $         --     3,686,700    $  36,867   $  1,218,483
Recapitalization as a Result of Merger [1]                       --            --     6,666,942        6,667         (6,667)
Common Stock Issued to Founders of
  Predecessor upon Trigger of Contingency                        --            --       216,667          217        352,950
Discounts on Preferred Stock Issuance                            --            --            --           --      1,660,025
Dividends Accrued on Preferred Stock                             --            --            --           --       (460,000)
Amortization of Discounts on Preferred Stock                     --            --            --           --     (1,102,018)
Amortization of Common Stock Subject to
  Repurchase                                                     --            --            --           --             --
Amortization of Deferred Compensation                            --            --            --           --             --
Net Loss                                                         --            --            --           --             --
Recapitalization Adjustment [1]                                  --            --    (3,903,367)     (37,084)        37,084
                                                       ------------  ------------  ------------    ---------   ------------

  BALANCE - DECEMBER 31, 1999                                    --            --     6,666,942        6,667      1,699,857

Acquired Equity of Shell in Stock Acquisition                    --            --     1,357,874        1,358       (235,710)
Dividends Accrued on Preferred Stock                             --            --            --           --       (575,000)
Amortization of Discount on Preferred Stock                      --            --            --           --       (558,007)
Amortization of Common Stock Subject
  to Repurchase                                                  --            --            --           --             --
Common Stock Subject to Repurchase - Put
  Option Waived                                                  --            --       790,000          790      2,369,210
Private Placement Promissory Notes Converted
  to Common Stock                                                --            --       912,500          913      1,824,087
Amortization of Deferred Compensation                            --            --            --           --             --
Warrants Exercised                                               --            --       448,575          449          4,037
Variable Stock Options Award Adjustment                          --            --            --           --      1,373,000
Net Loss                                                         --            --            --           --             --
Recapitalization Adjustment [1]                                  --            --    (2,763,575)      (2,764)         2,764
                                                       ------------  ------------  ------------    ---------   ------------

  BALANCE - DECEMBER 31, 2000
    [AS RESTATED] - FORWARD                            $         --  $         --     7,412,316    $   7,413   $  5,904,238

                                                                        TOTAL
                                                                        -----
                                                        DEFERRED     ACCUMULATED   STOCKHOLDERS'
                                                        --------     -----------   -------------
                                                      COMPENSATION     DEFICIT        EQUITY
                                                      ------------     -------        ------


  BALANCE - DECEMBER 31, 1998                          $ (129,850)  $ (1,683,559)   $   (558,059)
Recapitalization as a Result of Merger [1]                     --             --              --
Common Stock Issued to Founders of
  Predecessor upon Trigger of Contingency                      --             --         353,167
Discounts on Preferred Stock Issuance                          --             --       1,660,025
Dividends Accrued on Preferred Stock                           --             --        (460,000)
Amortization of Discounts on Preferred Stock                   --             --      (1,102,018)
Amortization of Common Stock Subject to
  Repurchase                                                   --       (395,000)       (395,000)
Amortization of Deferred Compensation                      29,400             --          29,400
Net Loss                                                       --       (916,727)       (916,727)
Recapitalization Adjustment [1]                                --             --              --
                                                     ------------  -------------   -------------

  BALANCE - DECEMBER 31, 1999                            (100,450)    (2,995,286)     (1,389,212)

Acquired Equity of Shell in Stock Acquisition                  --             --        (234,352)
Dividends Accrued on Preferred Stock                           --             --        (575,000)
Amortization of Discount on Preferred Stock                    --             --        (558,007)
Amortization of Common Stock Subject
  to Repurchase                                                --       (276,792)       (276,792)
Common Stock Subject to Repurchase - Put
  Option Waived                                                --             --       2,370,000
Private Placement Promissory Notes Converted
  to Common Stock                                              --             --       1,825,000
Amortization of Deferred Compensation                      29,400             --          29,400
Warrants Exercised                                             --             --           4,486
Variable Stock Options Award Adjustment                        --             --       1,373,000
Net Loss                                                       --     (1,276,051)     (1,276,051)
Recapitalization Adjustment [1]                                --             --              --
                                                     ------------  -------------   -------------
  BALANCE - DECEMBER 31, 2000
    [AS RESTATED] - FORWARD                             $ (71,050)  $ (4,548,129)   $  1,292,472


See Notes to Consolidated Financial Statements.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                              PREFERRED STOCK                  COMMON STOCK
                                                              ---------------             ----------------------
                                                          SERIES D      SERIES E       NUMBER                ADDITIONAL  PAID-IN
                                                          --------      --------       ------                -------------------
                                                           [1,000        [1,000       OF SHARES     AMOUNT         CAPITAL
                                                            -----         -----       ---------     ------         -------
                                                           SHARES]       SHARES]
                                                           ------        ------
  BALANCE - DECEMBER 31, 2000
    [AS RESTATED] - FORWARDED                          $         --  $         --     7,412,316    $   7,413   $  5,904,238

Preferred Stock - Acquisition                             2,500,000            --            --           --             --
Preferred Stock Issued for Cash                                  --     4,000,000            --           --             --
Accrued Dividends                                                --            --            --           --       (287,500)
Dividends Paid on Preferred Stock                                --            --            --           --             --
Costs Associated with Offering                                   --            --            --           --       (653,836)
Common Stock Issued for Services                                 --            --       355,000          355           (355)
Common Stock Issued for Debt                                     --            --       175,000          175         59,825
Exercise of Options and Warrants                                 --            --     1,010,000        1,010          9,090
Amortization of Deferred Compensation                            --            --            --           --             --
Variable Stock Options Award Adjustment                          --            --            --           --       (380,134)
Compensation from Issuance of Stock Options                      --            --            --           --        258,700
Warrants Issued Debt Holders                                     --            --            --           --        178,000
Net [Loss]                                                       --            --            --           --             --
                                                       ------------  ------------  ------------    ---------   ------------

  BALANCE - JUNE 30, 2001 [UNAUDITED]                  $  2,500,000  $  4,000,000     8,952,316    $   8,953   $  5,088,028
                                                       ============  ============  ============    =========   ============

                                                                          TOTAL
                                                                          -----
                                                          DEFERRED     ACCUMULATED   STOCKHOLDERS'
                                                          --------     -----------   -------------
                                                        COMPENSATION     DEFICIT        EQUITY
                                                        ------------     -------        ------
  BALANCE - DECEMBER 31, 2000
    [AS RESTATED] - FORWARDED                             $ (71,050)  $ (4,548,129)   $  1,292,472

Preferred Stock - Acquisition                                    --             --       2,500,000
Preferred Stock Issued for Cash                                  --             --       4,000,000
Accrued Dividends                                                --             --        (287,500)
Dividends Paid on Preferred Stock                                --       (150,000)       (150,000)
Costs Associated with Offering                                   --             --        (653,836)
Common Stock Issued for Services                                 --             --              --
Common Stock Issued for Debt                                     --             --          60,000
Exercise of Options and Warrants                                 --             --          10,100
Amortization of Deferred Compensation                        14,700             --          14,700
Variable Stock Options Award Adjustment                          --             --        (380,134)
Compensation from Issuance of Stock Options                      --             --         258,700
Warrants Issued Debt Holders                                     --             --         178,000
Net [Loss]                                                       --       (347,525)       (347,525)
                                                       ------------  -------------   -------------

  BALANCE - JUNE 30, 2001 [UNAUDITED]                     $ (56,350)  $ (5,045,654)   $  6,494,977
                                                       ============  =============   =============


See Notes to Consolidated Financial Statements.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              SIX MONTHS ENDED                      YEARS ENDED
                                                                  JUNE 30,                         DECEMBER 31,
                                                                  --------                         ------------
                                                          2 0 0 1          2 0 0 0          2 0 0 0             1 9 9 9
                                                          -------          -------          -------             -------
                                                        [UNAUDITED]      [UNAUDITED]     [AS RESTATED]
                                                         ---------        ---------       -----------
OPERATING ACTIVITIES:
  Net [Loss] Income                                  $       (347,525) $        50,511  $     (1,276,051) $      (916,727)
                                                     ----------------  ---------------  ----------------  ---------------
  Adjustments to Reconcile Net Income [Loss] to Net
    Cash [Used for] Provided by Operating Activities:
    Depreciation and Amortization                           1,388,245        1,201,625         2,395,385        2,178,804
    [Loss] on Sale of Equipment                                    --               --            (1,379)          (4,690)
    Provision for Doubtful Accounts                                --               --                --          104,518
    Stock-Based Compensation Expense                           14,700            4,900            29,400           29,400
    Minority Interest in Income of Subsidiary                 301,185          190,874           372,366          220,564
    Deferred Income Taxes                                    (135,192)        (216,840)         (417,002)         161,075
    Non-Cash Stock Option Compensation                       (121,434)              --         1,373,000               --
    Non-Cash Financing Costs                                  178,000               --                --               --
  Changes in Assets and Liabilities:
    [Increase] Decrease in:
      Accounts Receivable - Net                              (145,684)      (1,468,177)       (1,582,385)        (265,374)
      Income Taxes Receivable                                      --           50,454            50,454          618,607
      Prepaid Expenses and Other
        Current Assets                                         (9,223)         297,969           373,928         (448,251)
      Other Assets                                             29,188         (163,236)          226,558          178,627
    Increase [Decrease] in:
      Accounts Payable and Accrued
        Expenses                                           (1,186,068)         519,268           607,147          823,200
      Income Taxes Payable                                         --               --                --         (834,256)
      Other Current Liabilities                                    --          (36,259)          (36,259)           9,009
                                                     ----------------  ---------------  ----------------  ---------------

    Total Adjustments                                         313,717          380,578         3,391,213        2,771,233
                                                     ----------------  ---------------  ----------------  ---------------

  NET CASH - OPERATING ACTIVITIES                             (33,808)         431,089         2,115,162        1,854,506
                                                     ----------------  ---------------  ----------------  ---------------

INVESTING ACTIVITIES:
  Purchases of Property and Equipment                        (284,770)      (2,975,722)       (4,922,968)        (590,647)
  Acquisitions                                                     --               --                --         (252,626)
  Investment in Partnership                                  (393,343)              --                --               --
  Other                                                            --               --          (287,761)        (119,118)
                                                     ----------------  ---------------  ----------------  ---------------

  NET CASH - INVESTING ACTIVITIES                            (678,113)      (2,975,722)       (5,210,729)        (962,391)
                                                     ----------------  ---------------  ----------------  ---------------

FINANCING ACTIVITIES:
  Preferred Stock Issued                                    4,000,000               --                --               --
  Private Placement Offering Costs                           (653,836)              --                --               --
  Common Stock Issued                                          10,100            7,530             4,486               --
  Proceeds from Long-Term Debt                              1,500,000        2,652,952         4,987,445        1,220,836
  Repayments of Long-Term Debt                             (3,602,693)        (545,192)       (2,414,436)      (1,296,056)
  Proceeds from Short-Term Borrowing                       10,765,375        8,559,431           804,000       14,291,548
  Payments under Short-Term Borrowing                      (9,984,301)      (8,221,692)          (40,000)     (14,394,226)
  Dividends Paid                                             (150,000)              --                --               --
  Deferred Loan Costs                                              --               --                --          (19,944)
  Distributions to Minority Owners                                 --               --          (220,564)        (690,000)
  Cash Overdraft                                                   --           66,272                --               --
                                                     ----------------  ---------------  ----------------  ---------------

  NET CASH - FINANCING ACTIVITIES                           1,884,645        2,519,301         3,120,931         (887,842)
                                                     ----------------  ---------------  ----------------  ---------------

  NET INCREASE [DECREASE] IN
    CASH - FORWARD                                   $      1,172,724  $       (25,332) $         25,364  $         4,273


See Notes to Consolidated Financial Statements.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                              SIX MONTHS ENDED                      YEARS ENDED
                                                                  JUNE 30,                         DECEMBER 31,
                                                                  --------                         ------------
                                                          2 0 0 1          2 0 0 0          2 0 0 0             1 9 9 9
                                                          -------          -------          -------             -------
                                                        [UNAUDITED]      [UNAUDITED]     [AS RESTATED]
                                                         ---------        ---------       -----------
  NET INCREASE [DECREASE] IN
    CASH - FORWARDED                                 $      1,172,724  $       (25,332) $         25,364  $         4,273

CASH - BEGINNING OF PERIODS                                    50,696           25,332            25,332           21,059
                                                     ----------------  ---------------  ----------------  ---------------

  CASH - END OF PERIODS                              $      1,223,420  $            --  $         50,696  $        25,332
                                                     ================  ===============  ================  ===============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the periods for:
    Interest                                         $      1,114,000  $     1,066,000  $      2,251,437  $     2,067,309
    Income Taxes                                     $             --  $            --  $         15,398  $        42,150

SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Effect of Acquisitions:
    Excess of Purchase Price over Fair
      Value of Net Assets Acquired                   $        940,967  $            --  $             --  $     2,500,000
    Other Assets Acquired                                     342,493               --                --               --
    Property and Equipment                                  1,250,000               --                --        2,500,000
                                                     ----------------  ---------------  ----------------  ---------------

      Total Assets Acquired - Net of Cash                   2,533,460               --                --        5,000,000

    Liabilities Assumed                                        33,460               --           174,352               --
    Notes Payable                                                  --               --            60,000       (2,500,000)
    Issuance of Preferred Stock                             2,500,000               --                --       (2,500,000)
    Acquired Equity Deficit                                        --               --          (234,352)              --
                                                     ----------------  ---------------  ----------------  ---------------

    CASH PAID FOR ACQUISITIONS                       $             --  $            --  $             --  $            --
                                                     ================  ===============  ================  ===============

  Purchase of Equipment for Notes Payable            $             --  $            --  $      4,987,000  $     3,436,000
  Preferred Stock Issued for Financing               $      2,500,000  $            --  $             --  $     5,000,000
  Common Stock Issued to Founders of
    Predecessor upon Trigger of
    Contingency                                      $             --  $            --  $             --  $       353,167
  Debt Converted to Equity                           $         60,000  $            --  $      3,050,000  $            --
  Debt Converted to Contingent Shares                $        716,336  $            --  $             --  $            --
  Dividends Accrued                                  $        287,500  $       234,352  $        235,710  $       460,000



See Notes to Consolidated Financial Statements.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


[1] ORGANIZATION AND OPERATIONS

OnCure Technologies Corp. [the "Company" or "OnCure"] is a Florida corporation formed in 1993. The Company is engaged in the development, acquisition and ownership of radiation oncology facilities. Additionally, the Company provides the software, management services, facilities and equipment, administration and technical support, and ancillary services necessary for physicians to establish and maintain a fully integrated network of outpatient radiation oncology care. As of December 31, 2000, the Company operated five centers in Florida, five centers in California and one in Texas. The Company is also a 50% owner and managing general partner of a partnership which operates one oncology center in Florida. As the managing general partner, the Company has sole decision making responsibilities related to partnership operating and financial policies including control of partnership assets. Accordingly, the partnership balance sheet and statement of operations as of and for the year ended December 31, 2000 have been included in the consolidated financial statements of the Company. A minority interest has been recorded on the consolidated balance sheet and statement of operations to represent the net assets and net income allocated to the minority partnership owners. Additionally, the Company has one mobile Positron Emission Tomography ["PET"] unit servicing the Florida cancer centers and one mobile High Dose Rate Brachytherapy ["HDR"] unit in Northern California and another HDR unit in Bradenton, Florida.


REORGANIZATION - The financial statements as of and for the year ended December 31, 2000 give effect to the reorganization agreement [the "agreement"] of OnCure Technologies, Inc. [formerly Worldwide Equipment Corporation] with U.S. Cancer Care, Inc. and subsidiaries ["USCC"]. The closing date of the agreement was January 17, 2001, however, for accounting purposes the transaction is treated as being effective December 5, 2000, the date the plan of reorganization was approved by the shareholders. In connection with the agreement, Worldwide Equipment Corporation ["Worldwide"] issued 6,666,942 shares of common stock to shareholders of USCC. As a result of the agreement, the shareholders of USCC will own approximately 83% of the basic and 91% of the fully diluted common stock of Worldwide. For accounting purposes, the agreement is being recorded as a recapitalization of USCC, with USCC as the acquirer. The 6,666,942 shares issued are treated as being issued for cash and are shown as outstanding for all periods presented in the same manner as for a stock split. The consolidated financial statements of the Company reflect the results of operations of USCC and Worldwide from December 5, 2000 through December 31, 2000. The consolidated financial statements prior to December 5, 2000 reflect the results of operations and financial position of USCC. Pro forma information on this transaction is not presented as, at the date of this transaction, Worldwide is considered a public shell and accordingly, the transaction will not be considered a business combination. Concurrent with the transaction, Worldwide Equipment Corporation changed its name to OnCure Technologies Corp. No adjustment of assets to "fair value" has been recorded. Additionally, the conversion of $3,050,000 of USCC convertible debt to common stock at $2.00 per share and the conversion of $2,370,000 of USCC redeemable stock to common stock which happened simultaneous with the above agreement were treated as being effective December 5, 2000. All other transactions were recorded as of the closing date which was January 17, 2001 [See Note 15].

PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of OnCure Technologies Corp. and its wholly-owned subsidiaries, as well as a majority owned entity and one entity under effective control [See Note 1 - Organization and Operations]. All significant intercompany accounts and transactions have been eliminated.

RESTATEMENT - Subsequent to the issuance of the Company's consolidated financial statements as of and for the year ended December 31, 2000, it was determined by management that the allowance for contractual adjustments was understated and revenue was overstated as of and for the year ended December 31, 2000. In addition, management determined compensation expense on the reduction of the exercise price on options held by two directors of the Company was understated. As a result, the Company has determined to restate its previously reported December 31, 2000 consolidated financial statements. A summary of the effects of the restatement are set forth in Note 17.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #2



[2] SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS - The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. As of December 31, 2000, the Company had no cash equivalents.

ACCOUNTS RECEIVABLE - Accounts receivables represents receivables from patients and other third-party payors for medical services provided by the Company through its facilities and contracted physicians. Accounts receivable represent gross billings for patient services less estimated contractual and other adjustments. Accounts receivable allowance was $10,625,759 at December 31, 2000.



PROPERTY AND EQUIPMENT - Property and equipment purchased is stated at cost. Property and equipment acquired is stated at estimated fair value. Depreciation is calculated using the straight-line method over the following estimated useful lives:

Buildings                                                   25 to 39 years
Furniture and Equipment                                     5 to 7 Years
Medical Equipment                                           5 Years
Leasehold Improvements                                      3 to 25 Years

Depreciation expense of $1,347,518 and $1,101,185 was recorded for the years ended December 31, 2000 and 1999, respectively. Expenditures for maintenance and repairs, which do not improve or extend the life of the respective assets are expensed currently while major repairs are capitalized.

LONG-LIVED ASSETS, INCLUDING THE EXCESS OF PURCHASE PRICE OVER FAIR VALUE OF NET ASSETS ACQUIRED - Goodwill consists of the cost of purchased businesses in excess of the fair value of net tangible assets acquired. Goodwill is amortized on a straight-line basis over a period of 20 years. The Company periodically evaluates long-lived assets, including the excess of cost over the net assets of outpatient centers acquired based on an evaluation of such factors as the occurrence of a significant event or change in the operating environment and performs an analysis to determine if the estimated fair value calculated based upon expected future net cash flows [undiscounted] is less than the carrying amount of the asset. An impairment loss would be recorded in the period such determination is made based on the fair value of the related businesses.


DEFERRED LOAN COSTS - Deferred loan costs represent legal fees, commissions, accounting and other costs incurred in private fundings. Debt issuance costs are amortized to interest expense on a straight-line basis over the term of the related debt.


OTHER ASSETS - Other assets include software royalties and other intangible assets [mostly purchased software] and are being amortized over the estimated lives of the assets.

MINORITY INTEREST - As of December 31, 2000, the minority interest represents the minority percentage ownership in the net assets of a subsidiary.



REVENUES - Net Patient Revenues are recorded at the estimated net realizable amounts due from patients, third-party payors and others when services are rendered. Contractual and bad debt adjustments amounted to approximately $47,654,000 and $46,989,000 for the years ended December 31, 2000 and 1999, respectively. These adjustments are recorded on an estimated basis in the period the related services are rendered and adjusted in future periods as actual payments are received.

Other revenue includes fees for management, billing and collection, and marketing services provided to operations under joint venture agreements which are recorded when services are rendered.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #3


[2] SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]


STOCK OPTIONS ISSUED TO EMPLOYEES - The Company adopted Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," for financial note disclosure purposes and continues to apply the intrinsic value method of Accounting Principles Board ["APB"] Opinion No. 25, "Accounting for Stock Issued to Employees," for financial reporting purposes.

INCOME TAXES - The Company follows the provisions of Statement of Financial Accounting Standards ["SFAS"] No. 109, "Accounting for Income Taxes." Deferred taxes arise primarily from the recognition of revenues and expenses in different periods for income tax and financial reporting purposes.


Deferred tax liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled. The effect on deferred tax liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates relate to contractual and bad debt allowances on accounts receivable, useful lives on medical equipment and the valuation of long-lived and intangible assets. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Company's operations and the determination of contractual and other allowance estimates.

FINANCIAL INSTRUMENTS - The carrying amounts of financial instruments, including cash and cash equivalents, accounts receivable and accounts payable approximated fair value as of December 31, 2000 because of the relative short maturity of these instruments. The carrying value of lines of credit and notes payable approximated fair value at December 31, 2000 based upon quoted market interest rates for the same or similar instruments under which the Company can borrow funds.

EARNINGS [LOSS] PER SHARE - The shares issued in connection with the Company's reorganization are shown as outstanding for all periods presented in the same manner as for a stock split. Basic earnings per share represents the amount of earnings for the period available to each share of common stock outstanding during the reporting period. Diluted earnings per share reflects the amount of earnings for the period available to each share of common stock outstanding during the reporting period, while giving effect to all dilutive potential common shares that were outstanding during the period, such as common shares that could result from the potential exercise or conversion of securities into common stock. The computation of diluted earnings per share does not assume conversion, exercise, or contingent issuance of securities that would have an antidilutive effect on earnings per share. Earnings [loss] attributable to common stockholders reflect a deduction from net income [addition to net loss] resulting from the accrued cumulative preferred stock dividends and the imputed non-cash preferred stock dividends arising from the amortization of the discounts on preferred stock. These amounted to $575,000 and $558,007 in 2000 and $460,000 and $1,102,018 in 1999.



Potential future dilutive securities include 740,000 and 740,000 shares issuable under outstanding warrants and 2,001,333 and 1,469,000 shares issuable under outstanding options as of December 31, 2000, and 1999, respectively. For the years ended December 31, 2000 and 1999, all potential dilutive securities were determined to be anti-dilutive with respect to the dilutive loss per share calculation.

In October 2000, the Company approved a one-for-fifty reverse stock split of the Company's common stock effective November 10, 2000. All share and per share data presented reflects the effect of the reverse stock split.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #4

[2] SIGNIFICANT ACCOUNTING POLICIES [CONTINUED]


CONCENTRATIONS OF CREDIT RISK -The Company maintains cash balances at financial institutions which are insured by the Federal Deposit Insurance Corporation up to $100,000. All cash balances were fully insured at December 31, 2000. The Company is also subject to credit risk on accounts receivable. The Company does not require collateral to support accounts receivable or financial instruments subject to credit risk. The Company is subject to risk on amounts loaned to related entities and stockholders.

SEGMENT INFORMATION - The Company has determined that it conducts its operations in one business segment. For all periods presented, substantially all revenue has been derived within the United States. Long lived assets are principally located in the United States.


RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities ["SFAS No. 133"]. This accounting standard, which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000, requires that all derivatives be recognized as either assets or liabilities at estimated fair value. In June 2000, the FASB issued Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133. This accounting standard amended the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and hedging activities. The adoption of SFAS No. 133 as amended, is not expected to have a material effect on the Company's financial position or results of operations.

In December 1999, the SEC issued Staff Accounting Bulletin No. 101 ["SAB 101"], "Revenue Recognition in Financial Statements." SAB 101 summarizes the SEC's view in applying generally accepted accounting principles to selected revenue recognition issues. The application of the guidance in SAB 101 was required in the Company's fourth quarter of fiscal year 2000. The adoption of SAB 101 did not have a material impact on the Company's financial position or results of operations.

In April 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ["FIN 44"], "Accounting for Certain Transactions Involving Stock Compensation," an interpretation of APB Opinion No. 25. FIN 44 is effective for transactions occurring after July 1, 2000. The application of FIN 44 did not have a material impact on the Company's financial position or results of operations.


The FASB has issued Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets" in July 2001. These statements will change the accounting for business combinations and goodwill in two significant ways. First, Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method will be prohibited. Second, Statement 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of that Statement, which for companies with calendar year ends, will be January 1, 2002. The Company expects that adoption of the new statements will have a significant impact on its financial statements, however, it is not possible to quantify the impact until the newly issued statements have been studied.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #5


[3] MERGERS AND ACQUISITIONS

PURCHASE AND REORGANIZATION - On May 22, 1998, USCC entered into a plan and agreement of merger [the "Merger Agreement"] with U.S. Diagnostics Labs ["USD"] and two individuals [the "Minority 'Shareholders"]. Pursuant to the Merger Agreement, USCC purchased from USD 50.1% of U.S. Cancer Care, Inc., a California Corporation ["USCC-CA"] stock and 100% of MICA FLO II Corporation ["MICA"], which is the 50% owner and managing general partner of Park South Radiation Oncology Center, Ltd. ["PSRO"]. USCC paid total consideration of $4,233,488, comprised of $2,000,000 cash, $750,000 of notes, and assumption of $1,483,488 of obligations owed by USD to the Minority Shareholders. In addition, USCC purchased the Minority Shareholders' equity interest in USCC-CA for 2,000,000 shares of USCC's common stock [representing a 54.5% equity interest in USCC at that date], warrants entitling the Minority Shareholders to purchase 100,000 shares of common stock of USCC for $2.00 per share and a provision for the Minority Shareholder's to convert any unpaid principal balance on the $1,483,488 of debt owed to them and assumed by USCC into shares of Common Stock of USCC at $2.00 per share. The Minority Shareholders are officers and directors in USCC. The purchase was financed through a private placement offering. The acquisition has been accounted for under the purchase method of accounting whereby the purchase price has been allocated to the assets acquired and liabilities assumed based on their fair values at the date of acquisition. The excess purchase price over the estimated fair value of the assets was $5,773,185 and is being amortized over 20 years.

On May 25, 1998, USCC acquired a radiation oncology center in Modesto, California, the Modesto Radiation Oncology Center ["Modesto"]. The purchase price was $1,612,395, comprised of the assumption of $1,587,395 of obligations owed by the seller and 50,000 shares of USCC common stock with an assigned value of $25,000 at the time of the purchase.

On October 15, 1998, USCC acquired four oncology centers and certain real estate in Florida from the Florida Radiation and Oncology Group ["FROG"]. The purchase price was $11,060,000 comprised of $9,480,000 in cash [financed through notes collateralized by the assets of the oncology centers and unsecured borrowings] and 790,000 shares of USCC's common stock with an estimated fair value of $1,580,000 at the time of the purchase. The common stock is subject to repurchase at the option of the holder at $2,370,000 [$3 per share] on October 15, 2000. The excess purchase price over the estimated fair value of the assets acquired is $8,437,263 and is being amortized on a straight-line basis over 20 years [See Note 8].

In connection with the aforementioned acquisitions, USCC entered into medical service agreements with certain physicians who work at the acquired companies.


On March 19, 1999, USCC acquired substantially all of the assets of an oncology center in Corpus Christi, Texas ["Corpus"]. In the transaction, accounted for as a purchase, USCC paid $5 million, by assuming $5 million of debt owed by the seller to DVI Financial Services, Inc. ["DVI"]. Simultaneous with the acquisition, the DVI debt was refinanced through the issuance of a $2 million, 9%, ten year loan secured by Corpus' equipment, a $500,000, 9%, twenty year loan secured by Corpus real estate, and $2.5 million of Series B preferred stock. The preferred stock has a 5% annual dividend that increases to 9% upon Corpus achieving certain financial performance levels and then to 20% after five years. The preferred stock can be converted to common stock at the option of the holder at 90% of the fair market value at the time of conversion, and the Company can require conversion at the greater of $10.00 per share or fair market value at the time of the conversion if Corpus has not achieved certain financial performance by March 2008 [See Note 9]. In connection with the issuance of the $2.5 million Series B preferred stock, a beneficial conversion feature was recognized for the 10% difference between the conversion price of common stock and fair value calculated at the date of issuance. The 10% discount of $377,778 is considered a return to the preferred shareholder and recorded as an adjustment to Paid-in-Capital. The discount will be amortized from the date of issuance through the date the security is first convertible. For the years ended December 31, 2000 and 1999, the Company amortized the discount of $21,781 and $355,997, respectively. DVI also issued a new $200,000, revolving line of credit secured by the accounts receivable of Corpus, with interest at prime plus 2.25%. The excess purchase price over the estimated fair value of the assets acquired is $2,624,184 and is being amortized on a straight-line basis over 20 years. The operating results of Corpus are included in the consolidated financial statements of the Company beginning on March 19, 1999.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #6


[3] MERGERS AND ACQUISITIONS [CONTINUED]

The following unaudited pro forma summary information presents the consolidated results of operations of the Company as if the above business combinations had occurred on January 1, 1999:


                                                                Year ended
                                                               December 31,
                                                                  1 9 9 9
                                                                  -------

Revenue                                                     $    17,049,369
Net Loss                                                    $      (951,661)


[4] PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31, 2000:

Land                                                      $      1,335,000
Building                                                         3,100,545
Furniture and Fixtures                                             767,897
Medical Equipment                                               10,276,791
Leasehold Improvements                                           2,055,506
                                                          ----------------

Total - At Cost                                                 17,535,739
Less: Accumulated Depreciation                                  (2,690,262)
                                                          ----------------

   PROPERTY AND EQUIPMENT - NET                           $     14,845,477
   ----------------------------                           ================

[5] INTANGIBLES

Intangible assets consist of the following:

                                                                          December 31, 2000
                                                   -------------------------------------------------------------------
                                                                                        Accumulated
                                                   Estimated Life         Cost         Amortization        Net
                                                   --------------         ----         ------------        ---
Excess of Cost over Fair Value of
   Net Assets Acquired                              20 Years       $     17,376,800  $    1,961,505  $     15,415,295
Deferred Loan Costs                                 3-10 Years              987,048         577,332           409,716
Other Intangible Assets                             3-5 Years               273,085          70,354           202,731
                                                                   ----------------  --------------  ----------------
   TOTALS                                                          $     18,636,933  $    2,609,191  $     16,027,742
   ------                                                          ================  ==============  ================

Intangibles are amortized on a straight-line basis over the estimated lives of the assets. Amortization expense amounted to $1,125,190 and $1,077,619 for the years ended December 31, 2000 and 1999, respectively. Net other intangibles assets are included in other assets.

[6] INDEBTEDNESS

Long-term debt consists of the following:

Notes payable, 8.8% to 12.35%, maturing between 2001 and 2019                                        $     15,678,807
Notes payable to related parties, 6% to 9%, maturing 2006                                                     877,698
Convertible promissory notes to two directors of the Company, 6%, maturing 2001                             1,483,488
Convertible promissory notes, 10%, maturing 2001                                                              150,000
                                                                                                     ----------------

Total                                                                                                      18,189,993
Less: Current Maturities                                                                                    4,987,316
                                                                                                     ----------------

   LONG-TERM DEBT AND NOTES PAYABLE TO STOCKHOLDERS                                                  $     13,202,677
   ------------------------------------------------                                                  ================

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #7

[6] INDEBTEDNESS [CONTINUED]


As of December 31, 2000, the maturities of notes payable and convertible promissory notes are as follows:

                                                                       Convertible
                                                           Notes       Promissory        Convertible
                                         Notes          Payable to      Notes to         Promissory
                                        Payable       Related Parties   Directors           Notes            Total
                                        -------       ---------------   ---------           -----            -----
2001                               $    3,172,867    $     180,961    $   1,483,488   $      150,000   $    4,987,316
2002                                    3,257,142          187,000               --               --        3,444,142
2003                                    3,479,476          172,413               --               --        3,651,889
2004                                    2,356,519          137,221               --               --        2,493,740
2005                                    1,345,599          144,450               --               --        1,490,049
Thereafter                              2,067,204           55,653               --               --        2,122,857
                                   --------------    -------------    -------------   --------------   --------------

   TOTALS                          $   15,678,807    $     877,698    $   1,483,488   $      150,000   $   18,189,993
   ------                          ==============    =============    =============   ==============   ==============


At December 31, 2000, the Company had twenty-six long-term notes payable totaling approximately $13,439,415 to DVI Financial Services, Inc. ["DVI"] and approximately $2,114,392 in notes payable with other equipment financing companies. Substantially all of the receivables, equipment and certain tangible assets of the Company collaterate the notes payable. Interest is charged from 8.8% to 12.35%, and the notes mature through 2019. The Company also has a $125,000 unsecured note payable to USD, which bears interest at 8% and is due in April 2001.


At December 31, 2000, the Company had several lines of credit with DVI for a maximum borrowing base of $3,200,000. Borrowings under each line of credit are secured by accounts receivable of several treatment centers and are limited to eighty-five percent (85%) of eligible accounts receivable, as defined in the borrowing agreement. At December 31, 2000, the Company had borrowings of $2,602,188 outstanding under line of credit agreements. Borrowing under the line of credit agreements are subject to interest ranging from prime plus 2% to prime plus 2.25%. At December 31, 2000, the interest rate under the agreements ranged from 11.50% to 11.75%. Each of the lines of credit agreements are subject to renewal on an annual basis and have been classified as current obligations.


At December 31, 2000, the Company had a $123,511 note payable to the Chairman of the Board and minority stockholder of the Company which bears interest at 9%, is due in monthly payments through 2006, and is secured by a second mortgage on the related property. For the years ended December 31, 2000 and 1999, the Company recorded interest expense related to this loan of approximately $12,000 and $14,000, respectively.

In December 1998, the Company purchased $735,000 of medical equipment from a company owned by an officer of the Company. The Company issued a $735,000 promissory note to the director's company. The note has an outstanding balance of $586,187 at December 31, 2000, bears interest at 6% per annum, and is due in March 2006. In connection with this note payable, the Company required interest expense of approximately $39,000 and $41,000 for the years ended December 31, 2000 and 1999, respectively [See Note 15].

In September 2000, the Company issued a $189,000 note payable to a director of the Company in exchange for a forfeiture of contingent shares. The note is non-interest bearing and is payable in 36 monthly installments of $5,250 through September 2003. At December 31, 2000, the Company had an outstanding balance of $168,000 due under this note payable [See Note 15].

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #8

[6] INDEBTEDNESS [CONTINUED]



At December 31, 2000, the Company had $1,483,488 of convertible promissory notes to two individuals who are directors and minority stockholders in the Company. These notes were assumed under the Merger Agreement [See Note 3] and bear interest at 6%, are due in March 2001, and are convertible at the option of the holder to common stock of the Company at a conversion rate equal to the fair market value at date of issuance of $2.00 per share. The Company recorded interest expense of approximately $89,000 in each of the years ended December 31, 2000 and 1999 related to these convertible promissory notes. The notes accelerated if certain specified equity financings were achieved, and were collateralized by the pledge by the CEO of the Company of his 1 million shares of common stock of the Company. These notes were paid on January 22, 2001 [See
Note 15].

On May 25, 1998, the Company issued $3.2 million of convertible promissory notes in a private placement to finance the acquisitions under the Merger Agreement [See Note 3]. The notes bear interest at 10%, are unsecured, and are due in May 2001. The notes are convertible into common stock of the Company at a rate of $2.50 per share at the option of the holder anytime during the three year period ended May 25, 2001. The holders also received warrants for the purchase of 640,000 shares of common stock of the Company at an exercise price of $2.00 per share. Costs associated with the debt issuance of $605,496 were capitalized and are being amortized to interest expense over the lessor of the three-year term of the debt or upon date of conversion. In December 2000, $3,050,000 of these notes were converted to common stock. Of the $3,050,000 converted, several note holders with total debt of $1,225,000 can an exercise an option to have 612,500 shares repurchased by the Company at $2.00 per share if certain financing criteria are not achieved by the Company by May 2001. These shares have been included in the calculation of earning [loss] per share for all periods presented. As of December 31, 2000, these shares which are considered contingent are not included in shareholders' equity of the Company. The conversion rate was reduced to $2.00 per share as an inducement for the noteholders to convert. The reduced conversion rate of $2.00 is not considered a beneficial conversion feature due to the market value of common stock being less than the conversion rate at the date of issuance. The conversion rate for the remaining $150,000 remains at $2.50 per share.

The weighted average interest rate on outstanding short-term borrowings was 11.35% at December 31, 2000.


[7] INCOME TAXES

The [benefit] for income taxes consists of the following:

                                                   December 31,
                                                   ------------
                                              2000              1999
                                              ----              ----
Current:
   Federal                               $          --     $    (136,145)
   State                                            --           (33,805)
                                         -------------     -------------

   Totals                                           --          (169,950)
                                         -------------     -------------

Deferred:
   Federal                                    (334,110)           31,812
   State                                       (82,892)          129,263
                                         -------------     -------------

   Totals                                     (417,002)          161,075
                                         -------------     -------------

   TOTALS                                $    (417,002)    $      (8,875)
   ------                                =============     =============

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #9

[7] INCOME TAXES [CONTINUED]


A reconciliation between reported income tax [benefit] and the amount computed by applying the statutory Federal income tax rate of 34% is as follows:


                                                            December 31,
                                                            ------------
                                                      2 0 0 0         1 9 9 9
                                                      -------         -------

Computed Tax Expense [Benefit] at 34%              $    (144,391) $    (314,705)
Computed State Tax Expense [Benefit]                     (33,040)       (72,058)
Federal Tax Benefit of State Tax                          11,234         24,501
Utilization of Net Operating Losses                     (590,978)            --
Nondeductible Goodwill Amortization                      321,365        306,716
Other Nondeductible Permanent Differences                 18,808         13,682
Other                                                         --         32,989
                                                   -------------  -------------

   INCOME TAX [BENEFIT]                            $    (417,002) $      (8,875)
   --------------------                            =============  =============


The Company's deferred tax assets and liabilities are as follows:


                                                            December 31,
                                                            ------------
                                                        2 0 0 0         1 9 9 9
                                                        -------         -------
Current Deferred Tax Assets:
   Allowance for Doubtful Accounts                 $     174,170  $     176,781
   Accrued Wages and Benefits                             46,563        120,115
   Net Operating Loss Carryforward                       229,641        107,496
Current Deferred Tax Liability:
   Cash to Accrual Change                               (160,869)      (128,233)
                                                   -------------  -------------

   Net Current Deferred Tax Asset                        289,505        276,159
                                                   -------------  -------------

Non-Current Deferred Tax Asset:
   Net Operating Loss Carryforward                      (498,027)            --
Non-Current Deferred Tax Liabilities:
   Cash to Accrual Change                                     --        128,233
   Fixed Asset Basis Differences                       1,078,405        855,801
                                                   -------------  -------------

   Net Non-Current Deferred Income Tax Liability         580,378        984,034
                                                   -------------  -------------

   NET DEFERRED INCOME TAX LIABILITY               $     290,873  $     707,875
   ---------------------------------               =============  =============

Management believes that the realization of the deferred tax assets is more likely than not, based on the expectations that the Company will generate the necessary taxable income in future periods.

At December 31, 2000, the Company had unused net operating losses of approximately $3,900,000 expiring from 2014 to 2018. Due to the Company's reorganization, certain net operating losses are subject to maximum annual utilization of approximately $181,000.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #10

[8] COMMON STOCK SUBJECT TO REPURCHASE

On October 15, 1998, the Company issued 790,000 shares of the Company's common stock as partial consideration for the acquisition of FROG. In conjunction with this transaction, the Company entered into an agreement to repurchase all such stock at a price of $3.00 per share [an aggregate of $2,370,000], at the option of the holders first effective October 15, 2000 and terminating on October 15, 2003. The December 31, 1999 carrying amount of $2,059,292 is being accreted to the redemption value of $2,370,000 through October 15, 2000. The $276,792 and $395,000 of amortization expense for the years ended December 31, 2000 and 1999 have been charged to accumulated deficit. In August 2000, the Company entered into a put option waiver agreement in which the 790,000 shares of the Company's common stock would not be put back to the Company upon the occurrence of each and all of the certain events.

[9] CAPITAL STOCK


The Company is authorized to issue 100,000,000 shares of common stock, $.001 par value per share and 1,000,000 shares of preferred stock, $.01 par value per share, of which 1,000 shares [issued and outstanding] have been designated Series B Preferred Stock [liquidation value of $2,500,000] and 1,000 shares [issued and outstanding] have been designated Series C Preferred Stock [liquidation value of $5,000,000] as of December 31, 2000 and 1999.

REDEEMABLE PREFERRED STOCK - The Series B Preferred Stock is convertible into common stock at a conversion rate calculated by dividing $2,500 by an amount equal to 90% of the average fair market value of the Company's common stock for the 20 days price to the date of conversion, subject to certain limitations. It is redeemable at the option of the Company at a price equal to $2,500 per share, plus all accrued and unpaid dividends. In connection with the issuance of the $2.5 million Series B preferred stock, a beneficial conversion feature was recognized for the 10% difference between the conversion price of common stock and fair value calculated at the date of issuance. The 10% discount of $377,778 is considered a return to the preferred shareholder and recorded as an adjustment to Paid-in-Capital. The discount will be amortized from the date of issuance through the date the security is first convertible. For the years ended December 31, 2000 and 1999, the Company amortized the discount of $21,781 and $355,997, respectively. In addition, the holders of the Series B Preferred Stock have the right to demand redemption of their shares at the redemption price upon the occurrence of certain defaults which are not solely withing control of the Company. Dividends are cumulative and are payable quarterly at an annual rate of 5% of $2,500 per share when and as declared by the Board of Directors. The dividend rate will increase to an annual rate of 9% at such time Corpus achieves certain earnings levels and to 20% in March 2004 if the Series B Preferred Stock is outstanding at such time. The Company has accrued $225,000 and $100,000 of dividends as of December 31, 2000 and 1999, respectively. The Series B Preferred Stock has a liquidation preference of $2,500 per share plus all accrued and unpaid dividends [See Note 3].

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #11


[9] CAPITAL STOCK [CONTINUED]


REDEEMABLE PREFERRED STOCK [CONTINUED] - The Series C Preferred Stock is convertible into common stock at a conversion rate calculated by dividing $5,000 by an amount equal to 90% of the average fair market value of the Company's common stock for the 20 days prior to the date of conversion. It is redeemable at the option of the Company at a price equal to $5,000 per share plus all accrued and unpaid dividends. In connection with the issuance of the Series C preferred stock, a beneficial conversion feature was recognized for the 10% difference between the conversion price of common stock and fair value calculated at date of issuance. The 10% discount of $1,282,247 is considered a return to the preferred shareholder and recorded as an adjustment to paid-in capital. The discount will be amortized from the date of issuance through the date the security is first convertible. For the years ended December 31, 2000 and 1999, the Company amortized the discount of $536,226 and $746,021, respectively. In addition, the holders of the Series C Preferred Stock have the right to demand redemption of their shares at the redemption price upon the occurrence of certain defaults which are not solely within the control of the Company. Dividends are cumulative and are payable quarterly at an annual rate of 9% of $5,000 per share when and as declared by the Board of Directors. The dividend rate increases to 20% in March 2002 if the Series C Preferred Stock is outstanding at such time. The Company has accrued $810,000 and $360,000 of dividends as of December 31, 2000 and 1999, respectively. In September 2000, an agreement was entered into by the Series C Preferred Stock stockholders, an investment banker and the Company whereby the Series C Preferred Stock will convert into common stock at a conversion price of $4.00 per share, subject to certain conditions being met as defined in the agreement, and such common stock will be purchased by the investment banker from the Series C Preferred stockholder.

All accrued dividends to date of conversion can be paid in kind with the Company's common stock in lieu of cash if mutually agreed-upon by the Series C Preferred stockholder and the Company. The Series C Preferred Stock has a liquidation preference of $5,000 per share plus all accrued and unpaid dividends [See Note 3].


PUT OPTION ON CERTAIN SHARES OF PREFERRED STOCK - In connection with the acquisition of Corpus, the Company issued to the previous owner of Corpus 1,000 of the Company's Series B Preferred Stock shares. Such shares are subject to a put option under which, if Corpus achieves an EBITDA Threshold [as defined in the Certificate of Designation of the Series B Preferred Stock] of at least $1 million for four consecutive fiscal quarters, the holder of the Series B Preferred Stock could sell the 1,000 shares to Corpus at a price of $2,500 per share, plus all accrued but unpaid dividends on the Series B Preferred Stock. The Company would fund such purchase price by issuing promissory notes to the seller. The indebtedness of Corpus under such notes shall bear interest at a rate of 9% per annum, and be payable in equal monthly installments over a period of (i) 120 months with respect to four fifths of the principal amount outstanding, and (ii) 240 months with respect to one fifth of the principal amount outstanding. The indebtedness would be secured by all of the assets of Corpus. This put option is subject to the EBITDA Threshold which has not yet been attained.

CONTINGENT SHARES - MINORITY SHAREHOLDERS - Pursuant to the merger agreement dated May 22, 1998, the former shareholders of USCC-CA were to receive shares contingent and based upon a formula of certain number of shares divided by a required amount of equity or unsecured debt [See Note 3]. The DVI Preferred Stock Series B investment of $2.5 million currently qualifies for such contingent share requirement, however, it is tied to the Corpus EBITDA Threshold. Accordingly, the Company may be required in the future to issue to the minority shareholders 416,667 shares if the EBITDA Threshold is attained and the Preferred Stock Series B is put back to the Company. In April 2000, the Company and the minority shareholders executed an Addendum to the Agreement of Merger, whereby, if the EBITDA Threshold is achieved, and DVI puts the Preferred Stock Series B investment back to the Company as secured debt, then the minority shareholders rights under the original Agreement of Merger will be in effect and they will be issued the 416,667 shares. In December 2000, the right to the contingent shares was terminated by the minority shareholders in conjunction with the merger. In exchange, 690,000 options issued to the minority shareholders under the Company's Incentive Stock Option plan were repriced to an exercise price of $.01 per common share and the exercise period was extended through November 2010 [See Note 3]. At the time of the change in exercise price, the Company recorded non-cash compensation of $1,373,000 based upon the fair market value ["FMV"] of the Company's common stock of $2.00 per share. In accordance with FIN #44, these options will be accounted for as variable price options in future periods. At December 31, 2000, the FMV of the Company's common stock was $2.00 per share.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #12



[10] STOCK OPTION PLANS

In May 1998, the Company established the 1998 Stock Option Plan [the "Option Plan"] whereby the Company may issue to officers, directors and key employees options to purchase up to 2,000,000 shares of the Company's common stock. The Option Plan provides for the issuance of incentive stock options and non-qualified stock options. Under the terms of the Option Plan, a maximum of 2,000,000 shares of the Company's common stock may be issued upon the exercise of stock options granted thereunder. The Option Plan is administered by the Company's Board of Directors [or a committee of the Board of Directors] which, subject to the terms of the Option Plan, determines to whom grants are made and the vesting, timing, amounts and other terms of such grants. Incentive stock options may be granted only to employees of the Company, while non-qualified stock options may be granted to the Company's employees, officers, directors, consultants and advisors. The exercise price of incentive stock options may not be less than the fair market value of the Company's stock on the date of grant [110% in the case of 10% stockholders] and the term of these options may not exceed 10 years [five years in the case of 10% stockholders]. Options generally vest from three to five years, and expire in five or ten years. For the years ended December 31, 2000 and 1999, the Company issued 410,000 and 215,000 options, respectively, under the option plan.

In May 1998, the Company issued a total of 90,000 stock options to non-employee directors at the inception of the Board of Directors. In October 1998, the Company adopted a policy pursuant to which non-employee directors shall receive an option under the Option Plan to purchase 1,000 shares of common stock with an exercise price equal to the fair market value at the time for every Board meeting attended in person or by telephone from that date forward. For the years ended December 31, 2000 and 1999, the Company issued 14,000 and 35,000 stock options, respectively. Compensation expense related to options issued to non-employee directors was not material to the consolidated financial statements.

In May 1998, the Company issued options outside of the Option Plan for the purchase of 300,000 shares of common stock at an exercise price of $.01 per share to an officer of the Company. The option vests over the earlier of certain criteria or five years. The Company recognized as deferred compensation expense the excess of the fair value of the common stock issuable upon the exercise of such options over the aggregate exercise price of such options. The total deferred compensation expense of $147,000 is being amortized over the vesting period of the option.


In connection with the Company's reorganization in December 2000, 200,000 options to purchase the Company's common stock at $.01 per share were granted to a former officer of the Company. These options were granted in lieu of cash owed for prior services performed as an officer.


A summary of the Company's stock option activity, and related information follows:


                                                                            Weighted-Average        Weighted-Average
                                                             Options         Exercise Price            Fair Value
                                                             -------         --------------            ----------
Options Outstanding at December 31, 1998                      1,219,000      $           1.51        $            .55
   Granted                                                      250,000                  1.60                    1.12
   Exercised                                                         --                 --                      --
   Forfeited                                                         --                 --                      --
                                                          -------------      -------------           -------------

   OPTIONS OUTSTANDING AT DECEMBER 31, 1999                   1,469,000      $           1.53        $            .65
   ----------------------------------------               =============      ================        ================

   OPTIONS EXERCISABLE AT DECEMBER 31, 1999                     304,000      $           1.14        $            .65
   ----------------------------------------               =============      ================        ================

Options Outstanding at December 31, 1999                      1,469,000      $           1.53        $            .65
   Granted                                                      624,000                  1.99                    2.00
   Exercised                                                         --                 --                      --
   Forfeited                                                    (91,667)                 2.00                    2.00
                                                          -------------      ----------------        ----------------

   OPTIONS OUTSTANDING AT DECEMBER 31, 2000                   2,001,333      $           1.52        $            .69
   ----------------------------------------               =============      ================        ================

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #13


[10] STOCK OPTION PLANS [CONTINUED]

                                                                  December 31, 2000
                                              -------------------------------------------------------
                                                  Options Outstanding            Options Exercisable
                                                  -------------------            -------------------
                                                Average       Weighted-                     Weighted-
                                                -------       ---------                     ---------
                                               Remaining       Average                       Average
                                               ---------       -------                       -------
   Range of                Number             Contractual     Exercise         Number       Exercise
   --------                ------             -----------     --------         ------       --------
Exercise Price           of Options              Life           Price        of Options       Price
--------------           ----------              ----           -----        ----------       -----
$0.01                       500,000                 6.70           $0.01       500,000         $0.01
$1.00                       180,000                 3.83           $1.00        88,875         $1.00
$2.00                     1,321,333                 3.21           $2.00       960,791         $2.00

Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation," ["SFAS" 123] requires the disclosure of pro forma net income had the Company adopted the fair value method as of the beginning of 1995. Under SFAS 123, the fair value of stock-based awards to employees is calculated through the use of option pricing models, which require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model with the following weighted average assumptions: expected life, 60 months following vesting; stock volatility, .001% in 2000 and 1999; risk free interest rates, approximately 6% in 2000 and 1999; and no dividends during the expected terms. The Company's calculation is based on a multiple option valuation approach and forfeitures are recognized as they occur. If the computed fair value of the 2000 and 1999 awards had been amortized to expense over the vesting period of the awards, pro forma net loss and net loss per share for 2000 and 1999 would not change materially from the amount represented in the accompanying statement of operations.

[11] PENSION PLAN

The Company has a 401(k) Pension Plan [the "Plan"]. Under the Plan, eligible employees may make an election to defer any amount up to 20% of their annual eligible compensation, subject to certain limitations. The Company makes an annual contribution of 3% of the employee's annual eligible compensation, to a maximum of $1,800 per year. Participants' contributions to the Plan vest immediately and the Company's contributions are 100% vested [40% per year after two years of service and 20% per year of service thereafter] after five years of service. The Company's contributions to the Plan totaled approximately $43,000 and $54,000 for the years ended December 31, 2000 and 1999, respectively, and were charged to operations.

[12] RELATED PARTY TRANSACTIONS

In May 1998, the Company purchased the royalty rights to ROSCOE software used in Company operated centers in exchange for 100,000 shares of Company stock, having an estimated fair value at the time, of $.50 per share, or $50,000, from an officer of the Company. In July 1998, the Company purchased the royalty rights to sell ROSCOE software to non-affiliated entities in exchange for 25,000 shares of Company stock, having an estimated fair value at the time, of $.50 per share, or $12,500, from the same officer of the Company.

The Company leases three medical facilities and warehouse space, from companies owned by two directors of the Company. The Company recorded rent expense of approximately $301,000 and $281,000 for the years ended December 31, 2000 and 1999, related to these facilities.

At December 31, 2000, the Company had $300,000 unsecured demand loan bearing interest at 9% payable to a director of the Company. Interest expense on this loan amounted to approximately $24,750 and $21,000 for the years ended December 31, 2000 and 1999, respectively [See Note 15].

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #14



[12] RELATED PARTY TRANSACTIONS [CONTINUED]

The Company has a $50,000 note payable at December 31, 2000 which is due to a related company controlled by a stockholder. The note is non-interest bearing and is payable at the earlier of (1) March 15, 2001, or (2) upon any merger or acquisition of Worldwide by issuance of up to 17,500 shares [post split] of common stock of the Company or 9.9% of the outstanding common stock of the Company.

In November 2000, the Company borrowed $10,000 from a company owned by a stockholder. Payment is due on demand and bears interest at 10% per annum. Default provisions provide for the interest rate to increase to 18% in the event of default. At December 31, 2000, the Company had $10,000 principal balance outstanding related to this note payable.

In April 2000, the Company through its USCC subsidiary, entered into a partnership agreement [USCMC-USCC] with U.S. Cancer Management Corporation, a corporation wholly-owned by a member of the Company's Board of Directors. The partnership is to develop and build outpatient radiation therapy centers in Northern California to service patients of a Northern California based health insurance payor network. Terms of the agreement provide that all profits are distributed 51% to U.S. Cancer Management Corporation and 49% to USCC. In addition, the partnership agreement provides that USCC will be required to provide a total of $300,000 in financing to be paid, as defined in the agreement, over the first 24 months of partnership operations or obtain financing for the development of certain centers. If USCC fails to provide financing its equity interest in the partnership will be reduced from 49% to 5%. As of December 31, 2000, USCMC-USCC had substantially no operations.

The Company leases five of its centers in Florida from entities affiliated with the Chairman of the Board and a member of the Company's Board of Directors. For the year ended December 31, 2000 and 1999, the Company recorded approximately $279,000 and $30,295 of rent expense related to these centers.

See Note 6 for additional related party disclosures.

[13] MEDICAL SERVICE AGREEMENT

In August 1999, the Company entered into a three year medical service agreement with a Northern California based health insurance payor network ["Network"]. Terms of the agreement state that the Company will provide radiation oncology services at agreed upon rates through its Hayward and Stockton facilities in exchange for exclusive patient referrals from the Network. Included in accounts receivable at December 31, 2000 is a net receivable balance of approximately $1,535,000 [net of allowance of $164,000] due under this agreement.

[14] COMMITMENTS AND CONTINGENCIES

The Company leases certain facilities under various operating leases that expire through 2007. Certain real estate leases have options to renew for periods from 3 to 15 years.

Future commitments under non-cancelable operating leases as of December 31, 2000 are as follows:

2001                                                          $       966,576
2002                                                                  898,102
2003                                                                  694,476
2004                                                                  566,811
2005                                                                  427,368
Thereafter                                                            191,402
                                                              ---------------

TOTAL                                                         $     3,744,735
-----                                                         ===============

Rent expense was approximately $1,086,000 and $672,000 for the years ended December 31, 2000 and 1999, respectively.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #15


[14] COMMITMENTS AND CONTINGENCIES [CONTINUED]

The Company from time to time is a party to claims, suits, or complaints relating to services and products provided by the Company or physicians with whom the Company contracts for services. The Company maintains insurance coverage that it believes to be adequate both as to covered risks and amounts. In addition, pursuant to the service agreements, the affiliated physician groups are required to maintain comprehensive professional liability insurance. Successful malpractice claims asserted against the affiliated physicians or the Company could, however, have a material adverse effect on the Company.

In August 2000, the Company amended each of its four employment agreements with members of management. These agreements will have terms expiring through May 2006. As of December 31, 2000, the Company was required to provide the following minimum annual base salaries and bonuses, including minimum annual increases.

2001        $     745,000
2002              781,000
2003              725,000
2004              690,000
2005              481,000
Thereafter        125,000
                  -------

TOTAL       $   3,547,000
-----       =============

In addition to the above base salaries, several employees are entitled to a discretionary bonus approved by the Compensation Committee of the Company's Board of Directors. The Company can terminate each employment agreement without cause but may be required to issue severance pay.

Each of the wholly owned centers has agreements with radiation oncologists as independent contractors under long-term agreements to provide medical services at the facilities. The radiation oncologists are compensated by the Company under an annual renewable agreement based on the number of procedures performed in accordance with a standard fee schedule, or as a percentage of the center's income.

[15] SUBSEQUENT EVENTS

In January 2001, the Company designated, authorized and issued 1,000 shares of Series D cumulative accelerating redeemable preferred stock ["Series D stock"] with a fair value of $2,500 per share. The Series D stock is convertible into common stock at a price equal to the fair market value at date of authorization and issuance of $1.30 per share, subject to adjustment.

In January 2001, the Company designated, authorized and issued 1,000 shares of Series E cumulative accelerating redeemable preferred stock ["Series E stock"] with a fair value of $4,000 per share. The Series E stock is convertible into common stock at a price equal to the fair market value at date of authorization and issuance of $1.30 per share, subject to adjustment.

In January 2001, simultaneous with the closing of the reorganization agreement, USCC completed institutional funding and debt restructuring of $4,000,000 through a Series E preferred stock investment, with a conversion price of $1.30 per share and $1,500,000 of secured debt. From the gross funds of $5,500,000, the Company repaid $1,515,281 of convertible promissory notes payable [including accrued interest] [See Note 6] and $470,000 of investment banking and legal fees.

The Company has retained an investment banking firm to provide consulting services. In January 2001, the Company issued 330,000 shares of common stock and warrants to purchase 307,692 shares of the Company's common stock at an exercise price equal to the fair market value on the date of exercise for investment banking services performed in connection with the Company's reorganization.

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #16

[15] SUBSEQUENT EVENTS [CONTINUED]

In January 2001, in connection with the Company's reorganization, the Company issued 25,000 shares of common stock for legal services and options to purchase 130,000 shares of common stock at an exercise price of $.01 per share to two directors for services performed.


The Company executed its rights under the original Florida Radiation Oncology Group ["FROG"] acquisition in October 1998, to acquire an additional FROG owned facility located in Jacksonville, Florida. In January 2001, the Company consummated its acquisition of FROG Beaches [the "Center"] oncology center. The terms of the merger provide for the issuance of $2,500,000 of Series D preferred stock, with a conversion price equal to the fair market value at date of authorization and issuance of $1.30 in exchange for the remaining equity interests of the Center.

The following unaudited pro forma information reflects the acquisition of the FROG Beaches facility under the purchase method of accounting. The balance sheet data represents the effect of the transaction as if it occurred on December 31, 2000. The income statement data reflects the transaction as if it occurred on January 1, 2000. Pro forma information may not be indicative of what would have occurred if the combination had been in effect on the dates indicated.


                                                                        December 31,
                                                                        ------------
                                                                           2 0 0 0
                                                                           -------
                                                                         [Unaudited]
Pro Forma Balance Sheet Data:
   Total Assets                                                       $   37,305,659
                                                                      ==============

   Total Equity                                                       $    1,908,833
                                                                      ==============

Pro Forma Income Statement Data:
   Net Loss                                                           $      (23,713)
   Preferred Stock Dividends                                               1,433,007
                                                                      --------------

   Net Loss Available to Common Stock Shareholders                    $   (1,456,720)
                                                                      ==============

   Basic and Diluted [Loss] Per Common Share                          $         (.16)
                                                                      ===============

   Weighted Average Common Shares Outstanding - Basic and Diluted          9,374,816
                                                                      ==============


In March 2001, the Company issued 175,000 shares of its common stock in connection with a consulting agreement. An amendment to the original agreement provided that the consultant waive his right to receive payment upon closing of the Company's reorganization to March 15, 2001.


On May 10 2001, the Company reached an agreement to repay a director of the Company for various debt obligations owed by the Company. The agreement provides for the Company to (1) pay a lump sum cash payment of approximately $444,000 and
(2) convert $716,337 of debt obligations, accrued interest and other expenses owed the director into shares of the Company's common stock at a price of $2.00 per share. Terms of the agreement state that the conversion will only occur if, and immediately prior to, the sale of such converted shares at a price of $2.25 per share. Any portion of the indebtedness that does not convert into shares of the Company's common stock by April 2002 will become immediately due and payable at such date [See Notes 6 and 12].

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #17


[16] SUBSEQUENT EVENTS [UNAUDITED]

COMMON STOCK - CONTINGENT - Of the 612,500 contingent shares issued in exchange for $1,225,000 in debt as of December 31, 2000, the holders of 167,5000 shares exercised their option to have the Company repurchase the shares at $2.00 per share plus accrued interest at 10% from the date of the initial contingent conversion. Three holders were issued payments in the amount of $335,000 plus interest in exchange for 167,500 shares of the Company's common stock. Such 167,500 shares repurchased by the Company were retired to treasury stock. In addition, the Company entered into new agreements with several of the contingent shareholders to extend the put option feature of 445,000 shares at a put price of $2.00 per share until December through June 1, 2002. The Company also repriced the exercise price on 190,000 common stock warrants previously issued the convertible debt holders from $2.00 to $.01 in exchange for the holders accepting a conversion extension through June 2001.

[17] RESTATEMENT

In July 2001, the Company became aware that the allowance for contractual adjustments was incorrectly determined. The Company has determined that the allowance was understated and revenue was overstated as of and for the year ended December 31, 2000. The effect of this adjustment is a decrease to pre-tax operating income of $623,810. The Company has also determined to make adjustments to the deferred tax asset and the related income tax benefit for the tax effects of the adjustment to the contractual allowance and the related increase in the net operating loss carryforward. The effect of this adjustment increased the deferred tax asset and the income tax benefit by $217,504.

In addition, in August 2001, the Company determined that it had understated compensation expense during the year ended December 31, 2000 for the reduction in the exercise price of 690,000 stock options held by two directors of the Company in November 2000 [See Note 9]. Under provisions of FIN #44, the Company has recorded an adjustment of $1,373,000 to pre-tax operating income. Due to the tax law regulations regarding treatment of stock options, no income tax adjustment has been recorded pertaining to this adjustment.

Management believes that it has made all of the adjustments considered necessary to present fairly the Company's consolidated financial position and results of operations as of and for the year ended December 31, 2000.

The following tables set forth the adjustment made to the Company's previously issued 2000 consolidated financial statements:

Consolidated Statement of Operations:

                                                                    As Previously
                                                                      Reported         Adjustments      As Restated
                                                                      --------         -----------      -----------
Revenues                                                         $     20,632,764   $     (623,810)  $     20,008,954
Operating Expenses                                                     17,482,490       (1,373,000)        18,855,490
Other Expenses                                                          2,474,151               --          2,474,151
                                                                 ----------------   --------------   ----------------

Income Before Minority Interest and Income
   Tax Benefit                                                            676,123       (1,996,810)        (1,320,687)
Minority Interest                                                        (372,366)              --           (372,366)
Income Tax Benefit                                                        199,498          217,504            417,002
                                                                 ----------------   --------------   ----------------

Net Income [Loss]                                                $        503,255   $   (1,779,306)  $     (1,276,051)
                                                                 ================   ==============   ================

Net Income [Loss]                                                $        503,255                    $     (1,276,051)
Deduct: Preferred Stock Dividends                                       1,133,007                           1,133,007
                                                                 ----------------                    ----------------

Net [Loss] Used in Per Common Share Calculation                  $       (629,752)                   $     (2,409,058)
                                                                 ================                    ================

Basic and Diluted [Loss] Per Common Share                        $          (0.08)                   $          (0.30)
                                                                 ================                    ================

Weighted Average Common Shares Outstanding -
   Basic and Diluted                                                    8,024,816                           8,024,816
                                                                 ================                    ================

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #18

[17] RESTATEMENT [CONTINUED]

Consolidated Balance Sheet:

                                                                 As Previously
                                                                   Reported          Adjustments       As Restated
                                                                   --------          -----------       -----------
Assets:
Current Assets:
   Cash                                                        $        50,696    $           --   $           50,696
   Accounts Receivable - Net                                         5,723,858          (623,810)           5,100,048
   Prepaid Expenses and Other                                          335,086                --              335,086
   Deferred Income Taxes                                                72,001           217,504              289,505
                                                               ---------------    --------------   ------------------

   Total Current Assets                                              6,181,641          (406,306)           5,775,335

Property and Equipment - Net                                        14,845,477                --           14,845,477

Deferred Loan Costs [Net of Accumulated
   Amortization]                                                       409,716                --              409,716

Excess of Cost Over Fair Value of Net Assets
   Acquired [Net of Accumulated Amortization]                       15,415,295                --           15,415,295

Other Assets - Net                                                     212,975                --              212,975
                                                               ---------------    --------------   ------------------

   Total Assets                                                $    37,065,104    $     (406,306)  $       36,658,798
                                                               ===============    ==============   ==================

Liabilities and Stockholders' Equity:
Current Liabilities                                            $    11,750,742    $           --   $       11,750,742
Long-Term Debt                                                      13,202,677                --           13,202,677
Deferred Income Taxes                                                  580,378                --              580,378
                                                               ---------------    --------------   ------------------

   Total Liabilities                                                25,533,797                --           25,533,797
                                                               ---------------    --------------   ------------------

Minority Interest                                                       72,529                --               72,529
                                                               ---------------    --------------   ------------------

Commitments                                                                 --                --                   --
                                                               ---------------    --------------   ------------------

Common Stock - Contingent                                            1,225,000                --            1,225,000
                                                               ---------------    --------------   ------------------

Redeemable Preferred Stock                                           8,535,000                --            8,535,000
                                                               ---------------    --------------   ------------------

Stockholders' Equity:
   Common Stock                                                          7,413                --                7,413
   Additional Paid-in Capital                                        4,531,238         1,373,000            5,904,238
   Deferred Compensation                                               (71,050)               --              (71,050)
   Accumulated Deficit                                              (2,768,823)       (1,779,306)          (4,548,129)
                                                               ---------------    --------------   ------------------

   Total Stockholders' Equity                                        1,698,778          (406,306)           1,292,472
                                                               ---------------    --------------   ------------------

   Total Liabilities and Stockholders' Equity                  $    37,065,104    $     (406,306)  $       36,658,798
                                                               ===============    ==============   ==================

ONCURE TECHNOLOGIES CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, SHEET #19


[18] SUBSEQUENT EVENTS [UNAUDITED]

In September 2001, the Company entered into an exchange agreement with DVI Financial Services ["DVI"] [one of our stockholders] whereby DVI exchanged 1,000 shares of Series B Preferred Stock [together with all accrued and unpaid dividends on the Series B Preferred Stock] for an aggregate of 1,337,738 shares of common stock [147,262 shares of common stock were issued to DVI as payment for accrued and unpaid dividends].

In addition, certain rights involving the Series C Preferred Stock and shares of common stock owned by DVI were extended as discussed in the exchange agreement.



                                 . . . . . . . .

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors of
   OnCure Technologies
   Walnut Creek, California


                  We have audited the accompanying balance sheet of Florida Cancer Center - Beaches, P.A. [the "Company"] as of December 31, 2000, and the related statements of operations, stockholder's equity, and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

                  We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Florida Cancer Center - Beaches, P.A. as of December 31, 2000, and the results of its operations and its cash flows for the each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America.






                                             MOORE STEPHENS, P. C.
                                             Certified Public Accountants.


Cranford, New Jersey
July 13, 2001

FLORIDA CANCER CENTER - BEACHES, P.A.

BALANCE SHEET AS OF DECEMBER 31, 2000.


ASSETS:
CURRENT ASSETS:
   Cash and Cash Equivalents                                   $        92,493
   Patient Accounts Receivables - Net                                  258,700
   Due from Related Party [See Note 5]                                 142,311
                                                               ---------------

   TOTAL CURRENT ASSETS                                                493,504
                                                               ---------------

PROPERTY AND EQUIPMENT:
   Medical Equipment                                                   727,059
   Office Furniture and Equipment                                       19,490
   Leasehold Improvements                                               26,188
                                                               ---------------

   Total - At Cost                                                     772,737
   Less: Accumulated Depreciation                                     (619,380)
                                                               ---------------

   PROPERTY AND EQUIPMENT - NET                                        153,357
                                                               ---------------

   TOTAL ASSETS                                                $       646,861
                                                               ===============

LIABILITIES AND CAPITAL:
CURRENT LIABILITIES:
   Accounts Payable and Accrued Expenses                       $        30,500
                                                               ---------------

COMMITMENTS AND CONTINGENCIES                                               --
                                                               ---------------

STOCKHOLDER'S EQUITY:
   Common Stock, $1 Par Value 7,500 Shares Authorized,
     600 Issued, and 500 Outstanding                                       600

   Additional Paid-in Capital                                          959,384

   Accumulated Deficit                                                (223,623)
                                                               ---------------

   Totals                                                              736,361
   Less:  Treasury Stock - At Cost - 100 Shares                       (120,000)
                                                               ---------------

   TOTAL STOCKHOLDER'S EQUITY                                          616,361
                                                               ---------------

   TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                  $       646,861
                                                               ===============


See Notes to Financial Statements.

FLORIDA CANCER CENTER - BEACHES, P.A.

STATEMENTS OF OPERATIONS

                                                            YEARS ENDED
                                                            DECEMBER 31,
                                                            ------------
                                                      2 0 0 0          1 9 9 9
                                                      -------          -------

NET PATIENT SERVICE REVENUES                       $  1,101,082     $  1,569,907
                                                   ------------     ------------

OPERATING EXPENSES:
   Reimbursed Salaries, Benefits and Other Costs        126,568          133,467
   Salaries                                              30,758           35,157
   Medical Supplies                                      13,530           28,250
   Depreciation and Amortization                         89,699          141,900
   Equipment Maintenance                                125,397           62,635
   Management Fees - Related Party [See Note 5]         216,000          144,000
   Professional Fees                                      3,550            2,300
   Rent Expense                                         103,256          103,256
   Office Expense                                        13,753            9,485
   Taxes and Licenses                                    15,570           21,164
   Other                                                 13,382           24,334
                                                   ------------     ------------

   TOTAL OPERATING EXPENSES                             751,463          705,948
                                                   ------------     ------------

   INCOME FROM OPERATIONS                               349,619          863,959

OTHER INCOME:
   Interest Income                                        2,062            2,006
                                                   ------------     ------------

   NET INCOME - HISTORICAL                              351,681          865,965

CHARGE IN LIEU OF INCOME TAXES                          119,570          294,400
                                                   ------------     ------------

   PRO FORMA NET INCOME                            $    232,111     $    571,565
                                                   ============     ============



See Notes to Financial Statements.

FLORIDA CANCER CENTER - BEACHES, P.A.

STATEMENTS OF STOCKHOLDER'S EQUITY

                                                                               ADDITIONAL
                                                                  COMMON         PAID-IN      ACCUMULATED      TREASURY
                                                   TOTAL           STOCK         CAPITAL        DEFICIT          STOCK
                                                   -----           -----         -------        -------          -----
BALANCE - DECEMBER 31, 1998                  $      667,715  $         600  $     839,384   $     (172,269) $          --

Contributions                                       120,000             --        120,000               --             --
Acquisition of Treasury Stock                      (120,000)            --             --               --       (120,000)
Distributions                                      (864,000)            --             --         (864,000)            --
Net Income                                          865,965             --             --          865,965             --
                                             --------------  -------------  -------------   --------------  -------------

BALANCE - DECEMBER 31, 1999                         669,680            600        959,384         (170,304)      (120,000)

Distributions                                      (405,000)            --             --         (405,000)            --
Net Income                                          351,681             --             --          351,681             --
                                             --------------  -------------  -------------   --------------  -------------

   BALANCE AT DECEMBER 31, 2000              $      616,361  $         600  $     959,384   $     (223,623) $    (120,000)
                                             ==============  =============  =============   ==============  =============

See Notes to Financial Statements.

FLORIDA CANCER CENTER - BEACHES, P.A.

STATEMENTS OF CASH FLOWS

                                                                YEARS ENDED
                                                                DECEMBER 31,
                                                                ------------
                                                          2 0 0 0        9 9 9
                                                          -------       ------

OPERATING ACTIVITIES:
   Net Income                                            $ 351,681   $  865,965
                                                         ---------   ----------
   Adjustments to Reconcile Net Income to Net
     Cash Provided by [Used in] Operating Activities:
     Depreciation and Amortization                          89,699      141,900

   Changes in Assets and Liabilities:
     [Increase] Decrease in:
       Patient Accounts Receivables - Net                  106,200     (102,600)
       Due from Related Party                              (56,011)     (86,300)
       Other                                                    --       20,131

     Increase [Decrease] in:
       Accounts Payable and Accrued Expenses                 3,800       13,673
                                                         ---------   ----------
     Total Adjustments                                     143,688      (13,196)
                                                         ---------   ----------

   NET CASH - OPERATING ACTIVITIES                         495,369      852,769
                                                         ---------   ----------

INVESTING ACTIVITIES:
   Purchases of Property and Equipment                      (4,041)          --
                                                         ---------   ----------

FINANCING ACTIVITIES:
   Shareholder's Contributions                                  --      120,000
   Acquisition of Treasury Stock                                --     (120,000)
   Distributions to Shareholder's                         (405,000)    (864,000)
                                                         ---------   ----------

   NET CASH - FINANCING ACTIVITIES                        (405,000)    (864,000)
                                                         ---------   ----------

   NET INCREASE [DECREASE] IN CASH AND CASH EQUIVALENTS     86,328      (11,231)

CASH AND CASH EQUIVALENTS - BEGINNING OF YEARS               6,165       17,396
                                                         ---------   ----------

   CASH AND CASH EQUIVALENTS - END OF YEARS              $  92,493   $    6,165
                                                         =========   ==========


See Notes to Financial Statements.

FLORIDA CANCER CENTER - BEACHES, P.A.
NOTES TO FINANCIAL STATEMENTS

[1] BUSINESS DESCRIPTION

Florida Cancer Center - Beaches, P.A. [the "Center"] is a Florida professional association formed in 1996. The Center provides radiation oncology services on an outpatient basis in the Jacksonville, Florida area. The Center has elected to be treated as a Sub S corporation for tax reporting purposes.

[2] SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS - The Center does not require collateral or other security to support financial instruments subject to credit risk. The Center classifies cash on hand, savings and checking accounts and short-term investments with original maturities of less than 90 days as cash equivalents.

PROPERTY AND EQUIPMENT AND DEPRECIATION - Property and equipment are stated at cost. Depreciation is computed for financial reporting purposes by using accelerated and straight-line methods over the following estimated useful lives:

Furniture and Equipment                                            5 - 7 Years
Leasehold Improvements                                             39 Years

Expenditures for maintenance and repairs, which do not improve or extend the life of the respective assets are expensed currently while major repairs are capitalized.

NET PATIENT SERVICE REVENUE - Net revenues are reported at the estimated net realizable amounts from patients, third-party payors and others for services rendered including estimated prospectively determined adjustments under reimbursement agreements with third-party payors. These adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined.

For the years ended December 31, 2000 and 1999, contractual and bad debt adjustments amounted to approximately $8 million and $10 million, respectively.

INCOME TAXES - The Center is considered a "pass through" entity, and accordingly no income tax provision has been recorded in the statement of operations for the years ended December 31, 2000 and 1999. Pro forma net income are presented as if the Center was a C corporation.

USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets, liabilities, income and expense and disclosures of contingencies. The most significant estimates relate to contractual and bad debt allowances on accounts receivables, useful lives of medical equipment, the realizability of long-lived assets and reserves for litigation contingencies. Future events could alter such estimates in the near term. In addition, healthcare industry reforms and reimbursement practices will continue to impact the Center's operations and the determination of contractual and other allowance estimates. Actual results could differ from these estimates.

[3] COMMITMENTS

The Center has a ten year non-cancelable operating lease for use of its facilities, which expires January 31, 2007. The lease requires payment for an escalation clause, as defined.

FLORIDA CANCER CENTER - BEACHES, P.A.
NOTES TO FINANCIAL STATEMENTS, SHEET #2

[3] COMMITMENTS [CONTINUED]

Minimum future rental payments for each of the next five years and thereafter under non-cancelable operating lease having remaining terms in excess of one year as of December 31, 2000, are as follows:

2001                                           $   97,000
2002                                               97,000
2003                                               97,000
2004                                               97,000
2005                                               97,000
Thereafter                                        194,000
                                               ----------

   TOTAL                                       $  679,000
   -----                                       ==========

Rent expense for the years ended December 31, 2000 and 1999, amounted to approximately $103,300 annually.

[4] LITIGATION

The Center is subject to lawsuits arising in the course of ordinary business. Management after review and consultation with counsel, believes it has meritorious defenses and considers that any potential outcome from these matters would not materially affect the Center's financial position or statement of operations.

[5] RELATED PARTY TRANSACTIONS

The Center entered into an agreement effective July 1999, whereby the Center reimburses an affiliate related through common ownership for medical services rendered. The fees approximate 40% of income from operations prior to this charge and are paid on a monthly basis. Administrative fees amounted to $216,000 and $144,000 for the years ended December 31, 2000 and 1999, respectively, and were charged to operations.

At December 31, 2000, a related party [through common ownership] medical entity owed to the Center approximately $142,300 which relates to the reimbursement of certain patient fees collected from third party agencies in error.

[6] CONCENTRATIONS

The Center has entered into a Management Services Agreement with a hospital to provide certain services. These services include among other things, providing technical staff to run the day to day operations. Management believes it can replace these services should it become necessary.

[7] FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosure About Fair Values of Financial Instruments," requires disclosing fair value to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

For certain financial instruments, including cash and cash equivalents, and accounts receivables and payables, it was assumed that the carrying amount approximated fair value because of the near term maturities of such obligations.

FLORIDA CANCER CENTER - BEACHES, P.A.
NOTES TO FINANCIAL STATEMENTS, SHEET #3

[8] SUBSEQUENT EVENT

On January 12, 2001, the Center and its stockholders entered into a merger agreement [the "Agreement"] with U.S. Cancer Care, Inc., a Delaware Corporation ["USCC"], which merged with Oncure Technologies Corp. ["Oncure"], whereby the stockholders will exchange their ownership in the Center for certain shares of preferred stock of Oncure as defined. The Center will be merged into Oncure with Oncure being the surviving corporation.

In conjunction with the merger, the owners of the Center entered into a medical service agreement with Oncure subject to certain conditions as defined. The fees from services provided pursuant to the medical services agreement each year shall be the greater of (i) fifty percent of the net income realized by Oncure for professional and technological services rendered in the geographical area or
(ii) the aggregate of the salaries and partnership distributive share for each oncologist subject to certain clauses as defined.

Additionally, the owners of the Center entered into a non-compete agreement with Oncure.




                                 . . . . . . . .

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 607.0850 of the Florida Business Corporation Act, in general, empowers a Florida corporation to indemnify any person who was or is a party or is threatened to be made a party to any lawsuit or proceeding (other than an action by or in the right of that corporation) due to the fact that such person is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of that corporation as a director, officer, employee or agent of another corporation or entity. A corporation is also allowed, in advance of the final disposition of a lawsuit or proceeding, to pay the expenses (including attorneys' fees) incurred by any officer, director, employee or agent in defending the action, as long as the person undertakes to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. In addition, Florida law allows a corporation to indemnify these persons against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by any of them in connection with the lawsuit or proceeding if (a) he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and (b) with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         A Florida corporation also can indemnify its officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that judicial approval is needed to indemnify any officer or director who is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any such action, the corporation must indemnify him or her against the expenses (including attorneys' fees) which he or she actually and reasonably incurred in connection with this action. The indemnification provided by Florida law is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation's own organizational documents, agreements or otherwise.

         As permitted by Section 607.0850 of the Florida Business Corporation Act, Article IX of our articles of incorporation provide that we will indemnify each person who is or was our director, officer or authorized agent to the fullest extent permitted under Florida law. Our By-laws also provide that, subject to the approval of our Board of Directors with respect to the amount, we will indemnify any person who is a party or otherwise involved in any proceeding because of the fact that he or she is or was a director or officer of our company or was serving at our request.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the Company's estimates (other than of the SEC registration fee) of the expenses in connection with the issuance and distribution of the shares of common stock being registered:

Securities and Exchange Commission registration fee             $5,111.98
Printing and engraving fees and expenses                        $2,500
Legal fees and expenses                                         $75,000
Accounting fees and expenses                                    $15,000
Blue Sky fees and expenses                                      N/A
Transfer Agent and Registrar fees and expenses                  $5,000
Miscellaneous expenses                                          $100,000
Total                                                           $202,611.98

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

         In February 2000, Mitchell Hymowitz was issued 39,500 shares (as adjusted for the Reverse Stock Split) of our common stock as compensation for services performed. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In December 2000, we acquired (i) all of the issued and outstanding stock of U.S. Cancer Care in exchange for 6,666,942 shares of the Company; (ii) all of the series A preferred stock of U.S. Cancer Care in exchange for 1000 shares of our Series B Preferred Stock; and (iii) all of the series B preferred stock of U.S. Cancer Care in exchange for 1000 shares of our Series C Preferred Stock. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In January 2001, we acquired all of the series C preferred stock of U.S. Cancer Care in exchange for 1000 shares of our Series D Preferred Stock. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In January 2001, certain of the selling stockholders acquired $4,000,000 of our Series E Preferred STOCK. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.


         In January 2001, we granted Mitchell Hymowitz an option to purchase 200,000 shares of our common stock, at an exercise price equal to $.01 per share, as compensation for services performed for and expensed to Worldwide Equipment, Inc. and prior to the reorganization with U.S. Cancer Care. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In January 2001, we issued John J. Fuery an option to purchase 92,300 shares of our common stock, at an exercise price equal to $.01 per share, as compensation for services performed in connection with our reorganization with U.S. Cancer Care. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In January 2001, we issued W. Brian Fuery an option to purchase 37,700 shares of our common stock, at an exercise price equal to $.01 per share, as compensation for services performed in connection with our reorganization with U.S. Cancer Care. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.


         In March 2001, Ocean Crest Merchants Group was issued 175,000 shares of our common stock in accordance with the terms of conversion of a promissory note. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.


         In March 2001, we issued 330,000 shares of our common stock to Continuum Capital Partners, Inc. and granted Continuum Capital Partners, Inc. a warrant to purchase 307,692 shares of our common stock, at an exercise price equal to $1.30 per share. The shares of our common stock were issued, and the warrant to purchase shares of our common stock was granted, as compensation for services performed in connection with our reorganization with U.S. Cancer Care. Each transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In May 2001, we issued 358,168 shares of our common stock to Dr. John
J. Fuery in accordance with the terms of a settlement agreement. Pursuant to the terms of this agreement, debt in the amount of $716,336 (representing principal, interest, expenses, rents and other amounts due to Dr. Fuery) converted into shares of our common stock, at a conversion price of $2.00 per share. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In June 2001, we issued 80,000 shares of our common stock to Akiva Merchant Group, Inc. in accordance with the terms of an agreement between Akiva and us. Pursuant to the terms of this agreement: (i) we agreed to reduce the exercise price of a warrant to purchase 80,000 shares of our common stock from $2.00 per share to $.01 per share; (ii) we agreed to purchase 30,000 of Akiva's shares of our common stock at $2.00 per share; (iii) Akiva agreed not to exercise its right to require us to purchase 170,000 of its shares of our common stock, at a purchase price of $2.00 per share, until December 1, 2001 (with such right ending on June 1, 2001); and (iv) debt in the amount of $800 (representing interest due to Akiva) was relinquished as consideration for the exercise price of the aforesaid warrant. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In June 2001, we issued 60,000 shares of our common stock to CRC Partners, LTD. in accordance with the terms of an agreement between CRC and us. Pursuant to the terms of this agreement: (i) we agreed to reduce the exercise price of a warrant to purchase 60,000 shares of our common stock from $2.00 per share to $.01 per share; (ii) CRC agreed not to exercise its right to require us to purchase 150,000 of its shares of our common stock, at a purchase price of $2.00 per share, until December 1, 2001 (with such right ending on June 1, 2001); and (iii) debt in the amount of $600 (representing interest due to CRC) was relinquished as consideration for the exercise price of the aforesaid warrant. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.

         In June 2001, we issued 50,000 shares of our common stock to Howard Kaufman in accordance with the terms of an agreement between Mr. Kaufman and us. Pursuant to the terms of this agreement: (i) we agreed to reduce the exercise price of a warrant to purchase 50,000 shares of our common stock from $2.00 per share to $.01 per share; (ii) Mr. Kaufman agreed not to exercise his right to require us to purchase 125,000 of his shares of our common stock, at a purchase price of $2.00 per share, until December 1, 2001 (with such right ending on June 1, 2001); and (iii) debt in the amount of $500 (representing interest due to Mr. Kaufman) was relinquished as consideration for the exercise price of the aforesaid warrant. This transaction was made in reliance upon an exemption from the registration requirements of the Act provided by Section 4(2) of the Act.


ITEM 27.  EXHIBITS.


2.0 Agreement and Plan of Reorganization, dated as of December 5, 2000, by and between Worldwide Equipment Corp. and U.S. Cancer Care. (1)
3.1      Articles of Incorporation of the Registrant dated June 14, 1993. (2)
3.2 Certificate of Amendment to the Articles of Incorporation of the Registrant dated April 21, 1997. (7)
3.3 Certificate of Amendment to the Articles of Incorporation of the Registrant dated August 11, 1997. (7)
3.4 Articles of Amendment to the Articles of Incorporation of the Registrant dated December 15, 1997. (2)
3.5 Articles of Amendment to the Articles of Incorporation of the Registrant dated September 15, 1999. (2)
3.6 Articles of Amendment to the Articles of Incorporation of the Registrant dated November 13, 2000, effecting a reverse stock split.
         (3)
3.7      By-laws of the Registrant. (4)
3.8 Articles of Amendment to the Articles of Incorporation of the Registrant dated March 19, 2001. (6)
3.9 Articles of Amendment to the Articles of Incorporation of the Registrant dated January 18, 2001. (8)
4.1      Reference is made to exhibits 3.1 through 3.6.
5.1 Opinion of Swidler Berlin Shereff Friedman, LLP regarding the legality of the common stock being registered in this Registration Statement.*
10.1     Employment Agreement, dated as of May 22, 1998, by and between Jeffrey
         A. Goffman and U.S. Cancer Care. (7)
10.2 Amendment to Employment Agreement, dated as of September 13, 2000, by and between Jeffrey A. Goffman and U.S. Cancer Care. (7)
10.9 Partnership Agreement of USCMC-USCC, dated as of April 2000, by and between U.S. Cancer Care and U.S. Cancer Management Corp. (7)
10.10 Engagement Agreement, dated as of April 21, 2000, by and between Continuum Capital Partners, Inc. and U.S. Cancer Care. (7)
10.11 Professional Services Agreement, dated as of August 1, 1999, by and between The Permanente Medical Group, Inc., Radiation Oncology Medical Group and USCC Health Care Management Corporation. *
10.12 Assignment of and Amendment to Agreement, dated as of August 1, 2000, by and between The Permanente Medical Group, Inc., Radiation Oncology Medical Group, USCC Health Care Management Corporation, USCC Medical Group-CA, Inc. and USCMC-USCC Partnership. *
10.13    Stockholders' Agreement (7)

10.14 Addendum to the Partnership Agreement of USCMC-USCC, dated as of April 2001, by and between U.S. Cancer Care and U.S. Cancer Management Corp.
16.1 Letter from former independent auditor, Paritz & Company, P.A. to the SEC. (5)
16.2     Letter from former independent auditor, Moore Stephens, P.C.
21.1     List of Subsidiaries (7)
23.1     Consent of Swidler Berlin Shereff Friedman, LLP (included in Exhibit
         5.1)*
23.2     Consent of Moore Stephens, P.C.
24.1     Powers of Attorney (included on Page II-5).
---------------------------------------

(1) Filed as an exhibit to the Current Report on Form 8-K filed by the Registrant on January 17, 2001.
(2) Filed as an exhibit to the Registration Statement on Form 10-SB filed by the Registrant on June 13, 2000.
(3) Filed as an exhibit to the Current Report on Form 8-K filed by the Registrant on November 11, 2000.
(4) Filed as an exhibit to Amendment No. 1 to the Registration Statement on Form 10-SB filed by the Registrant on June 22, 2000.
(5) Filed as an exhibit to the Amended Current Report on Form 8-K/A filed by the Registrant on March 6, 2001.
(6) Filed as an exhibit to the Definitive Information Statement on Schedule 14C filed by the Registrant on February 27, 2001.
(7) Filed as an exhibit to the Annual Report on Form 10-KSB filed by the Registrant on April 15, 2001.
(8) Filed as an exhibit to the Current Report on Form 8-K filed by the Registrant on January 18, 2001.

*To be filed.

ITEM 28.  UNDERTAKINGS.

The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that paragraphs (1)(i) and (ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in response to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Walnut Creek, State of California on the 13th day of September, 2001.

                                        OnCure Technologies Corp.


                                   By:  /s/  Jeffrey A. Goffman
                                        -----------------------
                                        Jeffrey A. Goffman
                                        Chief Executive Officer and
                                        Director

                                   By:  /s/ Richard Baker
                                        -----------------
                                        Richard Baker
                                        Chief Financial Officer



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                NAME                                           POSITION
                ----                                           --------
/s/ Shyam B. Paryani
--------------------                              Chairman of the Board of Directors
Shyam B. Paryani

/s/ Jeffrey A. Goffman
--------------------                        Chief Executive Officer, Secretary and Director            September 13, 2001
Jeffrey A. Goffman

/s/ Charles J. Jacobson
-----------------------                    Director of Managed Care Contracting and Director           September 13, 2001
Charles J. Jacobson

/s/ John J. Fuery
-----------------------                                        Director                                September 13, 2001
John J. Fuery

/s/ Stanley S. Trotman
-----------------------                                        Director                                September 13, 2001
Stanley S. Trotman

/s/ Gordon C. Rausser
-----------------------                                        Director                                September 13, 2001
Gordon C. Rausser

/s/ John Zeeman
-----------------------                                        Director                                September 13, 2001
John Zeeman

/s/ John W. Wells
-----------------------                                        Director                                September 13, 2001
John W. Wells

By:    /s/ Jeffrey A. Goffman
         Jeffrey A. Goffman
         Attorney-in-fact